    As filed with the Securities and Exchange Commission on January 18, 2001
                                                       Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          CHESTERFIELD FINANCIAL CORP.
             (Exact Name of Registrant as Specified in Its Charter)

Delaware                                     6712               (To be applied for)
(State or Other Jurisdiction of       (Primary Standard           (I.R.S. Employer
Incorporation or Organization)    Industrial Classification)   Identification Number)

                           10801 South Western Avenue
                            Chicago, Illinois 60643
                                (773)  239-6000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Michael E. DeHaan
                     President and Chief Executive Officer
                          Chesterfield Financial Corp.
                           10801 South Western Avenue
                            Chicago,  Illinois 60643
                                (773)  239-6000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                              John J. Gorman, Esq.
                                Ned Quint, Esq.
                   Luse Lehman Gorman Pomerenk & Schick, P.C.
                          5335 Wisconsin Avenue, N.W.
                                   Suite 400
                             Washington, D.C. 20015
                           Telephone: (202) 274-2000
                           Facsimile: (202) 362-2902

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                     Proposed             Proposed
   Title of each class of        Amount to be         maximum             maximum              Amount of
 securities to be registered      registered      offering price         aggregate         registration fee
                                                     per share       offering price (1)
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value      4,099,750           $10.00          $ 40,997,500            $ 10,249
per share                           shares
=================================================================================================================

_______________________________
(1)   Estimated solely for the purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                         Chesterfield Financial Corp.
     (Proposed holding company for Chesterfield Federal Savings and Loan
                            Association of Chicago)
                    Up to 3,565,000 Shares of Common Stock

     Chesterfield Federal Savings and Loan Association of Chicago is converting from the mutual to the stock form of organization. As part of this conversion, Chesterfield Financial Corp. is offering its shares of common stock for sale. Chesterfield Financial will own Chesterfield Federal after the conversion.

================================================================================
                             TERMS OF THE OFFERING

                            Price Per Share: $10.00
                Expected Trading Market: Nasdaq National Market
                        Expected Trading Symbol: CFSL
                       Minimum Purchase: 25 shares ($250)

                                             MINIMUM       MAXIMUM
                                             -------       -------
     Number of Shares:                       2,635,000     3,565,000
     Gross offering proceeds:              $26,350,000   $35,650,000
     Estimated offering expenses:          $ 1,082,000   $ 1,150,000
     Estimated net proceeds:               $25,268,000   $34,500,000
     Estimated net proceeds per share:     $      9.59   $      9.68

================================================================================

     With regulatory approval, we may increase the maximum number of shares by up to 15%, to 4,099,750 shares.

     Please refer to "Risk Factors" beginning on page __ of this document. An investment in the common stock is subject to various risks, including possible loss of principal.

     Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares of common stock offered hereby are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

     Trident Securities, a Division of McDonald Investments, Inc., will use its best efforts to assist Chesterfield Financial in selling at least the minimum number of shares but does not guarantee that this number will be sold. Trident Securities is not obligated to purchase any shares of common stock in the offering. Trident Securities intends to make a market in the common stock.

     We have granted depositors and borrowers of Chesterfield Federal as of certain dates the right to purchase our stock before we sell any shares to the general public. If you wish to exercise this right, we must receive your order no later than 12:00 noon, Central time, on April ____, 2001. We will offer any remaining shares in a community offering to persons who do not have these priority rights. We may terminate the community offering at any time without notice. We will place funds we receive for stock purchases in a separate interest-bearing account at Chesterfield Federal until we complete or terminate the offering.

     For assistance, please contact the Stock Information Center at (___)
_________.

                              Trident Securities
                   A Division of McDonald Investments, Inc.

                 The date of this Prospectus is March __, 2001

                               Table of Contents

                                                                                                               Page
                                                                                                               ----

QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING.............................................................      3

SUMMARY....................................................................................................      6

RISK FACTORS...............................................................................................     10

SELECTED FINANCIAL DATA....................................................................................     15

PROPOSED MANAGEMENT PURCHASES..............................................................................     16

USE OF PROCEEDS............................................................................................     16

DIVIDEND POLICY............................................................................................     18

MARKET FOR COMMON STOCK....................................................................................     19

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE.....................................................     20

CAPITALIZATION.............................................................................................     21

PRO FORMA DATA.............................................................................................     22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.......................    27

BUSINESS OF CHESTERFIELD FINANCIAL CORP....................................................................     41

BUSINESS OF CHESTERFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHICAGO...................................     41

REGULATION.................................................................................................     53

TAXATION...................................................................................................     60

MANAGEMENT.................................................................................................     61

THE CONVERSION.............................................................................................     68

RESTRICTIONS ON ACQUISITIONS OF STOCK AND RELATED TAKEOVER DEFENSIVE PROVISIONS............................     85

DESCRIPTION OF CAPITAL STOCK...............................................................................     89

LEGAL AND TAX MATTERS......................................................................................     90

CHANGE IN ACCOUNTANTS......................................................................................     90

EXPERTS....................................................................................................     91

WHERE CAN YOU FIND MORE INFORMATION........................................................................     91

INDEX TO FINANCIAL STATEMENTS..............................................................................    F-1

          [Map of Chesterfield Federal's Branch Network Appears Here]



Locations:

10801 South Western Avenue
Chicago, Illinois 60643

10701 South Western Avenue
Chicago, Illinois 60643

10135 S. Roberts Road
Palos Hills, Illinois 60465

22 West Lincoln Highway
Frankfort, Illinois 60423

                QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING


     The following are frequently asked questions. You should read this entire prospectus, including the "Risk Factors" section beginning on page __ and "The Conversion" section beginning on page ___, for more information.

Q.   HOW MANY SHARES OF STOCK ARE BEING OFFERED, AND AT WHAT PRICE?

A. We are offering for sale up to 3,565,000 shares of common stock at a price of $10.00 per share. We must sell at least 2,635,000 shares. Under certain circumstances and without notice to you, we may be required to sell up to 4,099,750 shares.

Q. WHAT PARTICULAR FACTORS SHOULD I CONSIDER WHEN DECIDING WHETHER TO PURCHASE THE STOCK?

A. There are many important factors for you to consider before making an investment decision. Therefore, you should read this entire prospectus before making your investment decision.

Q.   WHO MAY PURCHASE STOCK IN THE SUBSCRIPTION OFFERING?

A.   The stock will be offered on a priority basis to the following persons:

     . Chesterfield Federal's depositors with $50 or more on deposit as of June 30, 1999;

     .    Chesterfield Federal's tax-qualified employee plans;

     . Chesterfield Federal's depositors with $50 or more on deposit as of December 31, 2000;

     . Chesterfield Federal's depositors as of __________, 2001 and borrowers as of __________, 2001.

     If the above persons do not subscribe for all of the shares offered, we will offer the remaining shares to the general public in a community offering, giving preference to persons who reside in Cook and Will Counties, Illinois. We have the right to accept or reject any order placed in the community offering.

Q.   WHAT HAPPENS IF THERE ARE NOT ENOUGH SHARES OF STOCK TO FILL ALL ORDERS?

A. If there is an oversubscription, then you may not receive any or all of the shares you want to purchase.

Q.   HOW MUCH STOCK CAN I PURCHASE?

A. The minimum purchase is $250 (25 shares). No individual, or individuals through a single account, may purchase more than $300,000 (30,000 shares). Purchases cannot exceed $400,000 (40,000 shares) when made by persons who may be acting together with you, such as your spouse or other relatives, or companies or trusts in which you have an interest. We may decrease or increase the maximum purchase limitation without notifying you.

Q.   WILL I BE ABLE TO SELL MY STOCK AFTER I PURCHASE IT?

A. We anticipate having our stock quoted on the Nasdaq National Market under the symbol "CFSL." However, there can be no assurance that an active and liquid trading market will develop, that someone will want to buy your shares or that you will be able to sell them for more money than you originally paid.

Q. WILL MY STOCK BE COVERED BY DEPOSIT INSURANCE OR GUARANTEED BY ANY GOVERNMENT AGENCY?

A. No. Unlike insured deposit accounts at Chesterfield Federal, our stock will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Q.   CAN I TRANSFER MY SUBSCRIPTION RIGHTS TO ANOTHER PERSON?

A. No. Any transfer of subscription rights is prohibited by law. In addition, you will be required to certify that you are purchasing stock for your own account.

Q.   WHEN IS THE DEADLINE TO SUBSCRIBE FOR STOCK?

A. We must receive a properly signed original order form with the required payment on or before 12:00 noon, Central time, on April ___, 2001, the subscription offering expiration date.

Q.   HOW DO I PURCHASE THE STOCK?

A. First, you should read this prospectus carefully. Then, complete and return the enclosed stock order and certification form, together with your payment. Subscription orders may be delivered in person to our office during regular banking hours, or by mail in the enclosed envelope marked STOCK ORDER RETURN. Subscription orders received after 12:00 noon, Central time, on April ___, 2001, although not considered timely, may be held for participation in any community offering. If the stock offering is not completed by _____, 2001 and is not extended, then all funds will be returned promptly with interest, and all withdrawal authorizations will be cancelled.

Q.   CAN I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

A. No. After we receive your order form and payment, you may not cancel or modify your order. However, if we extend the offering beyond _____, 2001, you will be able to change or cancel your order. If you cancel your order, you will receive a prompt refund plus interest.

Q.   HOW CAN I PAY FOR THE STOCK?

A. You have three options: (1) pay cash only if it is delivered to us in person; (2) send us a check or money order; or (3) authorize a withdrawal from your deposit account at Chesterfield Federal including a certificate of deposit, without any penalty for early withdrawal. No wire transfers will be accepted. Please do not send cash in the mail.

Q.   WILL I RECEIVE INTEREST ON MY SUBSCRIPTION PAYMENT?

A. Subscriptions payments will be placed in an interest-bearing deposit account at Chesterfield Federal, and will earn interest at Chesterfield Federal's passbook savings rate. Depositors who elect to pay by withdrawal will continue to receive interest on their accounts at the applicable contractual rate until the funds are withdrawn.

Q.   WHO CAN HELP ANSWER ANY OTHER QUESTIONS I MAY HAVE ABOUT THE STOCK
     OFFERING?

A. For answers to other questions we encourage you to read this prospectus in its entirety. Questions may also be directed to our Stock Information Center at (___) _______ Monday through Friday, between the hours of 8:30 a.m. and 5:00 p.m.

     To ensure that each person receives a prospectus at least 48 hours prior to the expiration date of April ___, 2001 in accordance with federal law, no prospectus will be mailed any later than five days prior to April ___, 2001 or hand delivered any later than two days prior to April ___, 2001.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to financial statements of Chesterfield Federal Savings and Loan Association of Chicago.

Chesterfield Financial Corp.

     We formed Chesterfield Financial in January 2001 as a Delaware corporation. Chesterfield Financial will be the holding company for Chesterfield Federal following the conversion. Chesterfield Financial has not engaged in any significant business to date. Our executive office is located at 10801 South Western Avenue, Chicago, Illinois 60643, and our telephone number is (773) 239-6000.

Chesterfield Federal Savings and Loan Association of Chicago

     Founded in 1924, we are a customer oriented, federally chartered savings association, which operates from our main office in Chicago, Illinois and three branch offices. We also offer property and casualty insurance through our wholly-owned subsidiary, Chesterfield Insurance Services, L.L.C. We emphasize personal service for our customers, and believe that our ability to make prompt responses to customer needs and inquiries is an important element in attracting business. A full description of our products and services begins on page ___ of this prospectus.

Our Conversion to Stock Form

     The conversion is a series of transactions by which we will convert from our current status as a mutual savings association to a stock savings association. Following the conversion, we will retain our current name "Chesterfield Federal Savings and Loan Association of Chicago," but we will be a subsidiary of Chesterfield Financial. As a stock savings association, we intend to continue to follow our same business strategies, and we will continue to be subject to the regulation and supervision of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

     As part of the conversion, we are offering between 2,635,000 and 3,565,000 shares of Chesterfield Financial's common stock. The purchase price will be $10.00 per share. All investors will pay the same price per share in the offering. Subject to regulatory approval, we may increase the amount of stock to be sold to 4,099,750 shares without any further notice to you if market or financial conditions change before we complete the conversion.

     The offering proceeds will increase our capital and the amount of funds available to us for lending and investment. This will give us greater flexibility to diversify operations and expand the products and services we offer. In addition, we will be able to compensate our employees, officers and directors in the form of stock.

How We Determined the Offering Range

     The offering range is based on an independent appraisal of our pro forma market value by FinPro, Inc., a firm experienced in appraisals of financial institutions. The pro forma market value is our estimated market value assuming the sale of shares in this offering. FinPro has estimated that in its opinion as of January ___, 2001, the value was between $26,350,000 and $35,650,000, with a midpoint of $31,000,000. The appraisal was based in part upon our financial condition and operations and the effect of the additional capital we will raise from the sale of common stock in this offering.

     Subject to regulatory approval, we may increase the amount of common stock offered by up to 15%, up to a total of 4,099,750 shares. The appraisal will be updated before we complete the conversion. If the pro forma market value of the common stock at that time is either below $26,350,000 or above $40,997,500, we will notify you, and you will have the opportunity to change or cancel your order. See "The Conversion--Stock Pricing and Number of Shares to be Issued" for a description of the factors and assumptions used in determining the stock price and offering range.

     Two measures investors use to analyze a financial institution's stock are the ratio of the offering price to the issuer's book value and the ratio of the offering price to the issuer's annual net income. FinPro considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer's assets and liabilities. The ratio of the offering price to Chesterfield Financial's pro forma book value ranges from 45.29% to 53.76%, and the offering price represents between 7.41 and 9.01 times Chesterfield Financial's pro forma annualized earnings for the four months ended October 31, 2000. The ratio of the offering price to Chesterfield Financial's pro forma book value ranges from 46.02% to 54.53%, and the offering price represents between 8.26 and 10.31 times Chesterfield Financial's pro forma earnings for the year ended June 30, 2000. See "Pro Forma Data" for a description of the assumptions we used in making these calculations.

     The independent appraisal does not indicate market value. Do not assume or expect that Chesterfield Federal's valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the conversion.

Use of Proceeds

     Chesterfield Financial will use 50% of the net offering proceeds to buy all of the common stock of Chesterfield Federal and will retain the remaining net proceeds for general business purposes. These purposes may include investment in securities, paying cash dividends or repurchasing shares of common stock. Chesterfield Federal will use the funds it receives for general business purposes, including originating loans and purchasing securities.

     Chesterfield Financial will also loan an amount equal to 8% of the total dollar value of the stock to be issued in the conversion to the employee stock ownership plan to fund its purchase of common stock in the conversion.

     Chesterfield Financial and Chesterfield Federal may also use the proceeds of the offering to expand and diversify their businesses, although they do not have any specific contracts, understandings or arrangements for the acquisition of other financial institutions or financial service companies or their assets.

The Amount of Stock You May Purchase

     The minimum purchase is $250 (25 shares). No individual, or individuals through a single account, may purchase more than $300,000 (30,000 shares). If any of the following persons purchase stock, then their purchases when combined with your purchases cannot exceed $400,000:

     .    relatives of you or your spouse living in your house

     .    accounts registered to the same address

     . companies, trusts or other entities in which you have an interest or hold a position

     .    other persons who may be acting together with you

We may decrease or increase the maximum purchase limitation without notifying you.

How We Will Prioritize Orders If We Receive Orders for More Shares Than Are Available for Sale

     You might not receive any or all of the shares you order. If we receive orders for more shares than are available, we will allocate stock, pursuant to our plan of conversion, to the following persons or groups in order of priority:

     . ELIGIBLE ACCOUNT HOLDERS - Our depositors with a balance of at least $50 at the close of business on June 30, 1999. Any remaining shares will be offered to:

     . OUR TAX QUALIFIED EMPLOYEE PLANS. Any remaining shares will be offered to:

     . SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS - Our depositors with a balance of at least $50 at the close of business on December 31, 2000. Any remaining shares will be offered to:

     . OTHER MEMBERS - Our depositors at the close of business on ____________, 2001 and our borrowers as of ____________, 2001.

     If the above persons do not subscribe for all of the shares offered, we will offer the remaining shares to the general public in a community offering, giving preference to persons who reside in Cook and Will Counties, Illinois.

How You Can Pay For Stock

     You can pay for your shares by cash (if delivered in person to Chesterfield Federal's stock information center), by check, bank draft or money order, or by authorization of withdrawal from deposit accounts you maintain at Chesterfield Federal, without any penalty to you for early withdrawal. Although we will not withdraw these funds until the completion of the stock offering, you will not be able to otherwise use the funds you designated for withdrawal.

Your Subscription Rights Are Not Transferable

     You may not assign or sell your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we determine to involve the transfer of subscription rights.

Benefits to Management from the Offering

     Our full-time employees will benefit from the offering through our employee stock ownership plan. This plan will buy shares of stock with a portion of the proceeds of the offering and then allocate the stock to employees over a period of time, at no cost to the employees. You can find more information about our employee stock ownership plan by reading the section of this document entitled "Management--Benefit Plans--Employee Stock Ownership Plan and Trust." Following the conversion, we also intend to implement a recognition and retention plan and a stock option plan, which will benefit our officers and directors. These two plans will not be implemented unless we receive stockholder approval of the plans at least six months after the conversion. If our recognition and retention plan is approved by stockholders, our officers and directors will be awarded shares of common stock at no cost to them. If our stock option plan is approved by stockholders, stock options will be granted at no cost to directors and officers, but these persons will be required to pay the applicable exercise price at the time of exercise in order to receive the shares of common stock.

         The following table summarizes the benefits that directors, officers and employees may receive from the conversion at the midpoint of the offering range:

                                                                               Value of Shares
                                   Individuals Eligible          % of         Based on Midpoint
             Plan                    to Receive Awards        Shares Sold     of Offering Range
-------------------------------      -----------------        -----------     -----------------
Employee stock ownership plan     All employees                   8%              $2,480,000

Recognition and retention plan    Directors and officers          4%/(1)/         $1,240,000

Stock option plan                 Directors and officers         10%                 --/(2)/

______________
/(1)/ If we implement the recognition and retention plan within 12 months after the conversion, OTS regulations would limit the plan to no more than 4% of the shares sold in the conversion. The 4% limitation would not apply if we implement the plan more than 12 months after the conversion.
/(2)/ Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our stock during the life of the stock option.


         When combined with the proposed stock purchases by our directors and officers, the above plans may give our directors and officers effective voting control following the conversion. See "Risk Factors--Expected Voting Control by Management and Employees Could Enable Insiders to Prevent a Merger That May Provide That Shareholders Receive a Premium for Their Shares."

         We intend to enter into a three-year employment agreement with Michael
E. DeHaan, the President and Chief Executive Officer of Chesterfield Federal. The agreement provides that Mr. DeHaan would receive severance payments equal to three times the annual rate of base salary at termination of employment plus the average cash bonus paid to him during the prior three years if Chesterfield Financial is acquired and he loses his job in the acquisition or if he loses his job upon the occurrence of certain other events. If severance were required to be paid in 2001 after completion of the conversion, Mr. DeHaan would receive severance payments of approximately $__________.

                                 RISK FACTORS

     In addition to the other information in this document, you should consider carefully the following risk factors in deciding whether to purchase our common stock.

Changes in Interest Rates Could Hurt Our Profitability

     To be profitable, we have to earn more money in interest and other income than we pay as interest and other expenses. Our loan portfolio primarily consists of loans which mature in more than five years. At October 31, 2000, our deposit accounts consisted of time deposit accounts and demand deposits such as NOW accounts. Of our time deposits, $143.7 million, or 84.4% have remaining terms to maturity of one year or less. If interest rates rise, the amount of interest we pay on deposits is likely to increase more quickly than the amount of interest we receive on our loans and securities. This could cause our profits to decrease. If interest rates fall, many borrowers may refinance more quickly, and interest rates on interest-earning assets could fall, perhaps faster than the interest rates on our liabilities. This could also cause our profits to decrease. For additional information on our exposure to interest rates, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Market Risk."

Our Assets Have Decreased in the Past Year, and May Continue to do so Following the Offering

     Our assets decreased $6.6 million, or 2.2%, to $298.8 million at October 31, 2000 from $305.5 million at June 30, 2000. We do not intend to materially change our business following the offering, and therefore our assets may continue to decrease in the future. Any such decrease in our assets without an offsetting increase in our return on assets would result in decreased income.

Our Emphasis on Residential Real Estate Lending May Limit our Growth and Profitability

     Historically, we have emphasized one- to four-family residential lending instead of commercial or consumer lending, and more recently, we have specifically emphasized the origination of shorter-term residential mortgage (seven, 10 and 15-year) loans. As of October 31, 2000, $137.4 million, or 87.6% of our total loan portfolio consisted of one- to four-family residential real estate loans. The yields on residential mortgage loans are often less than the yields on other types of loans, and the yields on shorter-term mortgage loans are often less than the yields on 30-year mortgage loans. We intend to continue to emphasize shorter-term, residential lending following the offering. Because of this emphasis, any asset growth we may experience may not be as fast as that of other financial institutions that focus on a broader range of loan products, and our income may not grow as fast as other financial institutions that earn higher interest rates on longer-term loans or non-residential loans.

We Anticipate a Low Return on Our Equity and Increased Non-Interest Expenses

     Net income divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to decrease as compared to our performance in recent years until we are able to increase our total assets by adding loans, thereby increasing net interest income. Our return on equity will be reduced by increased equity from the conversion and increased expenses due to the costs of being a public company, added expenses associated with our employee stock ownership plan, and, later on, our recognition and retention plan.

Strong Competition Both Within our Market Area and From Internet Banks May Limit Our Growth and Profitability

     We conduct most of our business in Cook and Will Counties, Illinois. Competition in the banking and financial services industry in our market area is intense. Our profitability depends in large part upon our continued ability to successfully compete. We compete with commercial banks, savings institutions, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms. In addition, we compete with internet banks, many of which are not located in our market area. Many of these competitors have substantially greater resources and lending limits than we do and offer certain services that we do not or cannot provide. This strong competition may limit Chesterfield Federal's ability to grow in the future.

Loss of Key Officers Could Hurt Chesterfield Federal's Operations

     We rely heavily on our executive officers, Michael E. DeHaan, President and Chief Executive Officer, and Richard E. Urchell, Vice President and Secretary. The loss of either Mr. DeHaan or Mr. Urchell would have an adverse effect on us. We do not maintain, nor do we intend to obtain, a key-man life insurance policy on either Mr. DeHaan or Mr. Urchell.

Our Employee Stock Benefit Plans Will Increase Our Costs

     We anticipate that our employee stock ownership plan will purchase 8% of the common stock issued in the conversion, with funds borrowed from Chesterfield Financial. The cost of acquiring the employee stock ownership plan shares will be between $2,108,000 at the minimum of the offering range and $2,852,000 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan would increase. We also intend to submit a recognition and retention plan to our stockholders for approval no earlier than six months after completion of the conversion. If the recognition and retention plan is implemented within 12 months after the conversion, our officers and directors could be awarded, at no cost to them, up to an aggregate of 4% of the shares issued in the conversion. These shares would be restricted as to transfer in accordance with the terms of the plan. In the event we implement the recognition and retention plan more than 12 months after the conversion, the recognition and retention plan would not be subject to an OTS regulation limiting the plan to no more than 4% of the shares issued in the conversion. Assuming the shares of common stock to be awarded under the plan are repurchased in the open market and cost the same as the purchase price in the conversion, the reduction to stockholders' equity from the plan would be between $1,054,000 and $1,426,000 if 4% of the shares issued in the conversion were awarded. See "Pro Forma Data " for a discussion of the increased benefit costs we will incur after the conversion and how these costs could decrease our return on equity.

Management Will Have Substantial Discretion Over Investment of the Offering Proceeds

     The net offering proceeds from the conversion transaction are estimated to range from $25.3 million to $34.5 million. We intend to use these funds for general business purposes, giving management substantial discretion over their investment. You may disagree with investments that management makes. See "Use of Proceeds" for further discussion.

Our Stock Value May Suffer from Our Ability to Impede Potential Takeovers

     Provisions in our corporate documents and in Delaware corporate law, as well as certain federal regulations, may make it difficult and expensive to pursue a tender offer, change in control or attempt a takeover that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions include:

     . restrictions on acquiring more than 10% of our common stock and limitations on voting rights

     . the election of members of the board of directors to staggered three-year terms

     . the absence of cumulative voting by stockholders in the election of directors

     .    provisions restricting nominations of directors by stockholders

     .    provisions restricting the submission of stockholder proposals

     .    provisions restricting the calling of special meetings of stockholders

     . our ability to issue preferred stock and additional shares of common stock without stockholder approval

     . super-majority voting provisions to remove directors without cause or to amend our corporate documents

These provisions also will make it more difficult for an outsider to remove our current board of directors or management. See "Restrictions on Acquisition of Stock and Related Takeover Defensive Provisions" for a description of anti-takeover provisions in our corporate documents and under Delaware law and federal regulations.

Expected Voting Control by Management and Employees Could Enable Insiders to Prevent a Merger That May Provide That Shareholders Receive a Premium for Their Shares

     The shares of common stock that our directors and officers intend to purchase in the conversion, when combined with the shares that may be awarded to participants under our employee stock ownership plan and other stock benefit plans, could result in management and employees controlling a significant percentage of our common stock. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage takeover attempts you might like to see happen. In addition, the total voting power of management and employees could reach in excess of 20% of our outstanding stock. That level would enable management and employees as a group to defeat any stockholder matter that requires an 80% vote, such as removal of directors, approval of certain business combinations with interested shareholders and certain amendments to our certificate of incorporation.

Our Employee Stock Benefit Plans May Be Dilutive

     If the conversion is completed and stockholders subsequently approve a recognition and retention plan and a stock option plan, we will issue stock to our officers and directors through these plans. We currently intend to fund these plans with shares repurchased in the secondary market. However, if the shares for the recognition and retention plan are issued from our authorized but unissued stock, your ownership percentage could be diluted by approximately 3.8%, assuming issuance of an amount equal to 4% of the shares issued in the conversion, and the trading price of our stock may be reduced. Your ownership percentage would also decrease by approximately 9.1% if all potential stock options are exercised. See "Pro Forma Data" for data on the dilutive effect of the recognition and retention plan and "Management--Benefit Plans" for a description of the plans. These plans will also involve additional expense.

A Possible Increase in the Offering Range Would Be Dilutive

     We can increase the maximum of the offering range by up to 15% to reflect changes in market or financial conditions or to fill the order of our employee stock ownership plan. An increase in the offering will decrease our net income per share and our stockholders' equity per share. This would also increase the purchase price per share as a percentage of pro forma stockholders' equity per share and net income per share.

Our Valuation Is Not Indicative of the Future Price of Our Common Stock

     We cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the conversion will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See "The Conversion--Stock Pricing and Number of Shares to be Issued" for the factors considered by FinPro in determining the appraisal.

Our Stock Price May Decline

     The shares of common stock offered by this document are not savings accounts or deposits, are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency, and involve investment risk, including the possible loss of principal.

     Due to possible continued market volatility and to other factors, including certain risk factors discussed in this document, we cannot assure you that, following the conversion, the trading price of our common stock will be at or above the initial per share offering price. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. In several cases, common stock issued by recently converted financial institutions has traded at a price that is below the price at which such shares were sold in the initial offerings of those companies. The purchase price of our common stock in the offering is based on the independent appraisal by FinPro. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, investor perceptions and general industry and economic conditions.

Limited Market for Our Common Stock May Lower Market Price

     We expect that the common stock will trade on the Nasdaq National Market System. We cannot predict whether a liquid trading market in shares of our common stock will develop or how liquid that market may become. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial offering price of $10.00 per share even if a liquid trading market develops.

Banking Reform Legislation Restricts the Activities in Which We May Engage Compared to Existing Unitary Holding Companies

     The Financial Services Modernization Act of 1999, which is intended to modernize the financial services industry, allows greater affiliations by commercial bank holding companies with financial companies such as securities and insurance companies. Under this legislation, newly formed unitary savings and loan holding companies, such as Chesterfield Financial, do not have the broad powers formerly available to unitary savings and loan holding companies. Certain unitary savings and loan holding companies are grandfathered under the legislation, but Chesterfield Financial is not one. Consequently, Chesterfield Financial is restricted in the activities in which it may engage more than a grandfathered unitary savings and loan holding company. For example, unlike a grandfathered unitary holding company, Chesterfield Financial generally does not have the authority to engage in nonfinancial activities.

We May Suffer Losses as a Result of the Growth of our Insurance Activities

     We offer property and casualty insurance on an agency basis for third-party providers through our service corporation, Chesterfield Insurance Services, LLC. We have expanded the size of Chesterfield Insurance in recent years by acquiring one insurance agency during the fiscal year ended June 30, 1998 and three insurance agencies during the fiscal year ended June 30, 1999. We have incurred significant expenses in acquiring these insurance agencies, and we face intense competition in the insurance services industry. Accordingly, Chesterfield Insurance may not be able to profitably operate the acquired insurance agencies in one combined entity. Chesterfield Insurance had net income of $3,000 for the four months ended October 31, 2000 and net loss of $54,000 for the fiscal year ended June 30, 2000.

                            SELECTED FINANCIAL DATA

     The following tables set forth selected consolidated historical financial and other data of Chesterfield Federal for the periods and at the dates indicated. The information is derived in part from, and should be read together with, the Consolidated Financial Statements and Notes thereto of Chesterfield Federal contained elsewhere in this prospectus.

                                                 October 31,                             June 30,
                                            ---------------------   ----------------------------------------------------
                                              2000         1999       2000       1999       1998       1997       1996
                                            --------     --------   --------   --------   --------   --------   --------
                                                                            (In Thousands)
Selected Financial Condition Data:
---------------------------------
Total assets..............................  $298,849     $302,973   $305,480   $304,107   $295,506   $296,735   $294,791
Loans receivable, net.....................   154,772      160,001    157,276    156,917    146,941    133,263    138,255
Interest-bearing deposits.................    47,773       65,134     59,933     77,673     88,078     73,979     44,669
Securities................................    82,997       59,452     73,687     56,571     46,316     77,780     98,295
Intangible assets.........................       699          779        699        804        217         --         --
Deposits..................................   255,820      259,709    263,350    259,131    257,686    256,270    259,582
Retained income...........................    36,062       33,581     35,155     32,822     31,164     29,172     28,066

                                                 Four Months
                                              Ended October 31,                     Years Ended June 30,
                                            ---------------------   ----------------------------------------------------
                                              2000         1999       2000       1999       1998       1997       1996
                                            --------     --------   --------   --------   --------   --------   --------
                                                                            (In Thousands)
Selected Operations Data:
------------------------
Total interest income.....................  $  6,856     $  6,346   $ 19,563   $ 18,848   $ 19,645   $ 19,778   $ 19,630
Total interest expense....................     3,740        3,497     10,746     10,646     11,290     11,716     11,710
                                            --------     --------   --------   --------   --------   --------   --------
 Net interest income......................     3,116        2,849      8,817      8,202      8,355      8,062      7,920
Provision for loan losses.................        26           40         83        150        202         84        252
                                            --------     --------   --------   --------   --------   --------   --------
Net interest income after provision for
 loan losses..............................     3,090        2,809      8,734      8,052      8,153      7,978      7,668
Total non-interest income.................       740          694      2,140      1,531      1,064      1,150      1,131
Total non-interest expense................     2,451        2,334      7,220      7,006      6,115      7,425      5,762
                                            --------     --------   --------   --------   --------   --------   --------
Income before taxes.......................     1,379        1,169      3,654      2,577      3,102      1,703      3,037
Income tax provision......................       472          409      1,321        919      1,111        597      1,084
                                            --------     --------   --------   --------   --------   --------   --------
Net income................................  $    907     $    760   $  2,333   $  1,658   $  1,991   $  1,106   $  1,953
                                            ========     ========   ========   ========   ========   ========   ========

                                                Four Months
                                            Ended October 31, (1)                   Years Ended June 30,
                                            ---------------------   ----------------------------------------------------
                                              2000         1999       2000       1999       1998       1997       1996
                                            --------     --------   --------   --------   --------   --------   --------
Selected Financial Ratios and Other Data:
----------------------------------------
Performance Ratios:
 Return on average assets (2).............      0.90%        0.76%      0.77%      0.56%      0.68%      0.38%      0.67%
 Return on retained earnings (3)..........      7.61         6.83       6.86       5.17       6.57       3.92       7.21
 Interest rate spread (4).................      2.71         2.48       2.56       2.41       2.50       2.40       2.47
 Net interest margin (5)..................      3.20         2.93       3.01       2.85       2.95       2.82       2.84
 Ratio of non-interest expense to
    average total assets..................      2.43         2.31       2.38       2.36       2.10       2.52       1.99
 Ratio of average interest-earning
  assets to average interest-bearing
   liabilities............................     112.7        112.4      112.3      111.8      111.3      110.3      108.8
 Efficiency ratio(6)......................      63.6         65.9       65.9       72.0       64.9       80.6       63.7

Asset Quality Ratios:
 Non performing loans to total loans at
   end of period..........................        --         0.09       0.01       0.06       0.18       0.02       0.05
 Non-performing assets to total assets at
   end of period..........................        --         0.05         --       0.03       0.09       0.01       0.02
 Allowance for loan losses to
   non-performing loans...................    509.33x        9.99x    116.00x     15.91x      4.84x     37.48x     15.67x
 Allowance for loan losses to loans
  receivable, net.........................      0.99%        0.92%      0.96%      0.91%      0.87%      0.82%      0.73%

Capital Ratios:
 Retained income to total assets at end
  of period...............................     12.07        11.08      11.51      10.79      10.55       9.83       9.52
 Average retained income to average assets     11.82        11.04      11.21      10.77      10.38       9.59       9.35

Other Data:
 Number of branch offices.................         4            4          4          4          4          4          4
 Number of loans..........................     3,349        3,579      3,452      3,613      3,829      3,921      4,102
 Number of deposit accounts...............    21,682       22,133     22,002     22,355     22,631     22,954     23,967

_______________________
(1)  Ratios for the four month periods have been annualized.
(2)  Ratio of net income to average total assets.
(3)  Ratio of net income to average equity.
(4) The difference between the weighted average yield on interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(5)  Net interest income divided by average interest-earning assets.
(6) Non-interest expense divided by the sum of net interest income and non-interest income.

                         PROPOSED MANAGEMENT PURCHASES

     The following table sets forth, for each of Chesterfield Financial's directors and executive officers and their associates, and for all of the directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions.

                                                     Anticipated      Anticipated
                                                   Number of Shares  Dollar Amount       Percent
             Name and Title                        to be Purchased  to be Purchased  of Shares/(1)/
---------------------------------------            ---------------  ---------------  --------------
Michael E. DeHaan, Chairman, President and
  Chief Executive Officer........................        40,000        $  400,000          1.3%
C. C. DeHaan, Director...........................        30,000           300,000          1.0
Robert T. Mangan, Director.......................        18,000           180,000          0.6
David M. Steadman, Director......................        20,000           200,000          0.6
Richard E. Urchell, Vice President, Secretary
  and Director...................................        10,000           100,000          0.3
Donald D. Walters, Director......................         3,000            30,000          0.1
                                                        -------        ----------          ---

All directors and executive officers as a group
  (six persons)..................................       121,000        $1,210,000          3.9%
                                                        =======        ==========          ===

_______________________________________
/(1)/    Based upon the midpoint of the offering range.

     In addition, the employee stock ownership plan currently intends to purchase 8% of the common stock issued in the conversion for the benefit of officers and employees. Stock options and stock grants may also be granted in the future to directors, officers and employees upon the receipt of stockholder approval of Chesterfield Financial's proposed stock benefit plans. See "Management--Benefit Plans" for a description of these plans.

                                USE OF PROCEEDS

     The following table presents the estimated net proceeds of the offering, the amount to be retained by Chesterfield Financial, the amount to be contributed to Chesterfield Federal, and the amount of Chesterfield Financial's loan to the employee stock ownership plan. See "Pro Forma Data" for the assumptions used to arrive at these amounts.

                                            2,635,000   3,100,000   3,565,000   4,099,750
                                            Shares at   Shares at   Shares at   Shares at
                                             $10.00      $10.00      $10.00      $10.00
                                               Per         Per         Per         Per
                                              Share       Share       Share       Share
                                            ---------   ---------   ---------   ---------
                                                            (In Thousands)
Gross proceeds............................. $  26,350   $  31,000   $  35,650   $  40,998
Less: estimated offering expenses..........     1,082       1,150       1,150       1,150
                                            ---------   ---------   ---------   ---------
Net proceeds............................... $  25,268   $  29,850   $  34,500   $  39,848
                                            =========   =========   =========   =========
Amount to be contributed to Chesterfield
   Federal................................. $  12,634   $  14,925   $  17,250   $  19,924
Amount of loan to employee stock
   ownership plan.......................... $   2,108   $   2,480   $   2,852   $   3,280
Net amount to be retained by
   Chesterfield Financial.................. $  10,526   $  12,445   $  14,398   $  16,644

     Chesterfield Financial will purchase all of the capital stock of Chesterfield Federal to be issued in the conversion in exchange for 50% of the net proceeds of the stock offering. Receipt of 50% of the net proceeds will increase Chesterfield Federal's capital and will support the expansion of Chesterfield Federal's existing business activities. Chesterfield Federal will use these funds for general business purposes, including loan originations and investment in U.S. government and federal agency securities.

     Chesterfield Financial intends to loan the employee stock ownership plan the amount necessary to acquire an amount of shares equal to 8% of the shares issued in the conversion. The loan to the employee stock ownership plan will be $2,108,000 and $2,852,000 at the minimum and maximum of the offering range. See "Management--Benefit Plans--Employee Stock Ownership Plan and Trust."

     The net proceeds available to Chesterfield Federal will be used for general corporate purposes. On a short-term basis, Chesterfield Federal may purchase investment and mortgage-backed securities. The net proceeds received by Chesterfield Federal will further strengthen Chesterfield Federal's capital position, which already exceeds regulatory requirements. After the conversion, Chesterfield Federal's tangible capital ratio will be 14.98%, based upon the midpoint of the offering range. As a result, Chesterfield Federal will continue to be a well-capitalized institution.

     Initially, we will use the remaining net proceeds retained by us to invest in U.S. Government and federal agency securities of various maturities, deposits in either the FHLB of Chicago or other financial institutions, mortgage-backed securities issued by U.S. Government agencies and government-sponsored enterprises, or a combination of these items. Depending on market conditions or business opportunities available to us and Chesterfield Federal, the net proceeds may ultimately be used to:

     .    support Chesterfield Federal's lending activities

     . support the future expansion of operations through the establishment or acquisition of branch offices or other customer facilities or financial institutions, although no such transactions are specifically being considered at this time

     . pay regular or special cash dividends, repurchase common stock or pay returns of capital

     Applicable conversion regulations require us to sell common stock in the conversion in an amount equal to our estimated pro forma market value, as determined by an independent appraisal. See "The Conversion--Stock Pricing and Number of Shares to be Issued." As a result, we may be required to sell more shares in the conversion than we may otherwise desire. To the extent we have excess capital upon completion of the conversion, we intend to consider stock repurchases, dividends and tax-free returns of capital to the extent permitted by the Office of Thrift Supervision and deemed appropriate by the board of directors. A return of capital is similar to a cash dividend, except for tax purposes it is an adjustment to your tax basis rather than income to you. We have committed to the OTS that we will not take any action toward paying a tax-free return of capital during the first year after we complete the conversion.

     Our board of directors will also consider stock repurchases after we complete the conversion, based upon then existing facts and circumstances, as well as applicable statutory and regulatory requirements. Such facts and circumstances may include but not be limited to the following:

     . market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in our return on equity

     . the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans

     . any other circumstances in which repurchases would be in the best interests of Chesterfield Financial and our stockholders

     No stock will be repurchased by us unless Chesterfield Federal continues to exceed all applicable regulatory requirements after the repurchases. In addition, during the first year following the conversion, the Office of Thrift Supervision will only allow us to purchase up to 5% of our common stock and only if extraordinary circumstances exist in support of the repurchase. The payment of dividends or repurchase of stock will be prohibited if Chesterfield Federal's net worth would be reduced below the amount required for the liquidation account to be established for the benefit of eligible account holders and supplemental eligible account holders. See "Dividend Policy," "The Conversion--Effects of Conversion to Stock Form on Depositors and Borrowers of Chesterfield Federal-- Liquidation Rights" and "--Restrictions on Transferability."

     Our net proceeds may vary because total expenses of the conversion may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the conversion is adjusted to reflect a change in the estimated pro forma market value of Chesterfield Federal. Payments for shares made through withdrawals from existing deposit accounts at Chesterfield Federal will not result in the receipt of new funds for investment by Chesterfield Federal but will result in a reduction of Chesterfield Federal's interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

                                DIVIDEND POLICY

     We have not determined when, or if we intend to pay dividends on the common stock. Any future payment of dividends will depend upon a number of factors, including the amount of net proceeds retained by us in the conversion, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or tax-free returns of capital may be paid in addition to, or in lieu of, regular cash dividends. However, we have committed to the OTS that we will not take any action toward paying a tax-free return of capital during the first year after we complete the conversion.

     Chesterfield Federal will not be permitted to pay dividends on its capital stock to Chesterfield Financial if Chesterfield Federal's stockholders' equity would be reduced below the amount required for the liquidation account. See "The Conversion--Liquidation Rights." For information concerning federal and state law and regulations which apply to Chesterfield Federal in determining the amount of proceeds which may be retained by Chesterfield Financial and regarding a savings institution's ability to make capital distributions, including payment of dividends to its holding company, see "Taxation--Federal Taxation" and "Regulation--Federal Regulation of Savings Institutions--Limitation on Capital Distributions."

     Chesterfield Financial is subject to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of Chesterfield Financial over its statutory capital or, if there is no excess, to its net profits for the current and/or immediately preceding fiscal year. For these purposes, net assets means the amount by which total assets exceed total liabilities, and statutory capital generally means the aggregate par value of the outstanding shares of Chesterfield Financial's capital stock.

                            MARKET FOR COMMON STOCK

     Because this is our initial public offering, there is no market for our common stock at this time. After we complete the offering, we anticipate that our common stock will be traded and quoted on the Nasdaq National Market under the symbol "CFSL." Trident Securities has indicated its intention to make a market in our common stock. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident Securities will not be subject to any obligation with respect to such efforts.

     The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within the control of Chesterfield Financial or any market maker. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the subscription price of $10.00 per share. Therefore, purchasers of the common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock. This may make it difficult to sell the common stock after the conversion and may have an adverse effect on the price at which the common stock can be sold.

            HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

     At October 31, 2000, Chesterfield Federal exceeded all of its regulatory capital requirements. The table on the following page sets forth Chesterfield Federal's historical capital under generally accepted accounting principles and regulatory capital at October 31, 2000 and the pro forma capital of Chesterfield Federal after giving effect to the conversion, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by Chesterfield Federal of 50% of the net conversion proceeds, minus the amounts to be loaned to our employee stock ownership plan and to be contributed to our proposed recognition and retention plan. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Chesterfield Federal in assets which have a risk-weight of 50% under applicable regulations, as if such net proceeds had been received and so applied at October 31, 2000.

                                                               Pro Forma at October 31, 2000, Based Upon the Sale of
                                                 --------------------------------------------------------------------------------
                                                                                                             4,099,750 Shares(1)
                                                 2,635,000 Shares    3,100,000 Shares    3,565,000 Shares        at 15% above
                               Historical at       at Minimum of      at Midpoint of      at Maximum of           Maximum of
                             October 31, 2000     Offering Range      Offering Range      Offering Range        Offering Range
                             ----------------    ----------------    ----------------    ----------------    --------------------
                             Amount   Percent    Amount   Percent    Amount   Percent    Amount   Percent    Amount       Percent
                             ------   -------    ------   -------    ------   -------    ------   -------    ------       -------
                                                                  (Dollars in Thousands)
Equity under generally
 accepted accounting
 principles................  $36,062   12.07%    $45,534   14.77%   $47,267    15.24%    $49,034    15.73%   $51,066       16.27%
                             =======   =====     =======   =====    =======    =====     =======    =====    =======      ======

Tangible capital(2):
Actual (3).................  $35,162   11.79%    $44,634   14.50%   $46,367    14.98%    $48,134    15,46%   $50,166       16.01%
Requirement................    4,475    1.50       4,618    1.50      4,644     1.50       4,670     1.50      4,700        1.50
                              -------   -----     -------   -----    -------    -----     -------    -----    -------     ------
  Excess...................  $30,687   10.29%    $40,016   13.00%   $41,723    13.48%    $43,464    13.96%   $45,466       14.51%
                             =======   =====     =======   =====    =======    =====     =======    =====    =======      ======

Core capital(2):
Actual (3).................  $35,162   11.79%    $44,634   14.50%   $46,367    14.98%    $48,134    15.46%   $50,166       16.01%
Requirement (4)............   11,934    4.00      12,313    4.00     12,383     4.00      12,453     4.00     12,535        4.00
                             -------   -----     -------   -----    -------    -----     -------    -----    -------      ------
  Excess...................  $23,228    7.79%    $32,321   10.50%   $33,984    10.98%    $35,681    11.46%   $37,631       12.01%
                             =======   =====     =======   =====    =======    =====     =======    =====    =======      ======

Risk-based capital(2):
Actual (3)(5)..............  $36,617   29.39%    $46,08    35.64%   $47,822    36.73%    $49,589    37.84%   $51,621       39.08%
Requirement................    9,966    8.00      10,34     8.00     10,415     8.00      10,485     8.00     10,567        8.00
                             -------   -----     ------    -----    -------    -----     -------    -----    -------      ------
  Excess...................  $26,651   21.39%    $35,74    27.64%   $37,407    28.73%    $39,104    29.84%   $41,054       31.08%
                             =======   =====     ======    =====    =======    =====     =======    =====    =======      ======

_____________________________________
/(1)/ As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the Offering.
/(2)/ Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
/(3)/ Pro forma capital levels assume that (i) the Recognition Plan is funded through purchases in the open market of a number of shares equal to 4% of the common stock sold in the offering and (ii) the employee stock ownership plan purchases 8% of the shares sold in the offering. See "Management of the Bank" for a discussion of the Recognition Plan and employee stock ownership plan.
/(4)/ In order to be considered "well-capitalized" under the Prompt Corrective
      Action provisions of federal banking law, Chesterfield Federal must maintain a core capital ratio of 4% of total adjusted assets. However, the current core capital requirement for savings associations is 3% of total adjusted assets. The Office of Thrift Supervision has proposed core capital requirements that would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other thrifts. See "Regulation--Federal Regulation of Savings Institutions--Capital Requirements."
/(5)/ Assumes net proceeds are invested in assets that carry a 50% risk-weighting.

                                CAPITALIZATION

     The following table presents the historical capitalization of Chesterfield Federal at October 31, 2000, and our pro forma consolidated capitalization after giving effect to the conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."

                                                                                   Chesterfield Financial - Pro Forma
                                                                                  Based upon Sale at $10.00 Per Share
                                                                      -----------------------------------------------------------
                                                                       2,635,000      3,100,000      3,565,000       4,099,750
                                                      Chesterfield       Shares         Shares        Shares       Shares /(1)/
                                                        Federal       (Minimum of    (Midpoint of   (Maximum of     (15% above
                                                       Historical       Offering       Offering      Offering       Maximum of
                                                     Capitalization      Range)         Range)        Range)      Offering Range)
                                                     --------------   ------------   ------------   -----------   ---------------
                                                                                     (In Thousands)
Deposits/(2)/.......................................   $  255,820       $  255,820    $  255,820      $255,820         $255,820
                                                      ===========       ==========    ==========      ========         ========

Stockholders' equity:
 Preferred stock, $.01 par value,1,000,000 shares
 authorized; none to be issued......................   $       --       $       --    $       --      $     --         $     --
 Common stock, $.01 par value, 5,000,000 shares
 authorized; shares to be issued as reflected/(3)/..           --               26            31            36               41
Additional paid-in capital/(3)/.....................           --           25,242        29,819        34,464           39,807
Retained earnings/(4)/..............................       36,062           36,062        36,062        36,062           36,062
Less:
 Common stock acquired by our employee stock
  ownership plan /(5)/..............................           --            2,108         2,480         2,852            3,280
 Common stock to be acquired by our
 recognition and retention plan/(6)/................           --            1,054         1,240         1,426            1,640
                                                      -----------       ----------    ----------      --------         --------
Total equity........................................   $   36,062       $   58,168    $   62,192      $ 66,284         $ 70,990
                                                      ===========       ==========    ==========      ========         ========

____________________________
/(1)/ As adjusted to give effect to an increase in the number of shares that could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions before we complete the conversion or to fill the order of the employee stock ownership plan.

/(2)/ Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

/(3)/ The sum of the par value and additional paid-in capital accounts equals the net conversion proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a stock option plan and to submit such plan to stockholders at a meeting of stockholders to be held no earlier than six months following completion of the conversion. If the plan is approved by stockholders, an amount equal to 10% of the shares of common stock sold in the conversion will be reserved for issuance under such plan. See "Pro Forma Data" and "Management--Benefit Plans--Stock Option Plan."

/(4)/ The retained earnings of Chesterfield Federal will be substantially restricted after the conversion. See "The Conversion--Effects of Conversion to Stock Form on Depositors and Borrowers of Chesterfield Federal--Liquidation Rights."

/(5)/ Assumes that 8% of the common stock will be purchased by our employee stock ownership plan. The common stock acquired by this plan is reflected as a reduction of stockholders' equity. Assumes the funds used to acquire the shares will be borrowed from Chesterfield Financial. See Note 1 to the table set forth under "Pro Forma Data" and "Management--Benefit Plans-- Employee Stock Ownership Plan and Trust."

/(6)/ Gives effect to the recognition and retention plan that we expect to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held no earlier than six months after we complete the conversion. No shares will be purchased by the recognition and retention plan in the conversion, and such plan cannot purchase any shares until stockholder approval has been obtained. If the recognition and retention plan is approved by our stockholders within 12 months after the conversion, it is expected the plan would acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion, or 105,400, 124,000, 142,600 and 163,990 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. The table assumes that stockholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the recognition and retention plan is reflected as a reduction in stockholders' equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on stockholders' equity. If the recognition and retention plan purchases authorized but unissued shares from Chesterfield Financial, such issuance would dilute the voting interests of existing stockholders by approximately 3.8%. If the recognition and retention plan is implemented more than 12 months after the conversion, the plan would not be subject to Office of Thrift Supervision regulations limiting the plan to no more than 4% of the shares of common stock issued in the conversion. See "Pro Forma Data" and "Management--Benefit Plans--Recognition and Retention Plan."

                                 PRO FORMA DATA

     We cannot determine the actual net proceeds from the sale of our common stock until the conversion is completed. However, net proceeds are currently estimated to be between $25.3 million and $34.5 million (or $39.8 million in the event the offering range is increased by 15%) based upon the following assumptions: (1) all shares of common stock will be sold in the subscription offering; and (2) total expenses, including the marketing fees to be paid to Trident Securities, will be $1,082,000 at the minimum of the offering range, and $1,150,000 at the midpoint, maximum, and 15% above the maximum of the offering range. Actual expenses may vary from those estimated.

     We calculated pro forma net income and stockholders' equity for the four months ended October 31, 2000 and the year ended June 30, 2000 as if the common stock to be issued in the offering had been sold at the beginning of the respective periods. The table assumes that the estimated adjusted net proceeds had been invested at 6.11% for the four months ended October 31, 2000 and for the year ended June 30, 2000, which represent the yield on the one-year U.S. Treasury Bill as of October 31, 2000. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. We assumed a combined effective federal and state income tax rate of 38% for the four months ended October 31, 2000 and the year ended June 30, 2000, resulting in an after-tax yield of 3.79% for the four months ended October 31, 2000 and for the year ended June 30, 2000. We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by the employee stock ownership plan with respect to the net income per share calculations. See Notes 2 and 4 to the Pro Forma Data tables. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," Chesterfield Financial intends to retain 50% of the net conversion proceeds.

     The following pro forma information may not be representative of the financial effects of the conversion at the date on which the conversion actually occurs and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. We did not reflect in the table the possible issuance of additional shares equal to 10% of the common stock to be reserved for future issuance pursuant to our proposed stock option plan, nor does book value give any effect to the liquidation account to be established for the benefit of eligible account holders and supplemental eligible account holders or to Chesterfield Federal's bad debt reserve. See "Management--Benefit Plans" and "The Conversion--Effects of Conversion to Stock Form on Depositors and Borrowers of Chesterfield Federal--Liquidation Rights." The table does give effect to the recognition and retention plan, which we expect to adopt following the conversion and present together with the stock option plan to stockholders for approval no earlier than six months following the conversion. If the recognition and retention plan is approved by stockholders within 12 months after the conversion, it is expected the recognition and retention plan would acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion, either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The table assumes that stockholder approval has been obtained and that the shares acquired by the recognition and retention plan are purchased in the open market at $10.00 per share. There can be no assurance that stockholder approval of the recognition and retention plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share. In addition, if the recognition and retention plan is implemented more than 12 months after the conversion, the plan would not be subject to Office of Thrift Supervision regulations limiting the plan to no more than 4% of the shares issued in the conversion.

     The following tables summarize historical consolidated data of Chesterfield Federal and pro forma data of Chesterfield Financial at or for the dates and periods indicated based on the assumptions set forth above and in the tables and should not be used as a basis for projection of the market value of the common stock following the conversion.




                                                                          At and For the Four Months Ended October 31, 2000
                                                                 -------------------------------------------------------------------
                                                                     2,635,000       3,100,000       3,565,000         4,099,750
                                                                    Shares Sold     Shares Sold     Shares Sold       Shares Sold
                                                                     at $10.00       at $10.00       at $10.00         at $10.00
                                                                     Per Share       per Share       Per Share      Per Share (15%
                                                                     (Minimum        (Midpoint        (Maximum       above Maximum
                                                                     of Range)         Range)        of Range)      of Range)/(9)/
                                                                    -----------     ----------      ----------      -------------
                                                                           (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds..................................................    $     26,350     $   31,000       $   35,650      $   40,998
Less offering expenses..........................................          (1,082)        (1,150)          (1,150)         (1,150)
                                                                    ------------     ----------      -----------      ----------
Estimated net conversion proceeds...............................          25,268         29,850           34,500          39,848
Less employee stock ownership plan adjustment...................          (2,108)        (2,480)          (2,852)         (3,280)
Less recognition and retention plan adjustment..................          (1,054)        (1,240)          (1,426)         (1,640)
                                                                    ------------     ----------      -----------      ----------
Estimated adjusted net proceeds/(1)/............................    $     22,106     $   26,130       $   30,222      $   34,928
                                                                    ============     ==========      ===========      ==========
Net income:
  Historical....................................................    $        907     $      907       $      907      $      907
  Pro forma adjustments:........................................
   Income on adjusted net proceeds/(1)/.........................             279            330              382             441
   Employee stock ownership plan /(2)/..........................             (29)           (34)             (39)            (45)
   Recognition and retention plan/(3)/..........................             (44)           (51)             (59)            (68)
                                                                    ------------     ----------      -----------      ----------

  Pro forma net income..........................................    $      1,113     $    1,152       $    1,191      $    1,235
                                                                    ============     ==========      ===========      ==========

Net income per share/(4)/:
  Historical....................................................    $       0.37     $     0.32       $     0.28      $     0.24
  Pro forma adjustments:
   Income on adjusted net proceeds/(1)/.........................            0.11           0.12             0.12            0.12
   Employee stock ownership plan /(2)/..........................           (0.01)         (0.01)           (0.01)          (0.01)
   Recognition and retention plan/(3)/..........................           (0.02)         (0.02)           (0.02)          (0.02)
                                                                    ------------     ----------      -----------      ----------

Pro forma basic and diluted net income per share................    $       0.45     $     0.41       $     0.37      $     0.33
                                                                    ============     ==========      ===========      ==========

Pro forma basic price/earnings ratio/(4)/.......................            7.41x          8.13x            9.01x          10.10x
                                                                    ============     ==========      ===========      ==========

Number of shares used in calculating net income per share/(4)/:
  Basic and diluted earnings per share..........................       2,428,884      2,857,511        3,286,138       3,779,058
                                                                    ============     ==========      ===========      ==========
Stockholders' equity:
  Historical....................................................    $     36,062     $   36,062       $   36,062      $   36,062
  Estimated net conversion proceeds.............................          25,268         29,850           34,500          39,848
  Less employee stock ownership plan adjustment/(2)/............          (2,108)        (2,480)          (2,852)         (3,280)
  Less recognition and retention plan adjustment/(3)/...........          (1,054)        (1,240)          (1,426)         (1,640)
                                                                    ------------     ----------      -----------      ----------

  Pro forma stockholders' equity/(5)(6)(7)/.....................    $     58,168     $   62,192       $   66,284      $   70,990
                                                                    ============     ==========      ===========      ==========
Stockholders' equity per share/(8)/:
  Historical....................................................    $      13.69     $    11.63       $    10.12      $     8.80
  Estimated net conversion proceeds.............................            9.59           9.63             9.68            9.72
  Less employee stock ownership plan adjustment/(2)/............           (0.80)         (0.80)           (0.80)          (0.80)
  Less recognition and retention plan adjustment/(3)/...........           (0.40)         (0.40)           (0.40)          (0.40)
                                                                    ------------     ----------      -----------      ----------

Pro forma stockholders' equity per share/(3)(5)(6)(7)/..........    $      22.08     $    20.06       $    18.60      $    17.32
                                                                    ============     ==========      ===========      ==========

Pro forma price to book ratio/(8)/..............................           45.29%         49.85%           53.76%          57.74%
                                                                    ============     ==========      ===========      ==========

Number of shares used in equity per share calculations/(8)/.....       2,635,000      3,100,000        3,565,000       4,099,750
                                                                    ============     ==========      ===========      ==========

------------------
(footnotes begin on next page)

                                                                      At and For the Year Ended June 30, 2000
                                                          -----------------------------------------------------------------
                                                           2,635,000        3,100,000        3,565,000         4,099,750
                                                          Shares Sold      Shares Sold      Shares Sold       Shares Sold
                                                           at $10.00        at $10.00        at $10.00         at $10.00
                                                           Per Share        Per Share        Per Share      Per Share (15%
                                                           (Minimum         (Midpoint         (Maximum       above Maximum
                                                           of Range)        of Range)        of Range)      of Range)/(9)/
                                                          -----------      ------------     -----------     ---------------
                                                                  (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds.....................................        $   26,350       $   31,000      $   35,650         $   40,998
Less offering expenses.............................            (1,082)          (1,150)         (1,150)            (1,150)
                                                           ----------       ----------      ----------         ----------
Estimated net conversion proceeds..................            25,268           29,850          34,500             39,848
Less employee stock ownership plan adjustment......            (2,108)          (2,480)         (2,852)            (3,280)
Less recognition and retention plan adjustment.....            (1,054)          (1,240)         (1,426)            (1,640)
                                                           ----------       ----------      ----------         ----------
Estimated adjusted net proceeds/(1)/...............        $   22,106       $   26,130      $   30,222         $   34,928
                                                           ==========       ==========      ==========         ==========

Net income:
  Historical.......................................        $    2,333       $    2,333      $    2,333         $    2,333
  Pro forma adjustments:
   Income on adjusted net proceeds/(1)/............               838              990           1,145              1,324
   Employee stock ownership plan /(2)/.............               (87)            (103)           (118)              (136)
   Recognition and retention plan/(3)/.............              (131)            (154)           (177)              (203)
                                                           ----------       ----------      ----------         ----------

  Pro forma net income.............................        $    2,953       $    3,066      $    3,183         $    3,318
                                                           ==========       ==========      ==========         ==========

Net income per share/(4)/:
  Historical.......................................        $     0.96       $     0.81      $     0.71         $     0.61
  Pro forma adjustments:
   Income on adjusted net proceeds/(1)/............              0.34             0.35            0.35               0.35
   Employee stock ownership plan /(2)/.............             (0.04)           (0.04)          (0.04)             (0.04)
   Recognition and retention plan/(3)/.............             (0.05)           (0.05)          (0.05)             (0.05)
                                                           ----------       ----------      ----------         ----------

Pro forma basic and diluted net income per share...        $     1.21       $     1.07      $     0.97         $     0.87
                                                           ==========       ==========      ==========         ==========
Pro forma basic price/earnings ratio/(4)/..........              8.26x            9.35x          10.31x             11.49x
                                                           ==========       ==========      ==========         ==========

Number of shares used in calculating net income
 per share/(4)/:
  Basic and diluted earnings per share.............         2,438,253        2,868,533       3,298,813          3,793,635
                                                           ==========       ==========      ==========         ==========

Stockholders' equity:
  Historical.......................................        $   35,155       $   35,155      $   35,155         $   35,155
  Estimated net conversion proceeds................            25,268           29,850          34,500             39,848
  Less employee stock ownership plan
   adjustment/(2)/.................................            (2,108)          (2,480)         (2,852)            (3,280)
  Less recognition and retention plan
   adjustment/(3)/.................................            (1,054)          (1,240)         (1,426)            (1,640)
                                                           ----------       ----------      ----------         ----------

  Pro forma stockholders' equity/(5)(6)(7)/........        $   57,261       $   61,285      $   65,377         $   70,083
                                                           ==========       ==========      ==========         ==========

Stockholders' equity per share/(8)/:
  Historical.......................................        $    13.34       $    11.34      $     9.86         $     8.57
  Estimated net conversion proceeds................              9.59             9.63            9.68               9.72
  Less employee stock ownership plan
   adjustment/(2)/.................................             (0.80)           (0.80)          (0.80)             (0.80)
  Less recognition and retention plan
   adjustment/(3)/.................................             (0.40)           (0.40)          (0.40)             (0.40)
                                                           ----------       ----------      ----------         ----------

Pro forma stockholders' equity per
 share/(3)(5)(6)(7)/...............................        $    21.73       $    19.77      $    18.34         $    17.09
                                                           ==========       ==========      ==========         ==========

Pro forma price to book ratio/(8)/.................             46.02%           50.58%          54.53%             58.51%
                                                           ==========       ==========      ==========         ==========

Number of shares used in equity per
 share calculations/(8)/...........................         2,635,000        3,100,000       3,565,000          4,099,750
                                                           ==========       ==========      ==========         ==========

_______________________
/(1)/ Estimated adjusted net proceeds consist of the estimated net conversion proceeds, minus (i) the proceeds attributable to the purchase by our employee stock ownership plan and (ii) the value of the shares to be purchased by our recognition and retention plan after the conversion, subject to stockholder approval, at an assumed purchase price of $10.00 per share.

/(2)/ We assumed that 8% of the shares of common stock issued in the conversion will be purchased by our employee stock ownership plan. We also assumed that the funds used to acquire such shares will be borrowed by the employee stock ownership plan from Chesterfield Financial. We intend to make annual contributions to our employee stock ownership plan over approximately a 15-year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (a) that the loan to the employee stock ownership plan is payable over 15 years, with the employee stock ownership plan shares having an average fair value of $10.00 per share in accordance with SOP 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," of the American Institute of Certified Public Accountants; (b) that the employee stock ownership plan expense for the period is equivalent to the principal payment for the period and was made

(Footnotes continue on following page)
        at the end of the period; (c) that 14,053, 16,533, 19,013 and 21,865 shares were committed to be released with respect to the year ended June 30, 2000, and that 4,684, 5,511, 6,338 and 7,288 shares were committed to be released with respect to the four months ended October 31, 2000, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively; (d) in accordance with SOP 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans," only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of the net income per share calculations; and (e) the effective tax rate was 38% for the period. See "Risk Factors--Our Employee Stock Benefit Plans Will Increase Our Costs" and "Management--Benefit Plans-- Employee Stock Ownership Plan and Trust."

/(3)/ We assumed that the recognition and retention plan purchases 105,400, 124,000, 142,600 and 163,990 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, assuming that: (a) stockholder approval of the recognition and retention plan is received; (b) the shares were acquired by the recognition and retention plan at the end of the period presented in open market purchases at $10.00 per share; (c) the amortized expense for the year ended June 30, 2000 was 20% of the amount contributed and the amortized expense for the four months ended October 31, 2000 was 6.67% of the amount contributed; and (d) the effective tax rate applicable to such employee compensation expense was 38% in each period. If the recognition and retention plan purchases authorized but unissued shares instead of making open market purchases then: (a) the voting interests of existing stockholders would be diluted by approximately 3.85%; (b) the pro forma net income per share for the year ended June 30, 2000 would be $1.18, $1.04, $0.94 and $0.85, and pro forma stockholders' equity per share at June 30, 2000 would be $20.90, $19.01, $17.63 and $16.44, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively; and (c) the pro forma net income per share for the four months ended October 31, 2000 would be $0.44, $0.39, $0.35 and $0.32, and pro forma stockholders' equity per share at October 31, 2000 would be $21.23, $19.29, $17.88 and $16.65, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. See "Management--Benefit Plans--Recognition and Retention Plan."

/(4)/ Basic net income per share calculations are determined by: (a) starting with the number of shares assumed to be sold in the conversion; and (b) in accordance with SOP 93-6, subtracting the employee stock ownership plan shares which have not been committed for release.

        Set forth below is a reconciliation of the number of shares used in making the net income per share calculations for the four months ended October 31, 2000:





                                                                                   15% above
                                                 Minimum   Midpoint    Maximum    Maximum
                                                ---------  ---------  ---------  ---------
        Total shares issued...................  2,635,000  3,100,000  3,565,000  4,099,750
        Less shares sold to employee stock
         ownership plan.......................    210,800    248,000    285,200    327,980
                                                ---------  ---------  ---------  ---------
         Subtotal.............................  2,424,200  2,852,000  3,279,800  3,771,770
                                                ---------  ---------  ---------  ---------
        Plus employee stock ownership plan
         shares assumed committed to be
         released.............................      4,684      5,511      6,338      7,288
                                                ---------  ---------  ---------  ---------
        Number of shares used in calculating
         basic and diluted net income per
         share................................  2,428,884  2,857,511  3,286,138  3,779,058
                                                  =========  =========  =========  =========

(Footnotes continue on following page)

  Set forth below is a reconciliation of the number of shares used in making the net income per share calculations for the year ended June 30, 2000:

                                                                                              Maximum,
                                                      Minimum     Midpoint      Maximum     as Adjusted
                                                     ---------    ---------    ---------    -----------
    Total shares issued..........................    2,635,000    3,100,000    3,565,000      4,099,750
    Less shares sold to employee stock
     ownership plan..............................      210,800      248,000      285,200        327,980
                                                     ---------    ---------    ---------      ---------
     Subtotal....................................    2,424,200    2,852,000    3,279,800      3,771,770
    Plus employee stock ownership plan
     shares assumed committed to be
     released....................................       14,053       16,533       19,013         21,865
                                                     ---------    ---------    ---------      ---------
    Number of shares used in calculating
     basic and diluted net income per share......    2,438,253    2,868,533    3,298,813      3,793,635
                                                     =========    =========    =========      =========

/(5)/ We did not give any effect to the issuance of additional shares of common stock pursuant to our proposed stock option plan, which we expect to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the conversion. If the stock option plan is approved by stockholders, an amount equal to 10% of the common stock issued in the conversion, or 263,500, 310,000, 356,500 and 409,975 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests. Assuming stockholder approval of the plan, that all the options were exercised at the end of the period at an exercise price of $10.00 per share, and that the shares to fund the recognition and retention plan are acquired through open market purchases at $10.00 per share, (a) pro forma net income per share for the year ended June 30, 2000 would be $1.09, $0.96, $0.87 and $0.79, and (b) pro forma stockholders' equity per share at June 30, 2000 would be $20.66, $18.88, $17.58 and $16.45, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. Assuming stockholder approval of the plan, that all the options were exercised at the beginning of the period at an exercise price of $10.00 per share, and that the shares to fund the recognition and retention plan are acquired through open market purchases at $10.00 per share, (a) pro forma net income per share for the four months ended October 31, 2000 would be $0.41, $0.36, $0.33 and $0.29, and
      (b) pro forma stockholders' equity per share at October 31, 2000 would be $20.98, $19.15, $17.81 and $16.65, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.

/(6)/ The retained earnings of Chesterfield Federal will be substantially restricted after the conversion. See "Dividend Policy" and "The Conversion--Effects of Conversion to Stock Form on Depositors and Borrowers of Chesterfield Federal--Liquidation Rights."

/(7)/ As of October 31, 2000 and June 30, 2000, Chesterfield Federal had intangible assets of $669,000 and $699,000, respectively. Reducing stockholders' equity by those amounts would result in pro forma tangible book value per share for Chesterfield Financial as of October 31, 2000 of $21.83, $19.84, $18.41 and $17.16 at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, and, as of June 30, 2000, $21.46, $19.54, $18.14 and $16.92 at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.

/(8)/ Based on the number of shares sold in the conversion.

/(9)/ Assumes an increase in the number of shares due to a 15% increase in the maximum of the offering range to reflect changes in market and financial conditions before we complete the conversion or to fill the order of the employee stock ownership plan.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion and analysis reflects Chesterfield Federal's consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with Chesterfield Federal's data provided in this prospectus.

Forward Looking Statements

     This prospectus contains certain "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing products and services.

General

     Chesterfield Federal's results of operations depend primarily on net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and interest-bearing deposits with other financial institutions, and the interest we pay on our interest-bearing liabilities, primarily savings accounts and time deposits. Our results of operations are also affected by our provisions for loans losses, other income and other expense. Other income consists primarily of insurance commissions and service charges on deposit accounts. Other expense consists primarily of non-interest expenses, including salaries and employee benefits, occupancy, equipment, data processing and deposit insurance premiums. Our results of operations may also be affected significantly by general and local economic and competitive conditions, particularly those with respect to changes in market interest rates, governmental policies and actions of regulatory authorities.

Business Strategy

     Chesterfield Federal's current business strategy is to operate as a well-capitalized, profitable, community-oriented savings and loan dedicated to providing quality customer service. Generally, Chesterfield Federal has sought to implement this strategy by emphasizing deposits as its primary source of funds and maintaining a substantial portion of its assets in local residential first mortgage loans. Specifically, Chesterfield Federal's business strategy incorporates the following elements: (1) Emphasizing one- to four-family residential real estate lending; (2) Managing interest rate risk by emphasizing shorter-term mortgage loans and maintaining high levels of liquidity; (3) Conducting our business as a community-oriented institution; and (4) Maintaining asset quality and capital strength. We do not intend to change our business strategy materially after the conversion.

     Highlights of Chesterfield Federal's business strategy are as follows:

     . Emphasizing One- to Four-Family Residential Real Estate Lending. Historically, we have emphasized one- to four-family residential lending within our market area. As of October 31, 2000, $137.4 million, or 87.6% of our total loan portfolio consisted of one- to four-family residential real estate loans. During the 16 months ended October 31, 2000, we originated $25.9 million of one- to four-family residential real estate loans. Although the yields on residential mortgage loans are often less than the yields on other types of loans, we intend to continue to emphasize one- to four-family lending because of our expertise with this type of lending, and the relatively low delinquency rates on these loans compared to other loans.

     . Managing Interest Rate Risk by Emphasizing Shorter-Term Loans and Maintaining High Levels of Liquidity. In recent years, we have emphasized the origination of shorter-term residential mortgage (seven, 10 or 15 year) loans and have maintained high levels of liquidity. In addition, when a borrower refinances a loan during periods of decreasing interest rates, we actively seek to reduce the term of the refinanced loan. While short-terms loans generally offer lower interest rates than long-term loans, short-term loans increase monthly cash flows and reprice more quickly, allowing us greater flexibility in periods of rising interest rates.

     . Conducting our Business as a Community-Oriented Institution. We are committed to meeting the financial needs of the communities in which we operate. We are large enough to provide a range of personal and business financial services, and yet are still small enough to provide these services on a personalized and efficient basis. We believe that we can be more effective in servicing our customers than many of our non-local competitors because of our ability to quickly and effectively provide senior management responses to customer needs and inquiries. Our ability to provide these services is enhanced by the stability of our senior management, which has an average tenure with us of over 31 years.

     . Maintaining Asset Quality and Capital Strength. Through our commitment to conservative loan underwriting guidelines and the emphasis on traditional residential mortgage loans, we have consistently experienced low levels of late payments and losses on loans. As of October 31, 2000, we had only $3,000 of nonperforming assets. In addition, we maintain our financial strength by maintaining relatively high capital levels. At October 31, 2000, our ratio of equity to assets was 12.07%; this ratio will increase following the conversion.

Management of Market Risk

     General. As with other financial institutions, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, Chesterfield Federal's Board of Directors has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in Chesterfield Federal's assets and liabilities, determining the level of risk that is appropriate given its business strategy, operating environment, capital, liquidity and performance objectives, and managing this risk consistent with the guidelines approved by the Board of Directors. The Asset/Liability Management Committee consists of senior management operating under a policy adopted by the Board of Directors and meets at least quarterly to review Chesterfield Federal's asset/liability policies and interest rate risk position.

     In recent years, management has sought to reduce our interest rate risk by maintaining high levels of liquidity, and emphasizing the origination of shorter-term residential mortgage (terms of seven, 10 or 15 years) loans. In addition, when a borrower refinances a loans during periods of decreasing interest rates, management actively seeks to reduce the term of the refinanced loan.

     Net Portfolio Value. In past years, many savings associations measured interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the Office of Thrift Supervision. However, the Office of Thrift Supervision now requires the computation of amounts by which the net present value of an institution's cash flow from assets, liabilities and off balance sheet items (the institution's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of NPV. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of NPV. The Office of Thrift Supervision model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the U.S. Treasury yield curve shifts instantaneously and parallel up and down 100 to 300 basis points in 100 basis point increments. A basis point equals one-hundredth of one percentage point, and 100 basis points equals one percentage point. A change in interest rates to 8% from 7% would mean, for example, a 100 basis point increase in the "Changes in Interest Rates" column below. The Office of Thrift Supervision provides Chesterfield Federal the results of the interest rate sensitivity model, which is based on information provided by Chesterfield Federal, to estimate the sensitivity of NPV.

     The table below sets forth, as of September 30, 2000, the estimated changes in Chesterfield Federal's NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve.

                                                      Net Portfolio Value as a %
       Net Portfolio Equity                           of Present Value of Assets
------------------------------------------            --------------------------
    Change in
  Interest Rates    Estimated    Amount of                                 %
  (basis points)       NPV        Change     Percent    NPV Ratio        Change
----------------    ---------    ---------   -------  -------------    ---------
                            (Dollars in Thousands)

       +300         $  32,194    $ (8,651)       (21)%     10.92%         (18)%
       +200            35,053      (5,792)       (14)      11.75          (12)
       +100            38,017      (2,828)        (7)      12.58           (6)
          0            40,845                              13.36
       -100            42,859       2,014          5       13.89            4
       -200            44,021       3,176          8       14.17            6
       -300            45,033       4,188         10       14.41            8

     Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in NPV requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV table presented assumes that the composition of Chesterfield Federal's interest sensitive assets and liabilities existing at the beginning of a period remain constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the NPV table provides an indication of Chesterfield

Federal's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on its net interest income, and will differ from actual results.

Average Balance Sheets

     The following tables present for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                                                  Four Months Ended October 31,
                                                             -----------------------------------------------------------------------
                                At October 31, 2000                        2000                                 1999
                               ----------------------        -----------------------------------------------------------------------
                                                             Average     Interest                 Average     Interest
                                 Actual                    Outstanding    Earned/               Outstanding    Earned/
                                 Balance    Yield/Rate       Balance       Paid      Yield/Rate   Balance       Paid     Yield/Rate
                                --------    ----------       -------     --------    ----------  ---------    --------   ----------
                                                                        (Dollars in Thousands)
Interest-earning assets:
 Loans receivable (1)(2).......  $154,772      7.41%          $155,645    $  3,962      7.64%     $159,056     $ 3,954      7.46%
 Securities....................    82,997      6.07             80,739       1,580      5.87        56,156       1,019      5.44
 Interest-bearing deposits.....    47,773      6.56             52,160       1,204      6.92        72,419       1,281      5.31
 Other.........................     3,470      7.19              3,871         110      8.53         4,490          92      6.15
                                 --------                     --------     -------                --------     -------
  Total interest-earning
  assets (1)...................  $289,012      6.88           $292,415     $ 6,856      7.03      $292,121     $ 6,346      6.52
                                 --------    ------           --------     -------                --------     -------

Interest-bearing liabilities:
 Passbook savings..............  $ 54,332      2.53           $ 55,152     $   454      2.47      $ 57,546     $   478      2.49
 NOW accounts..................    22,272      1.77             23,131         153      1.98        22,342         145      1.95
 Money market accounts.........     8,926      3.04              9,464          95      3.01        10,098          93      2.76
 Time deposits.................   170,290      5.41            171,684       3,038      5.31       169,964       2,781      4.91
                                 --------                     --------     -------                --------     -------
  Total interest-bearing
     liabilities...............  $255,820      4.40           $259,431       3,740      4.32      $259,950       3,497      4.04
                                 --------    ------           --------     -------                --------     -------
Net interest income............                                            $ 3,116                             $ 2,849
                                                                           =======                             =======
Net interest rate spread.......                2.48                                     2.71                                2.48
Net earning assets.............  $ 33,192                     $ 32,984                            $ 32,171
                                 ========                     ========                            ========
Net yield on average
  interest-earning assets......                                                         3.20                                2.93
Average interest-earning assets
 to average interest-bearing
 liabilities...................     113.0x                                   112.7x                              112.4x

                                                                     Years Ended June 30,
                              ------------------------------------------------------------------------------------------------------
                                            2000                                  1999                               1998
                              --------------------------------    --------------------------------   -------------------------------
                              Average     Interest                Average     Interest               Average     Interest
                            Outstanding   Earned/               Outstanding   Earned/              Outstanding   Earned/
                              Balance      Paid     Yield/Rate    Balance      Paid     Yield/Rate   Balance      Paid    Yield/Rate
                              -------      ----     ----------    -------      ----     ----------   -------      ----    ----------
                                                                       (Dollars in Thousands)
Interest-earning assets:
 Loans receivable (1)......    $158,522    $11,917       7.52%   $150,422      $11,609       7.72%  $138,319      $11,161     8.07%
 Securities................      62,247      3,512       5.64      39,724        2,438       6.14     66,212        5,298     8.00
 Interest-bearing deposits.      67,670      3,796       5.61      92,891        4,478       4.82     74,339        2,897     3.90
 Other.....................       4,918        338       6.87       5,141          323       6.28      4,393          289     6.58
                               --------    -------               --------      -------              --------      -------
  Total interest-earning
     assets (1).............   $293,357    $19,563       6.67    $288,178      $18,848       6.54   $283,263      $19,645     6.94
                               ========    =======               ========      =======              ========      =======

Interest-bearing liabilities:
 Passbook savings..........    $ 57,270    $ 1,407       2.46    $ 57,883      $ 1,553       2.68   $ 57,255      $ 1,704     2.98
 NOW accounts..............      22,300        435       1.95      20,995          441       2.10     19,117          445     2.83
 Money market accounts.....      10,083        281       2.79      10,868          301       2.77     11,104          354     3.19
 Time deposits.............     171,545      8,623       5.03     168,031        8,351       4.97    167,052        8,787     5.26
                               --------    -------               --------      -------              --------      -------
  Total interest-bearing
     liabilities...........    $261,198     10,746       4.11    $257,777       10,646       4.13   $254,528       11,290     4.44
                               ========    -------               ========      -------              ========      -------
Net interest income........                $ 8,817                             $ 8,202                            $ 8,355
                                           =======                             =======                            =======
Net interest rate spread...                              2.56                                2.41                             2.50
Net earning assets.........    $ 32,159                          $ 30,401                           $ 28,735
                               ========                          ========                           ========
Net yield on average
  interest-earning assets.                               3.01                                2.85                             2.95
Average interest-earning assets
 to average interest-bearing
 liabilities...............                  112.3x                              111.8x                             111.3x

___________________________
(1) Balance calculated net of deferred loan fees, loan discounts, loans in process and the allowance for loan losses.
(2)  Yield at October 31, 2000 excludes loan fees.

Rate/Volume Analysis

     The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                               Four Months Ended October 31,                              Years Ended June 30,
                             ------------------------------------------------------------------------------------------------------
                                   2000 vs. 1999                           2000 vs. 1999                     1999 vs. 1998
                             ----------------------------------    -------------------------------   ------------------------------
                              Increase/(Decrease)       Total      Increase/(Decrease)    Total      Increase/(Decrease)    Total
                                    Due to            Increase            Due to         Increase          Due to          Increase
                             --------------------                  ------------------                ------------------
                              Volume        Rate     (Decrease)    Volume        Rate   (Decrease)   Volume      Rate     (Decrease)
                             ---------      -----    ----------    ------        ----   ----------   ------   ---------    --------
                                                                                        (In Thousands)
Interest-earning assets:
 Loans receivable..........      $ (86)      $ 94         $  8    $   614       $(306)     $  308   $   948   $  (500)      $   448
 Securities................        476         85          561      1,285        (211)      1,074    (1,807)   (1,053)       (2,860)
 Interest-bearing deposits.       (411)       334          (77)    (1,340)        658        (682)      811       770         1,581
 Other.....................        (15)        33           18        (14)         29          15        47       (13)           34
                                 -----       ----         ----    -------       -----      ------   -------   -------       -------
   Total interest-earning
    assets.................      $ (35)      $545         $510    $   545       $ 170      $  715   $    (1)  $  (796)      $  (797)
                                 =====       ====         ----    =======       =====      ------   =======   =======       -------
Interest-bearing liabilities:
 Passbook savings..........      $ (20)      $ (4)        $(24)   $   (16)      $(130)     $ (146)  $    19   $  (170)      $  (151)
 NOW accounts..............          5          3            8         27         (33)         (6)       42       (46)           (4)
 Money market accounts.....         (6)         8            2        (22)          2         (20)       (7)      (46)          (53)
 Time deposits.............         28        229          257        176          96         272        51      (487)         (436)
                                 -----       ----         ----    -------       -----      ------   -------   -------       -------
   Total interest-bearing
    liabilities............      $   8       $235          243    $   165       $ (65)        100   $   105   $  (749)         (644)
                                 =====       ====         ----    =======       =====      ------   =======   =======       -------
Net interest income........                               $267                             $  615                           $  (153)
                                                          ====                             ======                           =======

Comparison of Financial Condition at October 31, 2000 and June 30, 2000

     Chesterfield Federal's total assets decreased by $6.6 million, or 2.2%, to $298.8 million at October 31, 2000 from $305.5 million at June 30, 2000. The decrease resulted primarily from decreases in loans receivable and cash and cash equivalents, partially offset by an increase in securities. Securities increased by $9.3 million, or 12.6%, to $83.0 million at October 31, 2000 from $73.7 million at June 30, 2000. Management has reduced its levels of interest-bearing deposits in other financial institutions and invested the funds in securities, which generally have higher yields and longer terms to maturity. In addition, the interest from certain U.S. government and agency securities is exempt from Illinois state income tax. The securities purchased were bonds issued by the Federal Home Loan Bank and mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation. Cash and cash equivalents decreased $13.8 million, or 20.5%, to $53.2 million at October 31, 2000 from $67.0 million at June 30, 2000 as a result of the decision by management to reduce the level of interest-bearing deposits. Loans receivable decreased by $2.5 million, or 1.6%, to $154.8 million at October 31, 2000 from $157.3 million at June 30, 2000. Accrued interest receivable and other assets increased $359,000, or 11.3%, to $3.5 million at October 31, 2000 from $3.2 million at June 30, 2000 primarily as a result of increases in insurance commissions receivable at its insurance subsidiary.

     Total deposits decreased $7.5 million, or 2.9%, to $255.8 million at October 31, 2000 from $263.3 million at June 30, 2000. All categories of deposits decreased during this period. Time deposits decreased $2.9 million, or 1.6%, to $170.3 million at October 31, 2000 from $173.1 million at June 30, 2000. NOW accounts decreased $991,000, or 4.3%, to $22.3 million at October 31, 2000 from $23.3 million at June 30, 2000. Money market accounts decreased $1.3 million to $8.9 million at October 31, 2000 from $10.2 million at June 30, 2000. Passbook savings decreased $2.4 million, or 4.3%, to $54.3 million at October 31, 2000 from $56.8 million at June 30, 2000. The decrease in deposits resulted from management's decision not to match some of Chesterfield Federal's competitors in pricing deposit products and not to offer off-term deposit products, as well as increased competition for deposits from new financial institutions located in Chesterfield Federal's market area. Accrued expenses and other liabilities increased $1.4 million, or 32.6%, to $5.5 million at October 31, 2000 from $4.1 million at June 30, 2000. The increase is primarily attributable to increases in accrued interest payable and premiums due to insurance companies.

     Retained income increased $907,000, or 2.6%, to $36.1 million at October 31, 2000 from $35.2 million at June 30, 2000 resulting from earnings during the period.

Comparison of Financial Condition at June 30, 2000 and 1999

     Chesterfield Federal's total assets increased by $1.4 million, or 0.5%, to $305.5 million at June 30, 2000 from $304.1 million at June 30, 1999. The increase resulted primarily from an increase in securities and loans receivable, partially offset by a decrease in cash and cash equivalents. Securities increased by $17.1 million, or 30.3%, to $73.7 million at June 30, 2000 from $56.6 million at June 30, 1999 as a result of management's plan to reduce amounts of interest-bearing deposits held. The securities purchased were bonds issued by the Federal Home Loan Bank. Cash and cash equivalents decreased $16.5 million, or 19.7%, to $67.0 million at June 30, 2000 from $83.4 million at June 30, 1999 as a result of the aforementioned decision by management to reduce the level of interest-bearing deposits. Loans receivable growth was relatively flat increasing $359,000, or 0.2%, to $157.3 million at June 30, 2000 from $156.9 million at June 30, 1999. Accrued interest receivable and other assets increased $251,000, or 8.6%, to $3.2 million at June 30, 2000 from $2.9 million at June 30, 1999 as a result of accrued interest receivable attributable to higher securities balances.

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

     Total deposits increased $4.2 million, or 1.6%, to $263.3 million at June 30, 2000 from $259.1 million at June 30, 1999. Increases in time deposits, NOW accounts and money market accounts were partially offset by declines in passbook savings. Time deposits increased $4.0 million, or 2.4%, to $173.1 million at June 30, 2000 from $169.2 million at June 30, 1999. NOW accounts increased $1.6 million, or 7.2%, to $23.3 million at June 30, 2000 from $21.7 million at June 30, 1999. Money market accounts increased $183,000 to $10.2 million at June 30, 2000 from $10.0 million at June 30, 1999. Passbook savings decreased $1.5 million, or 2.6%, to $56.7 million at June 30, 2000 from $58.3 million at June 30, 1999. Accrued expenses and other liabilities decreased $5.2 million, or 55.6%, to $4.1 million at June 30, 2000 from $9.3 million at June 30, 1999. This decrease was primarily related to a $5.0 million security purchased with a trade date of June 24, 1999 and a settlement date of July 14, 1999.

     Retained income increased $2.3 million, or 7.1%, to $35.2 million at June 30, 2000 from $32.8 million at June 30, 1999 resulting from earnings during the fiscal year.

Comparison of Operating Results for the Four Months Ended October 31, 2000 and 1999

     General. Net income increased $148,000, or 19.4%, to $907,000 for the four months ended October 31, 2000 from $760,000 for the four months ended October 31, 1999. The increase resulted from an increase in net interest income and noninterest income and a reduction in the provision for loan losses, partially offset by an increase in noninterest expenses.

     Total Interest Income. Total interest income increased by $510,000, or 8.0%, to $6.9 million for the four months ended October 31, 2000 from $6.3 million for the four months ended October 31, 1999. The increase resulted primarily from an increase in interest on securities partially offset by a decrease in interest on interest-bearing deposits in other financial institutions.

     Interest on securities increased $561,000, or 55.1%, to $1.6 million for the four months ended October 31, 2000 from $1.0 million for the four months ended October 31, 1999. The increase resulted from a $24.5 million, or 43.8%, increase in the average balance of securities to $80.7 million from $56.2 million and an increase in the average yield on the securities portfolio to 5.87% from 5.44%. The volume increase was the result of management reducing the volume of interest-bearing deposits in other financial institutions and increasing the volume of securities, discussed above.

     Interest and fees on loans remained flat at $4.0 million for the four months ended October 31, 2000 and 1999. The average yield on the loan portfolio increased 18 basis points to 7.64% from 7.46%. This increase in yield was partially offset by a decrease of $3.4 million, or 2.1%, in the average balance of loans to $155.6 million from $159.1 million.

     Interest on interest-bearing deposits decreased $76,000, or 5.9%, to $1.2 million for the four months ended October 31, 2000 from $1.3 million for the four months ended October 31, 1999. The decrease resulted from a $20.3 million, or 28.0%, decrease in the average balance of interest-bearing deposits to $52.2 million from $72.4 million. The volume decrease was partially offset by a 161 basis point increase in the yield on interest-bearing deposits to 6.92% from 5.31%. The increase in yield resulted from a general increase in shorter-term market rates of interest.

     Interest Expense. Interest expense on deposits increased $243,000, or 7.0%, to $3.7 million for the four months ended October 31, 2000 from $3.5 million for the four months ended October 31, 1999. Interest expense on passbook savings accounts decreased $24,000, or 5.0%, to $454,000 from $478,000 as a result of a $2.4 million decline in the average balance of passbook savings to $55.2 million from $57.5 million. The average cost of passbook savings was relatively consistent for each period. Interest expense on time deposits increased $257,000, or

9.2%, to $3.0 million from $2.8 million as a result of the 40 basis point increase in the rates paid on time deposits to 5.31% from 4.91% and a $1.7 million, or 1.0%, increase in the average balance of time deposits to $171.7 million from $170.0 million. The increase in rates resulted from a general increase in shorter-term market rates of interest.

     Net Interest Income. Net interest income increased $267,000, or 9.4%, to $3.1 million for the four months ended October 31, 2000 from $2.8 million for the four months ended October 31, 1999. The net interest rate spread and the net interest margin increased during the period. The net interest spread increased 23 basis points to 2.71% from 2.48% while the net interest margin increased 27 basis points to 3.20% from 2.93%.

     Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level we believe is appropriate to absorb future charge-offs of loans deemed uncollectible. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, peer group information and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. Based on our evaluation of these factors, management made provisions of $26,000 and $40,000 for the four months ended October 31, 2000 and 1999, respectively. The provisions for the four months ended October 31, 2000 and 1999 were reflective of management's evaluation of the loan portfolio within the context of the factors stated above. The provisions relate directly to the charge-offs recorded during the periods and credit quality concerns associated with certain community development loans. This resulted in the allowance for loan losses increasing to 0.99% of loans outstanding at October 31, 2000 from 0.92% at October 31, 1999. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the adequacy of the allowance. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination. Management believes that the allowance for loan losses at October 31, 2000 and 1999 was adequate.

     Noninterest Income. Noninterest income includes insurance commissions, service charges on deposit accounts and other income. Total noninterest income increased $46,000, or 6.6%, to $740,000 for the four months ended October 31, 2000 from $694,000 for the four months ended October 31, 1999. Insurance commissions increased $45,000, or 8.1%, as a result of the continued emphasis management has placed on this revenue stream, including the acquisition of three insurance agencies during the fiscal year ended June 30, 1999 and one agency during the fiscal year ended June 30, 1998.

     Noninterest Expense. Total noninterest expense increased $116,000, or 5.0%, to $2.4 million for the four months ended October 31, 2000 from $2.3 million for the four months ended October 31, 1999.

     Salaries and employee benefits is the largest component of noninterest expense and represented 58.3% and 56.6% of total noninterest expense for the four months ended October 31, 2000 and 1999. Total salaries and employee benefits increased $107,000, or 8.1%, to $1.4 million for the four months ended October 31, 2000 from $1.3 million for the four months ended October 31, 1999. Approximately 27% of this increase is attributable to retirement and other benefit plans. The total number of full-time equivalent employees remained constant at 95 as of October 31, 2000 and 1999.

     Equipment expense increased $31,000, or 21.9%, to $174,000 for the four months ended October 31, 2000 from $143,000 for the four months ended October 31, 1999. The increase is primarily attributable to increased depreciation charges and cost of maintenance agreements on equipment.

     Federal deposit insurance expense decreased $32,000, or 43.8%, to $41,000 for the four months ended October 31, 2000 from $72,000 for the four months ended October 31, 1999. The reduction in federal deposit insurance premium expense resulted primarily from a scheduled decrease in insurance rates effective January 1, 2000.

     Provision for Income Taxes. The provision for income taxes increased to $472,000, or 34.2% of income before income taxes for the four months ended October 31, 2000, from $409,000, or 35.0% for the four months ended October 31, 1999. The decrease in the effective tax rate is primarily attributable to a decrease in Illinois state income taxes.

Comparison of Operating Results for the Years Ended June 30, 2000 and 1999

     General. Net income increased $675,000, or 40.7%, to $2.3 million for the fiscal year ended June 30, 2000 from $1.7 million for the fiscal year ended June 30, 1999. The increase resulted from an increase in net interest income and noninterest income and a reduction in the provision for loan losses, partially offset by an increase in noninterest expenses.

     Total Interest Income. Total interest income increased by $715,000, or 3.8%, to $19.6 million for the fiscal year ended June 30, 2000 from $18.8 million for the fiscal year ended June 30, 1999. The increase resulted primarily from increases in interest and fees on loans and interest on securities partially offset by a decrease in interest on interest-bearing deposits in other financial institutions.

     Interest and fees on loans increased $308,000, or 2.7%, to $11.9 million for the fiscal year ended June 30, 2000 from $11.6 million for the fiscal year ended June 30, 1999. The increase resulted from an $8.1 million, or 5.4%, increase in the average balance of loans to $158.5 million from $150.4 million. This increase in volume was partially offset by a 20 basis point decline in the average yield on the loan portfolio to 7.52% from 7.72%.

     Interest on securities increased $1.1 million, or 44.0%, to $3.5 million for the fiscal year ended June 30, 2000 from $2.4 million for the fiscal year ended June 30, 1999. The increase resulted from a $22.5 million, or 56.7%, increase in the average balance of securities to $62.2 million from $39.7 million partially offset by a decrease in the average yield on the securities portfolio to 5.64% from 6.14%. The volume increase was the result of management reducing the volume of interest-bearing deposits in other financial institutions and increasing the volume of securities.

     Interest on interest-bearing deposits decreased $682,000, or 15.2%, to $3.8 million for the fiscal year ended June 30, 2000 from $4.5 million for the fiscal year ended June 30, 1999. The decrease resulted from a $25.2 million, or 27.2%, decrease in the average balance of interest-bearing deposits to $67.7 million from $92.9 million. The volume decrease was partially offset by a 79 basis point increase in the yield on interest-bearing deposits to 5.61% from 4.82%. The increase in yield resulted from a general increase in shorter-term market rates of interest.

     Interest Expense. Interest expense on deposits increased $100,000, or .9%, to $10.8 million for the fiscal year ended June 30, 2000 from $10.7 million for the fiscal year ended June

30, 1999. Interest expense on passbook savings accounts decreased $146,000, or 9.4%, to $1.4 million from $1.6 million as a result of a 22 basis point decline in the average cost of passbook savings accounts to 2.46% from 2.68%. The average balance of passbook savings accounts was relatively consistent as it declined 1.1% to $57.3 million from $57.9 million. Interest expense on time deposits increased $272,000, or 3.3%, to $8.6 million from $8.4 million as a result a $3.5 million, or 2.1%, increase in the average balance of time deposits to $171.5 million from $168.0 million. The rates paid on time deposits increased 6 basis points to 5.03% from 4.97%.

     Net Interest Income. Net interest income increased $615,000, or 7.5%, to $8.8 million for the fiscal year ended June 30, 2000 from $8.2 million for the fiscal year ended June 30, 1999. The net interest rate spread and the net interest margin increased during the period. The net interest spread increased 15 basis points to 2.56% from 2.41% while the net interest margin increased 16 basis points to 3.01% from 2.85%.

     Provision for Loan Losses. Management made provisions of $83,000 and $150,000 for the fiscal years ended June 30, 2000 and 1999, respectively. The provision for the year ended June 30, 2000 related primarily to credit quality concerns associated with certain community development loans and charge-offs recorded during the year. This resulted in the allowance for loan losses increasing to 0.95% of loans outstanding at June 30, 2000 from 0.90% at June 30, 1999. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates. Management believes that the allowance for loan losses at June 30, 2000 and 1999 was adequate.

     Noninterest Income. Noninterest income includes insurance commissions, service charges on deposit accounts and other income. Total noninterest income increased $609,000, or 39.8%, to $2.1 million for the fiscal year ended June 30, 2000 from $1.5 million for the fiscal year ended June 30, 1999. Insurance commissions increased $591,000, or 53.0%, as a result of the continued emphasis management has placed on this revenue stream, including the acquisition of three insurance agencies during the fiscal year ended June 30, 1999 and one agency during the fiscal year ended June 30, 1998.

     Noninterest Expense. Total noninterest expense increased $213,000, or 3.0%, to $7.2 million for the fiscal year ended June 30, 2000 from $7.0 million for the fiscal year ended June 30, 1999.

     Salaries and employee benefits is the largest component of noninterest expense and represented 57.5% and 58.2% of total noninterest expense for the fiscal year ended June 30, 2000 and 1999. Total salaries and employee benefits increased $71,000, or 1.7%, to $4.1 million for the fiscal year ended June 30, 2000 from the fiscal ended June 30, 1999. The increase is primarily attributable to higher salary expenses at both the bank and insurance subsidiary, partially offset by a reduction in retirement and other benefit expenses. The decrease in retirement and other benefit expenses is primarily attributable to the supplemental benefit plan for inside directors. The total number of full-time equivalent employees remained constant at 96 as of June 30, 2000 and 1999.

     Equipment expense increased $77,000, or 19.4%, to $473,000 for the fiscal year ended June 30, 2000 from $396,000 for the fiscal year ended June 30, 1999. The increase is primarily attributable to increased depreciation charges and costs of maintenance agreements on computer equipment purchased during the fiscal year ended June 30, 1999.

     Data processing expense decreased $109,000, or 26.0%, to $310,000 for the fiscal year ended June 30, 2000 from $419,000 for the fiscal year ended June 30, 1999. The decrease related to expenditures made in fiscal 1999 relating to the installation of a network computer system and preparation for Year 2000.

     Federal deposit insurance expense decreased $50,000, or 22.5%, to $171,000 for the fiscal year ended June 30, 2000 from $220,000 for the fiscal year ended June 30, 1999. The reduction in federal deposit insurance premium expense resulted primarily from a scheduled decrease in insurance rates effective January 1, 2000.

     Other expense increased $203,000, or 17.0%, to $1.4 million for the fiscal year ended June 30, 2000 from $1.2 million for the fiscal year ended June 30, 1999. The increase in other expense is primarily related to the insurance subsidiary's increased operating expenses associated with greater activity and goodwill amortization as a result of the acquisitions of insurance agencies completed during fiscal years 1998 and 1999.

     Provision for Income Taxes. The provision for income taxes increased to $1.3 million, or 36.1% of income before income taxes for the fiscal year ended June 30, 2000, from $919,000, or 35.7% for the fiscal year ended June 30, 1999.

Comparison of Operating Results for the Years Ended June 30, 1999 and 1998

     General. Net income decreased $333,000, or 16.7%, to $1.7 million for the fiscal year ended June 30, 1999 from $2.0 million for the fiscal year ended June 30, 1998. The decrease resulted from a decrease in net interest income and an increase in noninterest expenses, partially offset by an increase in noninterest income and a reduction in the provision for loan losses.

     Total Interest Income. Total interest income decreased $798,000, or 4.1%, to $18.8 million for the fiscal year ended June 30, 1999 from $19.6 million for the fiscal year ended June 30, 1998. The decrease resulted primarily from decreases in interest and fees on loans and interest on securities partially offset by an increase in interest on interest-bearing deposits.

     Interest and fees on loans increased $448,000, or 4.0%, to $11.6 million for the fiscal year ended June 30, 1999 from $11.2 million for the fiscal year ended June 30, 1998. The increase resulted from a $12.1 million, or 8.8%, increase in the average balance of loans to $150.4 million from $138.3 million. This increase in volume was partially offset by a 35 basis point decline in the average yield on the loan portfolio to 7.72% from 8.07%.

     Interest on securities decreased $2.9 million, or 54.0%, to $2.4 million for the fiscal year ended June 30, 1999 from $5.3 million for the fiscal year ended June 30, 1998. The decrease resulted from a $26.4 million, or 40.0%, decrease in the average balance of securities to $39.7 million from $66.2 million and a 186 basis point decrease in the yield on securities to 6.14% from 8.00%. The decline in the average balance of securities was a result of management's reinvestment of maturing securities into interest-bearing deposits. The yield on the securities decreased as a result of the maturity of certain mortgage-backed securities and collateralized mortgage obligations.

     Interest on interest-bearing deposits increased $1.6 million, or 54.6%, to $4.5 million for the fiscal year ended June 30, 1999 from $2.9 million for the fiscal year ended June 30, 1998. The increase resulted from an $18.6 million, or 25.0%, increase in the average balance of interest-bearing deposits to $92.9 million from $74.3 million and a 92 basis point increase in the yield on interest-bearing deposits to 4.82% from 3.90%.

     Interest Expense. Interest expense on deposits decreased $644,000, or 5.7%, to $10.7 million for the fiscal year ended June 30, 1999 from $11.3 million for the fiscal year ended June 30, 1998. Interest expense on passbook savings accounts decreased $151,000, or 8.9%, to $1.6 million from $1.7 million as a result of a 30 basis point decline in the average cost of passbook savings accounts to 2.68% from 2.98%. The average balance of passbook savings accounts was relatively consistent as it increased 1.1% to $57.9 million from $57.3 million. Interest expense on time deposits decreased $436,000, or 5.0%, to $8.4 million from $8.8 million as a result of a 29 basis point decline in the rates paid on time deposits to 4.97% from 5.26%. The average balance of time deposits increased $979,000, or
 .6%, to $168 million from 167 million.

     Net Interest Income. Net interest income decreased $153,000, or 1.8%, to $8.2 million for the fiscal year ended June 30, 1999 from $8.4 million for the fiscal year ended June 30, 1998. The net interest rate spread and the net interest margin decreased during the period. The net interest spread decreased 9 basis points to 2.41% from 2.50% while the net interest margin increased 10 basis points to 2.85% from 2.95%.

     Provision for Loan Losses. Management made provisions of $150,000 and $202,000 for the fiscal years ended June 30, 1999 and 1998, respectively. The provisions for the year ended June 30, 1999 related primarily to credit quality concerns associated with certain community development loans and an increase in the concentration of loans to one borrower. This resulted in the allowance for loan losses increasing to 0.90% of loans outstanding at June 30, 1999 from 0.87% at June 30, 1998. Management believes that the allowance for loan losses at June 30, 1999 and 1998 was adequate.

     Noninterest Income. Noninterest income includes insurance commissions, service charges on deposit accounts and other income. Total noninterest income increased $467,000, or 43.9%, to $1.5 million for the fiscal year ended June 30, 1999 from $1.1 million for the fiscal year ended June 30, 1998. Insurance commissions increased $413,000, or 58.8%, as a result of the continued emphasis management has placed on this revenue stream, including the acquisition of three insurance agencies during the fiscal year ended June 30, 1999 and one agency during the fiscal year ended June 30, 1998.

     Noninterest Expense. Total noninterest expense increased $891,000, or 14.6%, to $7.0 million for the fiscal year ended June 30, 1999 from $6.1 million for the fiscal year ended June 30, 1998.

     Salaries and employee benefits is the largest component of noninterest expense and represented 58.2% and 59.5% of total noninterest expense for the fiscal year ended June 30, 1999 and 1998. Total salaries and employee benefits increased $440,000, or 12.1%, to $4.1 million for the fiscal year ended June 30, 1999 from $3.6 million for the fiscal ended June 30, 1998. The increase is primarily attributable to higher salary expenses at the insurance subsidiary as a result of the acquisition of three insurance agencies completed during fiscal 1999. The total number of full-time equivalent employees increased 7.9% to 96 as of June 30, 1999 from 89 as of June 30, 1998.

     Equipment expense increased $101,000, or 34.2%, to $396,000 for the fiscal year ended June 30, 1999 from $295,000 for the fiscal year ended June 30, 1998. The increase is primarily attributable to increased depreciation charges and costs of maintenance agreements on computer equipment purchased during the fiscal year ended June 30, 1999.

     Data processing expense increased $138,000, or 48.8%, to $419,000 for the fiscal year ended June 30, 1999 from $282,000 for the fiscal year ended June 30, 1998. The increase related to expenditures relating to installation of a new network computer system and preparation for Year 2000.

     Other expense increased $241,000, or 25.2%, to $1.2 million for the fiscal year ended June 30, 1999 from $957,000 for the fiscal year ended June 30, 1998. The increase in other expense is primarily related to the insurance subsidiary's increased operating expenses associated with greater activity and goodwill amortization as a result of the acquisitions of insurance agencies completed during fiscal years 1998 and 1999.

     Provision for Income Taxes. The provision for income taxes decreased to $919,000, or 35.7% of income before income taxes for the fiscal year ended June 30, 1999, from $1.1 million, or 35.8% for the fiscal year ended June 30, 1998.

Liquidity and Capital Resources

     Chesterfield Federal's liquidity management objective is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the ability to meet deposit withdrawals on demand or at contractual maturity, and to fund new loans and investments as opportunities arise. Chesterfield Federal's primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operations, and cash flows generated by investments. External sources of funds primarily consist of increases in deposits.

     Chesterfield Federal is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of United States Government, federal agency and other investments having maturities of five years or less. Current Office of Thrift Supervision regulations require that a savings association maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet applicable liquidity requirements. At October 31, 2000, Chesterfield Federal's liquidity, as measured for regulatory purposes, was in excess of the minimum Office of Thrift Supervision requirement. Chesterfield Federal will receive 50% of the net proceeds in the offering, or approximately $12.6 million at the minimum of the offering range and $17.3 million at the maximum of the offering range. Management of Chesterfield Federal intends to initially invest a substantial portion of these funds in shorter-term investments that are considered "liquid" investments, and, as a result, Chesterfield Federal's liquidity will initially increase due to the proceeds received from the stock offering. The effects of the stock offering on liquidity are likely to decrease over time as the offering proceeds are deployed into other investments and activities, such as funding new loans or acquiring additional branch offices, and for general corporate purposes.

     At October 31, 2000, Chesterfield Federal had loan commitments of $3.5 million and unused lines of credit of $15.6 million. Chesterfield Federal believes it has adequate resources to fund loan commitments as they arise. If Chesterfield Federal requires funds beyond its internal funding capabilities, advances from the Federal Home Loan Bank of Chicago are available. At October 30, 2000, approximately $143.7 million of time deposits were scheduled to mature within one year, and we expect that a portion of these time deposits will not be renewed upon maturity.

     After the conversion, Chesterfield Financial does not intend to engage in any significant business activity other than owning the common stock of Chesterfield Federal. In order to provide sufficient funds for operations, Chesterfield Financial expects to retain and invest 50% of the net proceeds of the stock offering remaining after making the loan to the employee stock ownership plan. In the future, Chesterfield Financial's primary source of funds, other than income from its investment and principal and interest payments received with respect to the employee stock ownership plan loan, is expected to be dividends from Chesterfield Federal. As a stock savings and loan association, Chesterfield Federal is subject to regulatory limitations on its ability to pay cash dividends.

Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended by SFAS No. 137, establishes comprehensive accounting and reporting requirements for derivative instruments and hedging activities. Beginning July 1, 2000, this new accounting standard required all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. The statement also permits certain reclassification of securities among the trading, available-for-sale and held-to-maturity classifications. The adoption of this standard had no impact on the financial statements of Chesterfield Federal.

Impact of Inflation and Changing Prices

     The consolidated financial statements and related notes of Chesterfield Federal have been prepared in accordance with generally accepted accounting principles ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

                   BUSINESS OF CHESTERFIELD FINANCIAL CORP.

     Chesterfield Financial is a Delaware corporation organized in January 2001 by Chesterfield Federal for the purpose of becoming a savings and loan holding company of Chesterfield Federal. We will purchase all of the capital stock of Chesterfield Federal to be issued in the conversion in exchange for 50% of the net conversion proceeds and will retain the remaining 50% of the net proceeds as our initial capitalization. Immediately following the conversion, our only significant assets will be the capital stock of Chesterfield Federal, our loan to the employee stock ownership plan, and the remainder of the net conversion proceeds retained by us. The business and management of Chesterfield Financial will initially primarily consist of the business and management of Chesterfield Federal.

                                  BUSINESS OF
         CHESTERFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHICAGO

Market Area

     Chesterfield Federal has been, and continues to be, a community-oriented savings institution offering a variety of financial products to meet the needs of the communities it serves. Chesterfield Federal's lending and deposit-gathering area is concentrated in the neighborhoods surrounding its four offices; its main office and one branch office in Chicago, one branch office in Palos Hills, which is located in Cook County, and one branch office in Frankfort, which is located in Will County. While the City of Chicago experienced a population decrease of 4.6% between 1990 and 1998, the population of Palos Hills and Frankfort increased 6.3% and 49.5%, respectively, over the same period. The City of Chicago Government is the largest employer in the City of Chicago, and general building companies and healthcare providers comprise the two largest types of business in each of Chicago, Palos Hills and Frankfort. However, the economy in Chesterfield Federal's market area is not dependent on any single employer or type of business.

Competition

     We face significant competition in both originating loans and attracting deposits. The Chicago metropolitan area has a high concentration of financial institutions, most of whom are significantly larger institutions that have greater financial resources than we do, and all of which are our competitors to varying degrees. Our competition for loans comes principally from commercial banks, savings banks, mortgage banking companies, credit unions and insurance companies and other financial service companies. Our most direct competition for deposits has historically come from commercial banks, savings banks and credit unions. We face additional competition for deposits from non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies. The Gramm-Leach-Bliley Act, which permits affiliation among banks, securities firms and insurance companies, also will change the competitive environment in which we conduct business.

Lending Activities

     General. Our loan portfolio is comprised mainly of one-to four-family residential real estate loans. The vast majority of these loans have fixed rates of interest. In addition to residential real estate loans, our loan portfolio consists primarily of home equity lines of credit and consumer loans. At October 31, 2000, our loans totaled $156.9 million, of which $137.4 million, or 87.6% were secured by one-to four-family residential real estate, $5.5 million, or 3.5% were secured by multi-family residential real estate, $10.7 million, or 6.8% were home equity lines of credit and $3.3 million, or 2.1% were consumer loans.

     Loan Portfolio Composition. The following table shows the composition of our loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and allowances for losses) as of the dates indicated.


                                October 31,                                         June 30,
                                              --------------------------------------------------------------------------------------
                                   2000            2000              1999             1998             1997              1996
                             ---------------- ---------------  ----------------  ---------------  ----------------  ----------------
                             Amount   Percent Amount  Percent  Amount   Percent  Amount  Percent  Amount   Percent  Amount   Percent
                             ------   ------- ------  -------  ------   -------  ------  -------  ------   -------  ------   -------
                                                                       (Dollars in Thousands)
Real Estate Loans:
-----------------
One- to four-family........ $137,396   87.6%  $140,120  87.7%  $140,351   87.5%  $127,428   84.4%  $111,926   82.2%  $116,008  82.1%
Home equity................   10,720    6.8     11,002   6.9     11,413    7.1     14,114    9.4     15,310   11.2     16,215  11.5
Multi-family and other.....    5,476    3.5      5,693   3.5      6,058    3.8      6,362    4.2      5,993    4.5      6,317   4.5
                             -------  -----   -------- -----   --------  -----   --------  -----   --------  -----   -------- -----
  Total real estate loans..  153,592   97.9    156,815  98.1    157,822   98.4    147,904   98.0    133,229   97.9    138,540  98.1
                             -------  -----   -------- -----   --------  -----   --------  -----   --------  -----   -------- -----

Other Loans:
-----------
Consumer Loans:
Loans on deposits..........    1,231    0.8      1,161   0.7      1,038    0.6      1,146    0.8      1,050    0.8        979   0.7
Automobile, stock secured,
  second mortagages and
  other....................    2,075    1.3      1,842   1.2      1,574    1.0      1,839    1.2      1,831    1.3      1,708   1.2
                             -------  -----   -------- -----   --------  -----   --------  -----   --------  -----   -------- -----
  Total consumer loans.....    3,306    2.1      3,003   1.9      2,612    1.6      2,985    2.0      2,881    2.1      2,687   1.9
                             -------  -----   -------- -----   --------  -----   --------  -----   --------  -----   -------- -----

  Total loans..............  156,898  100.0%   159,818 100.0%   160,434  100.0%   150,889  100.0%   136,110  100.0%   141,227 100.0%
                                      =====            =====             =====             =====             =====            =====

Less:
----
Undisbursed portion of
 loans in process..........       78               480            1,422             1,911               952             1,120
Unearned discounts and
 deferred loan fees........      520               554              663               754               808               849
Allowance for loan losses..    1,528             1,508            1,432             1,283             1,087             1,003
                            --------          --------         --------          --------          --------          --------
Total loans receivable,
 net....................... $154,772          $157,276         $156,917          $146,941          $133,263          $138,255
                            ========          ========         ========          ========          ========          ========

     One-to Four-family Residential Real Estate Loans. We emphasize the origination of loans secured by first mortgage liens on one-to four-family residential property. As of October 31, 2000, these loans totaled $137.4 million, or 87.6% of our total loan portfolio. We originate loans for our own portfolio, and intend to continue to do so, as our residential mortgage loan documents contain provisions which are more favorable to borrowers than set forth in the seller/servicer guidelines of entities like Fannie Mae or Freddie Mac.

     We offer one-to four-family residential mortgage loans with terms of seven, 10, 15 and 30 years. Of these loans, $136.3 million, or 99.2% had fixed rates of interest and the remaining $1.1 million, or 0.8% had adjustable rates of interest. All of our fixed-rate mortgage loans are fully amortized over the term of the loan. In an effort to increase our originations of shorter-term loans, we more aggressively price the interest rates on loans with terms of seven, 10 and 15 years than on 30-year loans.

     Adjustable-rate mortgages are offered with initial rates which are fixed for one year and adjust annually thereafter. Our adjustable rate loans have a 2% cap on the annual rate adjustment, with a 6% rate adjustment cap over the life of the loan. We currently price our adjustable rate mortgage loans using the National Monthly Median Cost of Funds for SAIF Insured Institutions as the index rate plus a margin of 2.5%.

     Home Equity Loans. We offer home equity lines of credit, the total of which amounted to $10.7 million, or 6.8% of our total loan portfolio as of October 31, 2000. Home equity lines of credit are generally made only for owner-occupied homes, and are secured by first or second mortgages on residences. We generally offer these loans with a maximum loan to appraised value ratio of 75% (including senior liens on the subject property). We currently offer these loans for a period of 10 years, and at rates of prime plus 1%.

     Consumer Loans. We are authorized to make loans for a wide variety of personal or consumer purposes. As of October 31, 2000, consumer loans totaled $3.3 million, or 2.1% of our total loan portfolio. Our consumer loans consist primarily of home improvement loans and loans secured by deposit accounts, but we also offer automobile, stock secured, and unsecured personal loans. Our procedure for underwriting consumer loans includes an assessment of the applicant's credit history and ability to meet existing obligations and payments of the proposed loan, as well as an evaluation of the value of the collateral security, if any. Consumer loans generally entail greater risk than residential mortgage loans, particularly in the case of loans that are unsecured or are secured by assets that tend to depreciate in value, such as automobiles. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining value often does not warrant further substantial collection efforts against the borrower.

     Multi-Family Loans. At October 31, 2000, $5.5 million, or 3.5% of our total loan portfolio consisted of loans secured by multi-family real estate. As of that date, the average principal amount outstanding was $149,000. We originate fixed-rate multi-family real estate loans with amortization schedules of up to 20 years. We generally lend up to 70% of the property's appraised value. Appraised values are determined by our own in-house appraiser or independent appraisers that we designate. If deemed necessary, we obtain an environmental assessment from an independent engineering firm of any environmental risks that may be associated with a particular building or the site. In deciding to originate a multi-family loan, we will review the creditworthiness of the borrower, the expected cash flows from the property securing the loan, the cash flow requirements of the borrower, the value of the property and the quality of the management involved with the property. We generally obtain the personal guarantee of the principals when originating multi-family real estate loans.

     Multi-family real estate lending is generally considered to involve a higher degree of credit risk than one- to four-family residential lending. Such lending may involve large loan balances concentrated on a single borrower or group of related borrowers. In addition, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of the related real estate project. Consequently the repayment of the loan may be subject to adverse conditions in the real estate market or the economy generally.

     Loan Originations, Purchases, Sales and Servicing. Although we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon borrower demand, market interest rates, borrower preference for fixed- versus adjustable-rate loans, and the interest rates offered on each type of loan by other lenders in our market area. This includes competing banks, savings institutions, credit unions, and mortgage banking companies, as well as life insurance companies, and Wall Street conduits that also actively compete for local real estate loans. Loan originations are derived from a number of sources, including branch office personnel, existing or prior customers and walk-in customers. We have very few referrals from real estate brokers.

     Our loan origination activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand. Accordingly, the volume of loan originations and the profitability of this activity can vary from period to period. We have not originated any loans for sale in the secondary market, as our residential mortgage loan documents contain provisions which are more favorable to borrowers than set forth in the seller/servicer guidelines of entities like Fannie Mae or Freddie Mac. We currently do not service any loans for others.

     The following table shows our loan origination and repayment activities for the periods indicated. We did not purchase or sell any loans during the periods indicated.

                                                       Four Months
                                                    Ended October 31,               Years Ended June 30,
                                                  ----------------------     -----------------------------------
                                                    2000         1999           2000         1999        1998
                                                  ---------    ---------     ----------   -----------  ---------
                                                                           (In Thousands)
Originations by Type:
--------------------
 Adjustable rate:
  Real estate -
         - one-to four-family..................   $     357    $      --     $      568   $        --  $      97
         - home equity.........................       2,015        2,171          6,014         6,418      7,516
                                                  ---------    ---------     ----------   -----------  ---------
     Total adjustable-rate.....................       2,372        2,171          6,582         6,418      7,613
                                                  ---------    ---------     ----------   -----------  ---------
Fixed rate:
 Real estate -
         - one-to four-family..................       3,803        9,429         21,215        42,939     39,085
         - multi-family and other..............          --          265            370           694      1,295
 Non-real estate - consumer....................         803          738          2,740         1,724      2,222
                                                  ---------    ---------     ----------   -----------  ---------
     Total fixed-rate..........................       4,606       10,432         24,325        45,357     42,602
                                                  ---------    ---------     ----------   -----------  ---------
     Total loans originated....................       6,978       12,603         30,907        51,775     50,215
                                                  ---------    ---------     ----------   -----------  ---------

Repayments:
----------
 Principal repayments..........................       9,898       10,505         31,523        42,230     35,436
                                                  ---------    ---------     ----------   -----------  ---------

Increase (decrease) in other items, net........         416          986            975           431     (1,101)
                                                  ---------    ---------     ----------   -----------  ---------
     Net increase (decrease)...................   $  (2,504)   $   3,084     $      359   $     9,976  $  13,678
                                                  =========    =========     ==========   ===========  =========

     Loan Approval Procedures and Authority. Our lending activities are subject to written, non-discriminatory underwriting standards and the loan origination procedures adopted by management and the Board of Directors. All loans, regardless of size or type, are initially reviewed by a loan officer. Due to their experience and length of employment with Chesterfield Federal, all of Chesterfield Federal's loan officers have the authority to approve residential mortgage loans in amounts up to $500,000. All such approvals must be ratified by at least two members of the Executive Loan Committee, which consists of President and Chief Executive Officer Michael E. DeHaan, Vice President and Secretary Richard E. Urchell, Vice President

Peter I. Hahto, Director Robert T. Mangan and Vice President Robert J. Cusack. Any loan application for which a loan officer recommends denial is re-reviewed by at least two members of our Second Review Committee, which consists of President and Chief Executive Officer Michael E. DeHaan, Vice President and Secretary Richard E. Urchell, Vice President and Compliance Officer Raymond M. Janacek and Vice President Robert J. Cusack. Any two members of this committee have the authority to approve an application that was denied previously. Loans in excess of $500,000 must be approved by the entire Board of Directors.

Insurance Activities

     Chesterfield Insurance Services, LLC, is a service corporation of Chesterfield Federal. Chesterfield Insurance offers property and casualty insurance on an agency basis for third-party providers. In an effort to offer a more comprehensive selection of services to existing and potential customers, we have expanded the size of Chesterfield Insurance in recent years by acquiring one insurance agency during the fiscal year ended June 30, 1998 and three insurance agencies during the fiscal year ended June 30, 1999. During the four months ended October 31, 2000 and the fiscal years ended June 30, 2000 and 1999, Chesterfield Insurance generated $601,000, $1.7 million and $1.1 million, respectively, in insurance commissions. As of October 31, 2000, Chesterfield Insurance had 18 employees.

Asset Quality

     Delinquent Loans. The following table sets forth Chesterfield Federal's loan delinquencies by type, by amount and by percentage of type at October 31, 2000.

                                               Loans Delinquent For
                              ------------------------------------------------------
                                      60-89 Days               90 Days and Over        Total Delinquent Loans
                              --------------------------   -------------------------  -------------------------
                                                Percent                     Percent                    Percent
                                                of Loan                     of Loan                    of Loan
                              Number   Amount   Category   Number   Amount  Category  Number  Amount   Category
                              ------   ------   --------   ------   ------  --------  ------  ------   --------
                                              (Dollars in Thousands)
Real Estate:
  One- to four-family.....         1   $   35        .03%       1   $    3        --%      2  $   38        .03%
  Home equity.............        --       --         --       --       --        --      --      --         --
  Multi-family and other..        --       --         --       --       --        --      --      --         --

Consumer..................        --       --         --       --       --        --      --      --         --
                              ------   ------   --------   ------   ------  --------  ------  ------   --------

     Total................         1   $   35        .02%       1   $    3        --%      2  $   38        .02%
                              ======   ======   ========   ======   ======  ========  ======  ======   ========

     Loan Delinquencies and Collection Procedures. When a borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to a current status. In the case of mortgage loans, a reminder notice is sent 15 days after an account becomes delinquent. Should the borrower not remit the entire payment due by the end of the month, then a letter that includes information regarding home-ownership counseling organizations is sent to the borrower. During the first 15 days of the following month, a second letter is sent, and we will also attempt to establish telephone contact with the borrower. At this time, and after reviewing the cause of the delinquency and the borrower's previous loan payment history, we may agree to accept repayment over a period of time which will generally not exceed 60 days. However, should a loan become delinquent two or more payments, and the borrower is either unwilling or unable to repay the delinquency over a period of time acceptable to us, we will send a notice of default by both regular and certified mail. This notice will provide the borrower with the terms which must be met to cure the default, and will again include information regarding home-ownership counseling.

     In the event the borrower does not cure the default within 30 days of the postmark of the notice of default, we may instruct our attorneys to institute foreclosure proceedings depending on the loan-to-value ratio or our relationship with the borrower. We hold property foreclosed upon as other real estate owned. We carry foreclosed real estate at its fair market value less estimated selling costs. If a foreclosure action is commenced and the loan is not brought current or paid in full before the foreclosure sale, we will either sell the real property securing the loan at the foreclosure sale or sell the property as soon thereafter as practical. In the case of consumer loans, customers are mailed reminder notices when the loan is three days past due. Late notices are mailed when the loan is ten days past due and we also attempt to establish telephone contact with the borrower. If collection efforts are unsuccessful, accounts are written off when the delinquency exceeds 90 days.

     Our policies require that management continuously monitor the status of the loan portfolio and report to the Board of Directors on a monthly basis. These reports include information on delinquent loans and foreclosed real estate and our actions and plans to cure the delinquent status of the loans and to dispose of any real estate acquired through foreclosure.

     Non-Performing Loans. All loans are reviewed on a regular basis and are placed on a non-accrual status when, in the opinion of management, there is reasonable probability of loss of principal or the collection of additional interest is deemed insufficient to warrant further accrual. Generally, we place all loans 90 days or more past due on non-accrual status. In addition, we place any loan on non-accrual if any part of it is classified as loss or if any part has been charged-off. When a loan is placed on non-accruing status, total interest accrued and unpaid to date is reversed. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectability of the loan. Generally, consumer loans are charged-off before they become 120 days delinquent.

     As of October 31, 2000, our total nonaccrual loans amounted to $3,000 compared to $13,000 at June 30, 2000, and $90,000 at June 30, 1999.

     The table below sets forth the amounts and categories of non-performing assets in our loan portfolio. For all years presented, we had no troubled debt restructurings (which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates). Foreclosed assets include assets acquired in settlement of loans.

                                                October 31,                    June 30,
                                               -------------   ----------------------------------------
                                                2000    1999    2000    1999       1998    1997    1996
                                               -----   -----   -----   -----      -----   -----   -----
                                                                (Dollars in Thousands)
Non-accruing loans:
 One- to four-family.........................  $   3   $  10   $  12   $   9      $  69   $  29   $  64
 Home equity.................................     --     124      --      81        174      --      --
 Consumer....................................     --       3       1      --         22      --      --
                                               -----   -----   -----   -----      -----   -----   -----
  Total......................................      3     147      13      90        265      29      64
                                               -----   -----   -----   -----      -----   -----   -----

Accruing loans delinquent more than 90 days..     --      --      --      --         --      --      --
                                               -----   -----   -----   -----      -----   -----   -----

Foreclosed assets............................     --      --      --      --         --      --      --
                                               -----   -----   -----   -----      -----   -----   -----

Total non-performing assets..................  $   3   $ 147   $  13   $  90      $ 265   $  29      64
                                               =====   =====   =====   =====      =====   =====   =====

Total as a percentage of total assets........     --%    .05%     --%    .03%       .09%    .01%    .02%
                                               =====   =====   =====   =====      =====   =====   =====

     For the year ended June 30, 2000 and for the four months ended October 31, 2000, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms was immaterial.

     Troubled Debt Restructurings. A troubled debt restructuring occurs when we, for economic or legal reasons related to a borrower's financial difficulties, grant a concession to the borrower, either as a deferment or reduction of interest or principal, that we would not otherwise consider. We had no troubled debt restructurings as of October 31, 2000, June 30, 2000, and June 30, 1999.

     Real Estate Owned. Real estate owned consists of property acquired through formal foreclosures or by deed in lieu of foreclosure and is recorded at the lower of recorded investment or fair value. Write-downs from recorded investment to fair value which are required at the time of foreclosure are charged to the allowance for loan losses. After transfer, the property is carried at the lower of recorded investment or fair value, less estimated selling expenses. Adjustments to the carrying value of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. As of October 31, and June 30, 2000, we held no property that was classified as real estate owned.

     Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets such as securities that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the savings institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess some weaknesses, are required to be designated as special mention by management.

     When we classify assets as either substandard or doubtful, we allocate for analytical purposes a portion of general valuation allowances or loss reserves to such assets as deemed prudent by management. General allowances represent loss allowances that have been established to recognize the inherent risk associated with lending activities, but which have not been allocated to particular problem assets. When we classify problem assets as loss, we are required either to establish a specific allowance for losses equal to 100% of the amount of the assets so classified, or to charge-off such amount. Our determination as to the classification of assets and the amount of valuation allowances are subject to review by regulatory agencies, which can order the establishment of additional loss allowances. Management regularly reviews our asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

     On the basis of management's review of our asset portfolio at October 31, 2000, we had classified $546,000 of our assets as substandard, and none of our assets as special mention, doubtful or loss.

     Potential Problem Loans. From August 1997 through December 1999, Chesterfield Federal originated $509,000 of outstanding community development loans to a real estate development company to acquire vacant lots and deteriorated buildings in an area located 1.5 miles from Chesterfield Federal's main office. The borrower is attempting to find developers to upgrade the acquired parcels with commercial development. Chesterfield Federal has not placed the loans on non-accrual status as the loans are currently performing in accordance with the terms of the agreements. However, due to the deteriorating value of the property securing the loans and due to the possibility that these loans will not be paid in full, Chesterfield Federal has classified these loans as "substandard" for regulatory purposes, as discussed above in "--Classification of Assets."

     Chesterfield Federal also has originated over 30 loans to a single customer which aggregated $2.2 million as of October 31, 2000. These loans are collateralized by one-to four-family residential property, and repayment of the loans is highly dependant on the rental cash flow from these properties. These loans are currently performing in accordance with the terms of the loan agreements and have not been classified by management for regulatory purposes.

     Allowance for Loan Losses. The following table sets forth information regarding our allowance for loan losses and other ratios at or for the dates indicated.

                                                   Four Months
                                                 Ended October 31,                   Years Ended June 30,
                                               -------------------  --------------------------------------------
                                                   2000     1999     2000       1999      1998    1997     1996
                                                 ------   ------    ------     ------    ------   -----    -----
                                                                                    (Dollars In Thousands)
Balance at beginning of period.................  $1,508   $1,432   $1,432     $1,283    $1,087    $1,003   $  751

Charge-offs:
  One- to four-family..........................      --       --       --         --        --        --       --
  Home equity..................................      --       --       --         --         6        --       --
  Multi-family and other.......................      --       --       --         --        --        --       --
  Consumer.....................................       6        3        7          1        --        --       --
                                                 ------   ------   ------     ------    ------    ------   ------
                                                      6        3        7          1         6        --       --
                                                 ------   ------   ------     ------    ------    ------   ------

Recoveries.....................................      --       --       --         --        --        --       --
                                                 ------   ------   ------     ------    ------    ------   ------

Net charge-offs................................       6        3        7          1         6        --       --
Additions charged to operations................      26       40       83        150       202        84      252
                                                 ------   ------   ------     ------    ------    ------   ------
Balance at end of period.......................  $1,528   $1,469   $1,508     $1,432    $1,283    $1,087   $1,003
                                                 ======   ======   ======     ======    ======    ======   ======

Allowance for loan losses to
  loans receivable, net, at end of period......    0.99%    0.92%    0.96%      0.91%     0.87%     0.82%    0.73%
                                                 ======   ======   ======     ======    ======    ======   ======
Ratio of net charge-offs during the period to
  average non-performing loans.................   75.00%    2.53%    9.72%      0.98%     6.12%       --%      --%
                                                 ======   ======   ======     ======    ======    ======   ======

     The allowance for loan losses is a valuation account that reflects our evaluation of the losses inherent in our loan portfolio. We maintain the allowance through provisions for loan losses that we charge to income. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely.

     Our evaluation of risk in maintaining the allowance for loan losses includes the review of all loans on which the collectibility of principal may not be reasonably assured. We consider the following factors as part of this evaluation: our historical loan loss experience, known and inherent risks in the loan portfolio, the estimated value of the underlying collateral, peer group information and current economic and market trends. There may be other factors that may warrant our consideration in maintaining an allowance at a level sufficient to provide for probable losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available or as future events change. Although we believe that we have established and maintained the allowance for loan losses at adequate levels, future additions may be necessary if economic and other conditions in the future differ substantially from the current operating environment.

     In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. The Office of Thrift Supervision may require us to increase the allowance for loan losses or the valuation allowance for foreclosed real estate based on their judgments of information available to them at the time of their examination, thereby adversely affecting our results of operations.

     Allocation of the Allowance for Loans Losses. The following table presents our allocation of the allowance for loan losses by loan category and the percentage of loans in each category to total loans at the periods indicated.

                                                                                        June 30,
                                                             ---------------------------------------------------------------
                                   October 31, 2000                       2000                            1999
                             ------------------------------  ------------------------------  -------------------------------
                                                    Percent                         Percent                         Percent
                                                   of Loans                        of Loans                         of Loans
                                          Loan     in Each                Loan     in Each                 Loan     in Each
                             Amount of   Amounts   Category  Amount of   Amounts   Category   Amount of   Amounts   Category
                             Loan Loss     by      to Total  Loan Loss      by     to Total   Loan Loss      by     to Total
                             Allowance   Category   Loans    Allowance   Category    Loans    Allowance   Category   Loans
                             ---------   --------  --------  ---------   --------  --------   ---------   --------  --------
                                                                  (Dollars in Thousands)
One- to four-family.........    $  589  $137,396       87.6%    $  575  $140,120       87.7%    $  491  $140,351      87.5%
Home equity.................        23    10,720        6.8         23    11,002        6.9         25    11,413       7.1
Multi-family and other......         4     5,476        3.5          5     5,693        3.5          5     6,058       3.8
Consumer....................        15     3,306        2.1         14     3,003        1.9         13     2,612       1.6
Unallocated.................       897        --         --        891        --         --        893        --        --
                                ------  --------      -----     ------  --------      -----     ------  --------     -----
 Total......................    $1,528  $156,898      100.0%    $1,508  $159,818      100.0%    $1,432  $160,434     100.0%
                                ======  ========      =====     ======  ========      =====     ======  ========     =====


                                                                           June 30,
                              ----------------------------------------------------------------------------------------------
                                             1998                            1997                          1996
                              -------------------------------  ------------------------------  -----------------------------
                                                      Percent                         Percent                       Percent
                                                      of Loans                        of Loans                      of Loans
                                             Loan     in Each                Loan     in Each              Loan      in Each
                                Amount of   Amounts   Category  Amount of  Amounts   Category  Amount of  Amounts   Category
                                Loan Loss     by      to Total  Loan Loss     by     to Total  Loan Loss    by      to Total
                                Allowance  Category    Loans    Allowance  Category   Loans    Allowance  Category    Loans
                                ---------  --------   --------  ---------  --------  --------  ---------  --------  --------
                                                                  (Dollars in Thousands)
One- to four-family.........    $  385     $127,428    84.4%    $  206      $111,920   82.2%    $  108    $116,008      82.1%
Home equity.................        30       14,114     9.4         32        15,310   11.2         34      16,215      11.5
Multi-family and other......         5        6,362     4.2          5         5,993    4.5          5       6,317       4.5
Consumer....................        14        2,985     2.0         14         2,881    2.1         12       2,687       1.9
Unallocated.................       849           --      --        830            --     --        844          --        --
                                ------     --------   -----     ------      --------  -----     ------    --------     -----
 Total......................    $1,283     $150,889   100.0%    $1,087      $136,110  100.0%    $1,003    $141,227     100.0%
                                ======     ========   =====     ======      ========  =====     ======    ========     =====


Investment Activities

     Chesterfield Federal is permitted under federal law to invest in various types of liquid assets, including U.S. Government obligations, securities of various federal agencies and of state and municipal governments, deposits at the Federal Home Loan Bank of Chicago, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Within certain regulatory limits, Chesterfield Federal may also invest a portion of its assets in commercial paper and corporate debt securities. We are also required to maintain an investment in FHLB stock. Chesterfield Federal is required under federal regulations to maintain a minimum amount of liquid assets. See "Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     Statement of Financial Accounting Standards No. 115, "SFAS No. 115" "Accounting for Certain Investments in Debt and Equity Securities," requires that securities be categorized as "held to maturity," "trading securities" or "available for sale," based on management's intent as to the ultimate disposition of each security. SFAS No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity."

     Debt and equity securities held for current resale are classified as "trading securities." These securities are reported at fair value, and unrealized gains and losses on the securities would be included in earnings. Chesterfield Federal does not currently use or maintain a trading account. Debt and equity securities not classified as either "held to maturity" or "trading securities" are classified as "available for sale." These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity. Chesterfield Federal has classified all of its securities as held to maturity.

     All of our securities carry market risk insofar as increases in market rates of interest may cause a decrease in their market value. Many also carry prepayment risk insofar as they may be called prior to maturity in times of low market interest rates, so that we may have to invest the funds at a lower interest rate. Our investment policy does not permit engaging directly in hedging activities or purchasing high risk mortgage derivative products. Investments in securities are made based on certain considerations, which include the interest rate, tax considerations, yield, settlement date and maturity of the security, our liquidity position, and anticipated cash needs and sources. The effect that the proposed security would have on our credit and interest rate risk and risk-based capital is also considered. We purchase securities to provide necessary liquidity for day-to-day operations, and when investable funds exceed loan demand.

     Generally, the investment policy of Chesterfield Federal, as established by the Board of Directors, is to invest funds among various categories of investments and maturities based upon our liquidity needs, asset/liability management policies, investment quality, marketability and performance objectives.

     Our securities are mainly composed of securities issued by the U.S. Government and government agencies, although from time to time we make other investments as permitted by applicable laws and regulations.

     The following table sets forth the composition of our securities, net of premiums and discounts, at the dates indicated.

                                              October 31,                                   June 30,
                                           -------------------   ------------------------------------------------------------
                                                  2000               2000                1999                   1998
                                           -------------------   ------------------   ----------------    -------------------
                                             Book        % of      Book       % of      Book     % of       Book        % of
                                            Value       Total     Value      Total     Value    Total      Value       Total
                                           -------     -------   -------    -------   -------  -------    -------     -------
                                                                          (Dollars in Thousands)
Investment securities held for
 investment:
  U.S. government securities............    $    --       --%    $    --       --%    $    --        --%    $ 5,000     10.5%
  Federal agency obligations - FHLB.....     75,000     88.6      70,000     93.0      50,000      86.0      30,000     62.8
  Mortgage-backed securities - FHLMC....      7,507      8.9       3,196      4.2       6,075      10.5       9,857     20.6
  Collateralized mortgage obligations...         --       --          --       --          --        --         959      2.0
  Tax increment allocation note.........        490      0.6         490      0.7         496       0.8         500      1.0
  FHLB stock............................      1,670      1.9       1,610      2.1       1,540       2.7       1,462      3.1
                                            -------    -----     -------    -----     -------     -----     -------    -----
   Total investment securities
    and FHLB stock......................    $84,667    100.0%    $75,297    100.0%    $58,111     100.0%    $47,778    100.0%
                                            =======    =====     =======    =====     =======     =====     =======    =====

Average remaining life of
  investment securities.................    1.3 years            1.6 years            1.8 years             0.9 years

Other interest-earning assets:
  Interest-bearing deposits with banks..    $47,773     96.3%    $59,932     95.7%    $77,673      96.5%    $88,078     95.7%
  Federal funds sold....................      1,800      3.7       2,700      4.3       2,800       3.5       4,000      4.3
                                            -------    -----     -------    -----     -------     -----     -------    -----
   Total................................    $49,573    100.0%    $62,632    100.0%    $80,473     100.0%    $92,078    100.0%
                                            =======    =====     =======    =====     =======     =====     =======    =====

     Carrying Values, Yields and Maturities. The following table sets forth the scheduled maturities, carrying values, market value and weighted average yields for our investment securities at October 31, 2000.

                                                                        October 31, 2000
                                      ------------------------------------------------------------------------------------
                                       Less Than     1 to 5       5 to 10       Over
                                        1 Year        Years        Years      10 Years            Total  Securities
                                      -----------  -----------  -----------  -----------  --------------------------------
                                      Book Value   Book Value   Book Value   Book Value       Book Value      Market Value
                                      -----------  -----------  -----------  -----------  ------------------  ------------
                                                                     (Dollars in Thousands)
Federal agency obligations - FHLB...     $40,000      $35,000        $  --        $  --             $75,000        $74,752
Tax increment allocation note.......          17          112          198          163                 490            490
Mortgage backed securities - FHLMC..          --           --           --           --               7,507          7,546
                                         -------      -------        -----        -----             -------        -------
Total  securities...................     $40,017      $35,112        $ 198        $ 163             $82,997        $82,788
                                         =======      =======        =====        =====             =======        =======

Weighted average yield                     5.36 %        7.09%        8.50%        8.50%               6.00%

Sources of Funds

     General. Deposits have been our primary source of funds for lending and other investment purposes. In addition to deposits, we derive funds primarily from principal and interest payments on loans. These loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings could be used on a short-term basis to compensate for reductions in the availability of funds from other sources and may be used on a longer-term basis for general business purposes.

     Deposits. Our deposits are attracted principally from residents within our primary market area. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate. We are not currently using, nor have we used in the past, brokers to obtain deposits. Our deposit products include demand and NOW, money market, savings, and term certificate accounts. Interest rates paid, maturity terms, service fees and withdrawal penalties are established by Chesterfield Federal on a periodic basis. Management determines the rates and terms based on rates paid by competitors, our needs for funds or liquidity, growth goals and federal and state regulations.

     Deposit Activity. The following table sets forth Chesterfield Federal's deposit flows during the periods indicated.

                                    Four Months
                                 Ended October 31,            Years Ended June 30,
                               --------------------    ----------------------------------
                                  2000        1999        2000        1999        1998
                               ---------   --------    ---------   ---------    ---------
                                                 (Dollars in Thousands)
Opening balance..............  $ 263,350   $ 259,131   $ 259,131    $ 257,686   $ 256,270
Deposits.....................    103,927      97,935     306,464      293,490     287,138
Withdrawals..................   (114,527)   (100,152)   (313,002)    (302,698)   (297,024)
Interest credited............      3,070       2,795      10,757       10,653      11,302
                               ---------   ---------   ---------    ---------   ---------

Ending balance...............  $ 255,820   $ 259,709   $ 263,350    $ 259,131   $ 257,686
                               =========   =========   =========    =========   =========

Net increase (decrease)......  $  (7,530)  $     578   $   4,219    $   1,445   $   1,416
                               =========   =========   =========    =========   =========

Percent increase (decrease)..       (2.9)%       0.2%        1.6%         0.6%        0.5%
                               =========   =========   =========    =========   =========


     Deposit Accounts. The following table sets forth the dollar amount of savings deposits in the various types of deposit programs we offered as of the dates indicated.

                                          October 31,                                  June 30,
                                                           -------------------------------------------------------------------
                                              2000                 2000                   1999                     1998
                                        -----------------  -------------------     --------------------    -------------------
                                         Amount   Percent   Amount     Percent      Amount      Percent     Amount     Percent
                                        --------  -------  --------    -------     --------     -------    --------    -------
                                                                     (Dollars in Thousands)
Transactions and Savings Deposits:
---------------------------------

Passbook Savings 2.50 %..........       $ 54,332    21.2%  $ 56,760      21.5%     $ 58,258       22.4%    $ 57,603      22.3%
NOW Accounts 1.50% - 1.75%.......         22,272     8.7     23,263       8.8        21,705        8.4       19,961       7.7
Money Market Accounts 3.00%......          8,926     3.4     10,185       3.9        10,003        3.9       11,173       4.4
                                        --------  ------   --------    ------      --------     ------     --------    ------

Total Non-Certificates...........         85,530    33.3     90,208      34.2        89,966       34.7       88,737      34.4
                                        --------  ------   --------    ------      --------     ------     --------    ------

Time Deposits:
-------------

0.00 -  3.99%....................            231     0.1        281       0.1           199        0.1          169       0.1
4.00 -  5.99%....................        163,915    63.9    165,555      62.8       159,303       61.4      158,516      61.4
6.00 -  7.99%....................          5,801     2.3      6,970       2.7         9,346        3.6        9.970       3.9
8.00 -  9.99%....................            343     0.1        336       0.1           317        0.1          294       0.1
                                        --------   -----   --------    ------      --------     ------     --------    ------

Total Time Deposits..............        170,290    66.4    173,142      65.7       169,165       65.2      168,949      65.5
                                        --------   -----   --------    ------      --------     ------     --------    ------
Accrued Interest.................            789     0.3        371       0.1           309        0.1          320       0.1
                                        --------   -----   --------    ------      --------     ------     --------    ------
Total Deposits...................       $256,609   100.0%  $263,721     100.0%     $259,440      100.0%    $258,006     100.0%
                                        ========   =====   ========    ======      ========     ======     ========    ======

     Time Deposit Maturity Schedule. The following table presents, by rate category, the remaining period to maturity of time deposit accounts outstanding as of October 31, 2000.

                                                                  Maturity Date
                         ---------------------------------------------------------------------------------------------
    Interest Rate        1 Year or Less      Over 1 to 2 Years      Over 2 to 3 Years     Over 3 Years         Total
--------------------     --------------      -----------------      -----------------     -------------       --------
0.00%-1.99%.........           $    231                $    --                 $   --            $   --       $    231
2.00% - 4.00%.......            143,140                  9,577                  8,603             2,595        163,915
4.01% - 6.00%.......                341                  3,069                    807             1,584          5,801
6.01% -8.00%........                 --                    169                    174                --            343
                               --------                -------                 ------            ------       --------
Total...............           $143,712                $12,815                 $9,584            $4,179       $170,290
                               ========                =======                 ======            ======       ========

     Large Certificates. The following table indicates the amount of our certificates of deposit and other deposits by time remaining until maturity as of October 31, 2000.

                                                                 Maturity
                                             ------------------------------------------------------------------
                                               Over          Over
                                             3 Months       3 to 6       6 to 12         Over
                                             or Less        Months       Months        12 Months        Total
                                             --------       -------      -------       ---------       --------
Time deposits less than $100,000.........     $65,650       $19,762      $17,528         $21,886       $124,826
Time deposits of $100,000 or more........      31,924         4,681        4,167           4,692         45,464
                                              -------       -------      -------         -------       --------
Total time deposits......................     $97,574       $24,443      $21,695         $26,578       $170,290
                                              =======       =======      =======         =======       ========

     Borrowings. Chesterfield Federal may obtain advances from the FHLB of Chicago upon the security of the common stock it owns in that bank and certain of its residential mortgage loans and mortgage-backed securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. FHLB advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

     Chesterfield Federal did not borrow any funds, including FHLB advances, during the four months ended October 31, 2000 and 1999 and the fiscal years ended June 30, 2000, 1999 and 1998.

Employees

     At October 31, 2000, Chesterfield Federal had a total of 91 full-time and 19 part-time employees, including 18 employed by Chesterfield Insurance Services, LLC, Chesterfield Federal's wholly-owned subsidiary. Chesterfield Federal's employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

Properties

     At October 31, 2000, we conducted our business from our main office at 10801 South Western Avenue, Chicago, Illinois. The following table sets forth certain information with respect to the offices of Chesterfield Federal at October 31, 2000.


                                                  Original
                                    Leased          Year
                                      or          Leased or      Date of Lease
Location                            Owned         Acquired        Expiration
--------                            -----         --------       -------------

10801 South Western Avenue          Owned            1965             N/A
Chicago, Illinois 60643

10701 South Western Avenue          Owned            1981             N/A
Chicago, Illinois 60643

10135 S. Roberts Road               Leased           1976           10/14/06
Palos Hills, Illinois 60465

22 West Lincoln Highway             Owned            1974             N/A
Frankfort, Illinois 60423

Legal Proceedings

     Chesterfield Federal is involved, from time to time, as plaintiff or defendant in various legal actions arising in the normal course of its businesses. At October 31, 2000, Chesterfield Federal was not involved in any material legal proceedings.

Service Corporation Activities

     As a federally chartered savings association, Chesterfield Federal is permitted by OTS regulations to invest up to 2% of its assets in the stock of, or loans to, service corporation subsidiaries. Chesterfield Federal may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes and up to 50% of its total capital in conforming loans to service corporations in which it owns more than 10% of the capital stock. In addition to investments in service corporations, federal associations are permitted to invest an unlimited amount in operating subsidiaries engaged solely in activities in which a federal association may engage. At October 31, 2000, Chesterfield Federal owned 100% of Chesterfield Insurance Services, LLC.

                                  REGULATION

     Chesterfield Federal is examined and supervised extensively by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Chesterfield Federal is a member of and owns stock in the Federal Home Loan Bank of Chicago, which is one of the twelve regional banks in the Federal Home Loan Bank System. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. Chesterfield Federal also is regulated by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Chesterfield Federal and prepares reports for the consideration of Chesterfield Federal's Board of Directors on any deficiencies that they may find in Chesterfield Federal's operations. Chesterfield Federal's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of savings accounts and the form and content of Chesterfield Federal's mortgage documents. Any change in this regulation, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision, or Congress, could have a material adverse impact on Chesterfield Financial and Chesterfield Federal and their operations.

Federal Regulation of Savings Institutions

     Business Activities. The activities of federal savings associations are subject to extensive regulation including restrictions or requirements with respect to loans to one borrower, the percentage of non-mortgage loans or investments to total assets, capital distributions, permissible investments and lending activities, liquidity, transactions with affiliates and community reinvestment. The description of statutory provisions and regulations applicable to savings associations set forth herein does not purport to be a complete description of these statutes and regulations and their effect on Chesterfield Federal.

     Loans to One Borrower. Federal savings associations generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus on an unsecured basis. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. As of October 31, 2000 Chesterfield Federal was in compliance with its loans-to-one-borrower limitations.

     Qualified Thrift Lender Test. As a federal savings association, Chesterfield Federal is required to satisfy a qualified thrift lender test whereby it must maintain at least 65% of its "portfolio assets" in "qualified thrift investments" consisting primarily of residential mortgages and related investments, including mortgage-backed and related securities. "Portfolio assets" generally means total assets less specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used to conduct business. A savings association that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. As of October 31, 2000, Chesterfield Federal maintained 69.6% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

     Capital Distributions. OTS regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. A savings institution must file an application for OTS approval of the capital distribution if either (1) the total capital distributions for the applicable calendar year exceed the sum of the institution's net income for that year to date plus the institution's retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or OTS-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, savings institutions which are a subsidiary of a holding company, as well as certain other institutions, must still file a notice with the OTS at least 30 days before the board of directors declares a dividend or approves a capital distribution.

     Any additional capital distributions would require prior regulatory approval. In the event Chesterfield Federal's capital fell below its fully phased-in requirement or the Office of Thrift Supervision notified it that it was in need of more than normal supervision, Chesterfield Federal's ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that the distribution would constitute an unsafe or unsound practice.

     Liquidity. Chesterfield Federal is required to maintain an average daily balance of specified liquid assets equal to a quarterly average of not less than a specified percentage of its net withdrawable deposit accounts plus borrowings payable in one year or less. The current requirement is 4%. Chesterfield Federal's liquidity ratio at September 30, 2000, was 54.2%, which exceeded the applicable requirements.

     Community Reinvestment Act and Fair Lending Laws. Savings associations have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities, and failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Chesterfield Federal received a satisfactory Community Reinvestment Act rating under the current Community Reinvestment Act regulations in its most recent federal examination by the Office of Thrift Supervision.

     Transactions with Related Parties. Chesterfield Federal's authority to engage in transactions with related parties or "affiliates" or to make loans to specified insiders, is limited by Sections 23A and 23B of the Federal Reserve Act. The term "affiliates" for these purposes generally means any company that controls or is under common control with an institution, including Chesterfield Financial and its non-savings institution subsidiaries. Section 23A limits the aggregate amount of certain "covered" transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of covered transactions with all affiliates to 20% of the savings institution's capital and surplus. Covered transactions with affiliates are required to be secured by collateral in an amount and of a type described in
Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that covered transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

     Chesterfield Federal's authority to extend credit to executive officers, directors and 10% stockholders, as well as entities controlled by these persons, is currently governed by Sections 22(g) and 22(h) of the Federal Reserve Act, and also by Regulation O. Among other things, these regulations generally require these loans to be made on terms substantially the same as those offered to unaffiliated individuals and do not involve more than the normal risk of repayment. However, recent regulations now permit executive officers and directors to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. Regulation O also places individual and aggregate limits on the amount of loans Chesterfield Federal may make to these persons based, in part, on Chesterfield Federal's capital position, and requires approval procedures to be followed. At October 31, 2000, Chesterfield Federal was in compliance with these regulations.

     Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over savings institutions and has the authority to bring enforcement action against all "institution-related parties," including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institutions, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under specified circumstances.

     Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under the Federal law.
The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems; internal audit systems; credit underwriting; loan documentation; interest rate risk exposure; asset growth; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

Capital Requirements.

     OTS capital regulations require savings institutions to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS financial institution rating system), and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. OTS regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

     The risk-based capital standard for savings institutions requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the OTS capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     The capital regulations also incorporate an interest rate risk component. Savings institutions with "above normal" interest rate risk exposure are subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. For the present time, the OTS has deferred implementation of the interest rate risk capital charge. At October 31, 2000, Chesterfield Federal met each of its capital requirements.

Prompt Corrective Regulatory Action

     Under the Office of Thrift Supervision Prompt Corrective Action regulations, the Office of Thrift Supervision is required to take supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's level of capital. Generally, a savings institution that has total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 core capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has the total risk-based capital less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Generally, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Insurance of Deposit Accounts

     The Federal Deposit Insurance Corporation has adopted a risk-based deposit insurance assessment system. The Federal Deposit Insurance Corporation assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, and one of three supervisory subcategories within each capital group. The three capital categories are well capitalized, adequately capitalized and undercapitalized. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the Federal Deposit Insurance Corporation by the institution's primary federal regulator and information which the Federal Deposit Insurance Corporation determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates. The Federal Deposit Insurance Corporation has exercised this authority several times in the past and may raise insurance premiums in the future. If this type of action is taken by the Federal Deposit Insurance Corporation, it could have an adverse effect on the earnings of Chesterfield Federal.

Federal Home Loan Bank System

     Chesterfield Federal is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. Chesterfield Federal, as a member of the Federal Home Loan Bank of Chicago, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of June 30, 2000, Chesterfield Federal was in compliance with this requirement. The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members.

Federal Reserve System

     The Federal Reserve Board regulations require savings institutions to maintain noninterest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At June 30, 2000, Chesterfield Federal was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.

Holding Company Regulation

     Chesterfield Financial will be a nondiversified unitary savings and loan holding company within the meaning of federal law. Under prior law, a unitary savings and loan holding company, such as Chesterfield Financial, was not generally restricted as to the types of business activities in which it may engage, provided that Chesterfield Federal continued to be a qualified thrift lender. See "--Federal Regulation of Savings Institutions--Qualified Thrift Lender Test." The Gramm-Leach-Bliley Act of 1999, however, restricts unitary savings and loan holding companies not existing or applied for before May 4, 1999 to activities permissible for financial holding companies under the law or for multiple savings and loan holding companies. Chesterfield Financial will not qualify to be grandfathered and will be limited to the activities permissible for financial holding companies or multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulation.

     A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company without prior written approval of the Office of Thrift Supervision and from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision considers the financial and managerial resources and future prospects of the holding company and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive factors.

     The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies and
(2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

     Although savings and loan holding companies are not subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. Chesterfield Federal must notify the Office of Thrift Supervision 30 days before declaring any dividend to Chesterfield Financial. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

     The Office of Thrift Supervision has proposed new rules which would require savings and loan holding companies to notify the Office of Thrift Supervision prior to engaging in transactions which (i) when combined with other debt transactions engaged in during a 12-month period, would increase the holding company's consolidated debt by 5% or more; (ii) when combined with other asset acquisitions engaged in during a 12-month period, would result in asset acquisitions of greater than 15% of the holding company's consolidated assets; or (iii) when combined with any other transactions engaged in during a 12-month period, would reduce the holding company's consolidated tangible capital to consolidated tangible assets by 10% or more during the 12-month period. The Office of Thrift Supervision has proposed to exempt from this rule holding companies whose consolidated tangible capital exceeds 10% following the transactions.

     The Office of Thrift Supervision has also proposed new rules which would codify the manner in which the Office of Thrift Supervision reviews the capital adequacy of savings and loan holding companies and determines when a holding company must maintain additional capital. The Office of Thrift Supervision is not currently proposing to establish uniform capital adequacy guidelines for all savings and loan holding companies.

     Chesterfield Financial and Chesterfield Federal are unable to predict whether or when these proposed regulations will be adopted, and what effect, if any, the adoption of these regulations would have on their business.

Federal Securities Laws

     Chesterfield Financial has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the common stock to be issued pursuant to the conversion. Upon completion of the conversion, Chesterfield Financial common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Chesterfield Financial will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

     The registration under the Securities Act of 1933 of shares of the common stock to be issued in the conversion does not cover the resale of the shares. Shares of the common stock purchased by persons who are not affiliates of Chesterfield Financial may be resold without registration. Shares purchased by an affiliate of Chesterfield Financial will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Chesterfield Financial meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Chesterfield Financial who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Chesterfield Financial, or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by Chesterfield Financial to permit affiliates to have their shares registered for sale under the Securities Act of 1933.

                                   TAXATION
Federal Taxation

     For federal income tax purposes, Chesterfield Financial and Chesterfield Federal will file a consolidated federal income tax return on a calendar year basis using the accrual method of accounting.

     As a result of the enactment of the Small Business Job Protection Act of 1996, all savings banks and savings associations may convert to a commercial bank charter, diversify their lending, or be merged into a commercial bank without having to recapture any of their pre-1988 tax bad debt reserve accumulations. However, transactions which would require recapture of the pre-1988 tax bad debt reserve include redemption of Chesterfield Federal's stock, payment of dividends or distributions in excess of earnings and profits, or failure by the institution to qualify as a bank for federal income tax purposes. At October 31, 2000, Chesterfield Federal had a balance of approximately $6.7 million of pre-1988 bad debt reserves. A deferred tax liability has not been provided on this amount as management does not intend to make distributions, redeem stock or fail certain bank tests that would result in recapture of the reserve.

     Deferred income taxes arise from the recognition of items of income and expense for tax purposes in years different from those in which they are recognized in the consolidated financial statements. Chesterfield Financial will account for deferred income taxes by the asset and liability method, applying the enacted statutory rates in effect at the balance sheet date to differences between the book basis and the tax basis of assets and liabilities. The resulting deferred tax liabilities and assets will be adjusted to reflect changes in the tax laws.

     Chesterfield Financial will be subject to the corporate alternative minimum tax to the extent it exceeds Chesterfield Financial's regular income tax for the year. The alternative minimum tax will be imposed at the rate of 20% of a specially computed tax base. Included in this base are a number of preference items, including interest on certain tax-exempt bonds issued after August 7, 1986, and an "adjusted current earnings" computation which is similar to a tax earnings and profits computation. In addition, for purposes of the alternative minimum tax, the amount of alternative minimum taxable income that may be offset by net operating losses is limited to 90% of alternative minimum taxable income.

State Taxation

     Illinois State Taxation. Chesterfield Financial is required to file Illinois income tax returns and pay tax at an effective tax rate of 7.18% of Illinois taxable income. For these purposes, Illinois taxable income generally means federal taxable income subject to certain modifications, the primary one of which is the exclusion of interest income on United States obligations.

     Delaware Taxation. As a Delaware holding company not earning income in Delaware, Chesterfield Financial is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

                                  MANAGEMENT

Directors and Executive Officers of Chesterfield Financial

     The Board of Directors of Chesterfield Financial currently consists of six members, each of whom is also a director of Chesterfield Federal. See "-- Directors of Chesterfield Federal." Each Director of Chesterfield Financial has served as such since Chesterfield Financial's incorporation in December 2000. Directors of Chesterfield Financial will serve three-year staggered terms. The terms of the current directors of Chesterfield Financial are the same as their terms as directors of Chesterfield Federal. See "--Directors of Chesterfield Federal."

     The following individuals hold positions as executive officers of Chesterfield Financial as is set forth below opposite their names:

       Name                                 Position
       ----                                 --------

Michael E. DeHaan                       President and Chief Executive Officer
Richard E. Urchell                      Vice President and Secretary

     The executive officers of Chesterfield Financial are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

     It is not anticipated that the executive officers of Chesterfield Financial will receive any remuneration in this capacity as executive officers of the holding company. For information regarding compensation of directors and executive officers of Chesterfield Federal, see "--Meetings of the Board of Directors and Committees of Chesterfield Federal," "--Compensation of the Board of Directors of Chesterfield Federal" and "--Executive Compensation."

Committees of Chesterfield Financial

     Chesterfield Financial formed standing Audit, Nominating and Compensation Committees in connection with its organization in January 2001. The holding company was not incorporated in fiscal 2000 and therefore the committees did not meet during that fiscal year.

     The Audit Committee will review audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures.
This committee also will act on the recommendation by management of an accounting firm to perform the holding company's annual audit and acts as a liaison between the auditors and the Board. The current members of this committee are Directors Steadman, Walters and Mangan.

     The Nominating Committee will meet annually in order to nominate candidates for membership on the Board of Directors. This committee is comprised of the Board members who are not standing for election.

     The Compensation Committee will establish the holding company's compensation policies and review compensation matters. The current members of this Committee are Directors Steadman and Mangan.

Directors and Executive Officers of Chesterfield Federal

     Prior to the conversion, the direction and control of Chesterfield Federal, as a mutual savings institution, had been vested in its Board of Directors.
Upon conversion of Chesterfield

Federal to stock form, each of the directors of Chesterfield Federal will continue to serve as a director of the converted association. The Board of Directors of Chesterfield Federal currently consists of six directors. The directors are divided into three classes. One-third of the directors are elected at each annual meeting of stockholders. Because Chesterfield Financial will own all of the issued and outstanding shares of capital stock of the converted association after the conversion, directors of the holding company will elect the directors of Chesterfield Federal.

             The following table sets forth certain information regarding the directors and executive officers of Chesterfield Federal and the holding company:

                                        Position(s) Held with                    Director      Director      Term
Name                                   Chesterfield Federal                      Age/(1)/       Since       Expires
----                                   ----------------------                    --------      --------     -------
Michael E. DeHaan/(2)/                 President, Chief Executive Officer           56           1974        2004
                                        and Director
C.C. DeHaan/(2)/                       Director                                     68           1967        2003
Robert T. Mangan                       Director                                     71           1979        2002
David M. Steadman                      Director                                     51           1988        2004
Richard E. Urchell                     Director, Vice President and Secretary       64           1995        2003
Donald D. Walters                      Director                                     71           1987        2002

_________________________
/(1)/  At October 31, 2000.
/(2)/  Michael E. DeHaan and C.C. DeHaan are second cousins.

       The business experience of each director is set forth below. All directors have held their present position for at least the past five years, except as otherwise indicated.

       Michael E. DeHaan. Mr. DeHaan has been employed by Chesterfield Federal since 1967, and has served as President and Chief Executive Officer since 1983 and Chairman of the Board since 1991.

       C.C. DeHaan. Prior to his retirement in 1993, Mr DeHaan served as President of Chesterfield Federal's wholly-owned subsidiary, Chesterfield Service Corporation (now named Chesterfield Insurance Services, LLC.).

       Robert T. Mangan. Mr. Mangan is the Secretary/Treasurer of Mangan Realty, where he has worked since 1960.

       David M. Steadman. Mr. Steadman is a self-employed attorney and real estate broker, and has owned Steadman Realty Co. since 1981.

       Richard E. Urchell. Mr. Urchell has been employed by Chesterfield Federal since 1977, and has served as Vice President and Secretary since 1992.

       Donald D. Walters. Prior to his retirement in 1994, Mr. Walters served as Vice President and Treasurer of Chesterfield Federal.

Meetings of the Board of Directors of Chesterfield Federal

       The Board of Directors met 12 times during the year ended June 30, 2000. During fiscal 2000, no director of Chesterfield Federal attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served.

Compensation of the Board of Directors of Chesterfield Federal

     Directors were paid an annual retainer fee of $15,000 for the year ended June 30, 2000. Directors do not receive additional fees for their service on committees. For a discussion of additional benefits that may be received by directors following the conversion, see "--Benefit Plans--Stock Option Plan" and "--Recognition and Retention Plan."

     Supplemental Benefit Plan for Outside Directors. Chesterfield Federal maintains a supplemental benefit plan for outside directors to provide retirement income to participants upon their resignation or termination from the Board of Directors. Messrs. C.C. DeHaan, Robert Mangan, David Steadman, and Donald Walters are the initial participants in this plan. The Board may, in its discretion, designate additional outside directors as participants. The plan administrator maintains an account for each participant. Participants become vested in their retirement benefits under this plan upon completion of four years of continuous service. Notwithstanding the foregoing, a participant will become vested in his retirement benefit upon the earlier of his death, his disability, or upon a change in control; provided that if a participant resigns from the Board or is not reelected prior to becoming vested in his retirement benefit, he will not be entitled to any benefit under this plan. Retirement benefits are payable in installments of $1,000 per month for a period of 120 months. Notwithstanding the foregoing, upon a change in control, a participant will be entitled to the present value of his vested retirement benefit (or, if payments have already commenced, the remainder thereof) in the form of a lump sum, payable as soon as practicable following the change in control. If a participant dies before payments of his vested retirement benefit have commenced, or after payments have commenced, payments will be made to his beneficiary. The plan is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the plan are payable from the general assets of Chesterfield Federal; however, the Chesterfield Federal has established a rabbi trust to ensure that sufficient assets will be available to pay the benefits under the plan.

     Deferred Compensation Plan for Directors. Chesterfield Federal maintains an unfunded deferred compensation plan for directors pursuant to which directors may elect to defer all or a portion of their annual fees. Interest on the deferred fees will be credited at the greater rate of 7%, with daily compounding, or the rate offered by Chesterfield Federal to individual customers on the first day of each calendar year for 18-month IRA accounts. Upon a participant's death, retirement, resignation or removal, amounts deferred under this plan, including accumulated interest, will be paid to the participant or his beneficiary over a period of up to ten years, as determined by a majority vote of the remaining directors. Payments will commence on the first day of the calendar year following the year in which the director ceases to be a director. Upon the death of a former director prior to the expiration of the period during which the deferred amounts are payable, the balance of the deferred fees and interest will be paid either in installments to the participant's beneficiary or in a lump sum, as determined by the Board. The plan is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the plan are payable from the general assets of Chesterfield Federal; however, the Chesterfield Federal has established a rabbi trust to ensure that sufficient assets will be available to pay the benefits under the plan.

Executive Compensation

     The following table sets forth information concerning the compensation paid or granted to Chesterfield Federal's Chief Executive Officer. No other executive officer of Chesterfield Federal had aggregate annual compensation in excess of $100,000 in fiscal 2000.

                                             Annual Compensation/(1)/
                                             ------------------------
                                                                              Other
     Name and Principal          Fiscal                                      Annual             All Other
          Position              Year/(1)/      Salary         Bonus        Compensation        Compensation
-------------------------     ------------   ----------     ---------    ----------------    ----------------
  Michael E. DeHaan,
  President, Chief Executive
  Officer and Director            2000       $199,600        $11,700        $15,000/(2)/         $     --

--------------------------
/(1)/ Summary Compensation information is excluded for the fiscal years ended
      June 30, 1999 and 1998, as Chesterfield Federal was not a public company during such periods.

/(2)/ Consists of director's fees of $15,000. Does not include the aggregate amount of other personal benefits, which did not exceed 10% of the total salary and bonus reported.

Benefit Plans

          General. Chesterfield Federal currently provides health care benefits, including medical, disability and group life insurance, subject to certain deductibles and copayments, for its full time employees.

          Employment Agreement. Chesterfield Federal intends to enter into an employment agreement with Mr. DeHaan which will provide for a term of 36 months. On each anniversary date, the agreement may be extended for an additional 12 months, so that the remaining term shall be 36 months. If the agreement is not renewed, the agreement will expire 36 months following the anniversary date.
The current annual base salary for Mr. DeHaan is $______. The base salary may be increased but not decreased. In addition to the base salary, the agreement provides for, among other things, insurance benefits and participation in other employee and fringe benefits applicable to executive personnel. The agreement provides for termination of executive by Chesterfield Federal for cause at any time. In the event Chesterfield Federal terminates the executive's employment during the term of the agreement for reasons other than cause, or in the event of the executive's resignation from Chesterfield Federal upon (1) failure to re-elect the executive to his current offices, (2) a material change in the executive's functions, duties or responsibilities, or relocation of his principal place of employment by more than 30 miles, (3) liquidation or dissolution of Chesterfield Federal, or (4) a breach of the agreement by Chesterfield Federal, the executive, or in the event of death, his beneficiary would be entitled to severance pay in an amount equal to approximately $_______ if termination occurs in 2001. Chesterfield Federal would also continue the executive's life, medical and dental coverage for the remaining unexpired term of the agreement. In the event the payments to the executive would include an "excess parachute payment" as defined in the Internal Revenue Code, the payments would be reduced in order to avoid having an excess parachute payment. The agreement may be revised based upon comments of the Office of Thrift Supervision.

          The executive's employment may be terminated upon his attainment of age 65 or such later age as may be required by law or consented to by the board of directors. Upon Mr. DeHaan's retirement, he will be entitled to all benefits available to him under any retirement or other benefit plan maintained by Chesterfield Federal. In the event of the executive's disability for a period of six months, Chesterfield Federal may terminate the agreement provided that Chesterfield Federal will be obligated to pay the executive a bi-weekly payment equal to three quarters of the executive's bi-weekly rate of base salary, reduced by any benefits paid to the executive pursuant to any disability insurance policy or similar arrangement maintained by Chesterfield Federal. The disability payments shall end on the earlier of (i) the date the executive returns to full-time employment with Chesterfield Federal or another employer,
(ii) his attainment of age 65, or (iii) his death.

     Severance Plan for Officers and Employees. Chesterfield Federal intends to enter into a severance plan for the benefit of its officers and employees. Any employee who has worked at Chesterfield Federal for one or more years is eligible to participate in the plan. Upon a change in control of Chesterfield Federal followed within two years by the involuntary or, in certain instances, voluntary termination of the employee's employment, other than termination for cause, Chesterfield Federal or its successor will pay the employee an amount equal to the following: for every two years of employment, one month's base salary or rate of pay paid by Chesterfield Federal or its successor for the last full calendar month of employment prior to such termination. The maximum cash severance benefit for employees is six months of salary. An employee who has worked for Chesterfield Federal for at least one year but less than two years, will be entitled to one month's severance benefits. In addition, Chesterfield Federal will continue life and medical coverage for one month for every two year of the employee's employment, up to six months of coverage.

     Upon a change in control of Chesterfield Federal followed within two years by the involuntary or in certain instances, voluntary termination of a participating officer's employment, other than termination for cause, Chesterfield Federal or its successor will pay the executive an amount equal to the wages, salary, bonus and incentive cash compensation paid by Chesterfield Federal to the officer for the 12 month period ending on the date of termination. In addition, Chesterfield Federal will continue life and medical coverage for a period of 12 months following the officer's termination of employment. Employees who are covered by an employment agreement are not eligible for the severance.

     Employee Stock Ownership Plan and Trust. Chesterfield Federal intends to implement the employee stock ownership plan in connection with the conversion. Employees with at least one year of employment with Chesterfield Federal and who have attained age 21 are eligible to participate. As part of the conversion, the employee stock ownership plan intends to borrow funds from Chesterfield Financial and use those funds to purchase a number of shares equal to up to 8.0% of the common stock to be issued in the conversion. Collateral for the loan will be the common stock purchased by the employee stock ownership plan . The loan will be repaid principally from Chesterfield Federal's discretionary contributions to the employee stock ownership plan over a period of up to 20 years, provided that the loan documents will permit repayment over a shorter period, without penalty for prepayments. It is anticipated that the interest rate for the loan will be a floating rate equal to the prime rate. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

     Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. A participant who terminates employment for reasons other than death, retirement, or disability prior to five years of credited service under the employee stock ownership plan will forfeit his benefits. Nonvested benefits will become fully vested upon five years of credited service, or prior to five years of credited service in connection with a participants death or disability or termination of the plan. Vested benefits will be payable in the form of common stock and/or cash. Chesterfield Federal's contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits; therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, Chesterfield Federal is required to record compensation expense in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control (as defined in the plan) the employee stock ownership plan will terminate.

     In connection with the establishment of the employee stock ownership plan, Chesterfield Federal will establish a committee of nonemployee directors to administer the employee stock ownership plan. Chesterfield Federal will appoint an independent financial institution or its outside directors to serve as trustee of the employee stock ownership plan. The employee stock ownership plan trustee, subject to its fiduciary duty, must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of participating employees. Under the employee stock ownership plan, nondirected shares and shares held in the suspense account will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock, so long as such vote is in accordance with the provisions of ERISA.

     Supplemental Benefit Plan. Chesterfield Federal maintains a supplemental benefit plan for inside directors to provide retirement income to participants upon their separation from service due to termination of employment, death, disability, or upon a change in control. Messrs. Michael DeHaan and Richard Urchell are the initial participants in this plan. The Board of Directors may,
in its discretion, designate additional inside directors as participants.   In
the case of Director DeHaan, the total retirement benefit from this plan, when added to his benefits under the tax-qualified plan (other than the employee stock ownership plan) and the OBRA Recapture Plan is intended to provide an annual retirement benefit equal to 70% of his salary. In the case of Director Urchell, his retirement benefit under this plan will be an annual payment of $24,000 (without offset for other retirement benefits). Upon retirement, Messrs. DeHaan and Urchell will be entitled to their account balances, payable in annual installments over periods of 20 and 15 years, respectively, unless they elect another form of payment. In the event of a participant's death before payments under this plan have commenced or before benefits are completely paid, benefits will be paid to the participant's beneficiary. The plan is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the plan are payable from the general assets of Chesterfield Federal; however, the Chesterfield Federal has established a rabbi trust to ensure that
sufficient assets will be available to pay the benefits under the plan.   The
following amounts have been credited to Mr. DeHaan's account: $295,488 in fiscal 1998 and 1999 and $84,425 in fiscal 2000. Mr. Urchell's account was credited with $59,139 in fiscal 1998 and 1999, and $16,897 in fiscal 2000.

     OBRA Recapture Benefit Plan. Chesterfield Federal maintains a supplemental benefit plan to provide retirement income to a participant that he would otherwise be entitled to receive under Chesterfield Federal's tax-qualified plans but for the cut-backs in benefits due to certain tax law limits enacted under the Omnibus Budget Reconciliation Act of 1993 ("OBRA"). Mr. Michael DeHaan is currently the only participant in this plan. The account of the participant is credited annually with the amount by which the participant's maximum contribution, as defined in the OBRA Recapture Plan, under a tax-qualified plan (including the employee stock ownership plan) exceeds his actual contribution, as defined in the OBRA Recapture Plan. The participant's account is also credited annually with interest at a rate equal to the greater of: (1) 7% per annum, compounded daily, or (2) the interest rate for one-year certificate of deposits as paid by Chesterfield Federal, provided, however, that the portion of the participant's account that is attributable to the differences between the maximum and actual contribution under the employee stock ownership plan may be invested in common stock of Chesterfield Financial. In addition, with respect to a participant eligible to participate as of the effective date of the plan, an amount will be credited to the account of each such participant in an amount equal to the amount that would have been in such participant's account, as of that date, had the Plan been in effect on

July 1, 1994. Upon the participant's separation from service, the participant will be entitled to his vested account balance, payable, at the participant's election, either in a lump sum or in annual installments. If the participant dies before receiving his entire vested account balance, the remainder of his account balance will be paid to the participant's beneficiary in a lump sum.

     Stock Option Plan. Chesterfield Financial expects to adopt a stock option plan for directors, officers and employees of the holding company and Chesterfield Federal after the conversion. Applicable regulations prohibit the holding company from implementing this plan until six months after the conversion and, if implemented within the first twelve months after the conversion, require that approval of the holders of a majority of the outstanding shares of the holding company be obtained.

     Chesterfield Financial expects to adopt a stock option plan that will authorize a committee of non-employee directors or the full board of the holding company to grant options to purchase up to 10% of the shares issued in the stock offering over a period of 10 years. The committee will decide which directors, officers and employees will receive options and what the terms of those options will be. Generally, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If Chesterfield Financial implements a stock option plan before the first anniversary of the conversion, current regulations will require that the holding company:

     . Limit the total number of shares that are optioned to outside directors to 30% of the shares authorized for the plan.

     . Limit the number of shares that are optioned to any one outside director to 5% of the shares authorized for the plan and the number of shares that are optioned to any officer or employee to 25% of the shares that are authorized for the plan.

     . Not permit the options to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan.

     . Not permit accelerated vesting for any reason other than death or disability.

     Chesterfield Financial may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

     Recognition and Retention Plan. Chesterfield Financial expects to implement a recognition and retention plan for the directors, officers and employees of Chesterfield Federal and Chesterfield Financial after the conversion. Applicable regulations prohibit Chesterfield Financial from implementing this plan until six months after the conversion and, if implemented within the first twelve months after the conversion, require that Chesterfield Financial first obtain the approval of the holders of a majority of its outstanding shares.

     In the event the recognition and retention plan is implemented within 12 months after the conversion, Chesterfield Financial expects that the plan will authorize a committee of non-employee directors or the full board of Chesterfield Financial to make restricted stock awards of up to 4% of the shares issued in the stock offering. In the event Chesterfield Financial initially implements the recognition and retention plan more than 12 months after the conversion, the recognition and retention plan will not be subject to an OTS regulation limiting the plan to no more than 4% of the shares issued in the conversion. The committee will decide which directors, officers and employees will receive restricted stock and what the terms of those awards will be. Chesterfield Financial may obtain the shares needed for this plan by issuing additional shares or through stock repurchases. If Chesterfield Financial implements a recognition and retention plan before the first anniversary of the conversion, current regulations will require that Chesterfield Financial:

     . Limit the total number of shares that are awarded to outside directors to 30% of the shares authorized for the plan.

     . Limit the number of shares that are awarded to any one outside director to 5% of the shares authorized for the plan and the number of shares that are awarded to any officer or employee to 25% of the shares that are authorized for the plan.

     . Not permit the awards to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan.

     . Not permit accelerated vesting for any reason other than death or disability.

     Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested. Awards are not vested unless the specified employment restrictions are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his income for federal income tax purposes. Chesterfield Federal and Chesterfield Financial will be allowed a federal income tax deduction in the same amount. Chesterfield Federal and Chesterfield Financial will have to recognize a compensation expense for accounting purposes ratably over the vesting period.

Transactions with Certain Related Persons

     In the ordinary course of business, Chesterfield Federal makes loans available to its directors, officers and employees. Such loans are made in the ordinary course of business on the same terms, including interest rates and collateral, as comparable loans to other borrowers. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.


                                THE CONVERSION

     The Board of Directors of Chesterfield Federal and the OTS have approved the plan of conversion, subject to approval by the members of Chesterfield Federal entitled to vote on the matter and the satisfaction of certain other conditions. OTS approval, however, is not a recommendation or endorsement of the plan. Certain terms used in the following summary are defined in the plan of conversion, a copy of which may be obtained by contacting Chesterfield Federal.

General

     On October 17, 2000, the Board of Directors unanimously adopted the plan, subject to approval by the OTS and the voting members of Chesterfield Federal. Pursuant to the plan, Chesterfield Federal will convert from a federal mutual savings and loan association to a federal stock savings association, with the concurrent formation of a holding company. The OTS has approved the plan, subject to its approval by the affirmative vote of the members of Chesterfield Federal holding not less than a majority of the total number of votes eligible to be cast at a Special Meeting called for that purpose to be held on April __, 2001.

     The plan of conversion provides generally that Chesterfield Federal will convert from a federally chartered mutual savings and loan association to a federally chartered stock savings and

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

loan association; the common stock will be offered by Chesterfield Financial in the subscription offering to persons having subscription rights; if necessary, shares of common stock not subscribed for in the subscription offering will be offered in a community offering to certain members of the general public, with preference given to natural persons and trusts of natural persons residing in Cook or Will Counties, Illinois, and then to certain members of the general public in a syndicated community offering through a syndicate of registered broker-dealers under selected dealers agreements; and Chesterfield Financial will purchase all of the capital stock of Chesterfield Federal to be issued in the conversion. The conversion will be completed only upon the sale of at least $26,350,000 of common stock to be issued under the plan of conversion.

     As part of the conversion, Chesterfield Financial is making a subscription offering of its common stock to holders of subscription rights in the following order of priority. First, depositors of Chesterfield Federal with $50.00 or more on deposit as of June 30, 1999. Second, Chesterfield Federal's employee stock ownership plan. Third, depositors of Chesterfield Federal with $50.00 or more on deposit as of December 31, 2000. Fourth, depositors of Chesterfield Federal as of _______________________, 2001 who are not depositors with $50 or more on deposit as of June 30, 1999 and borrowers of Chesterfield Federal with loans outstanding as of _____________________, 2001.

     Shares of common stock not subscribed for in the subscription offering may be offered for sale in the community offering. The community offering, if one is held, is expected to begin immediately after the expiration of the subscription offering, but may begin at any time during the subscription offering. Shares of common stock not sold in the subscription and community offerings may be offered in the syndicated community offering. Regulations require that the community and syndicated community offerings be completed within 45 days after completion of the fully extended subscription offering unless extended by Chesterfield Federal or Chesterfield Financial with the approval of the regulatory authorities. If the syndicated community offering is determined not to be feasible, the Board of Directors of Chesterfield Federal will consult with the regulatory authorities to determine an appropriate alternative method for selling the unsubscribed shares of common stock. The plan of conversion provides that the conversion must be completed within 24 months after the date of the approval of the plan of conversion by the members of Chesterfield Federal.

     No sales of common stock may be completed, either in the subscription offering, direct community offering or syndicated community offering unless the plan of conversion is approved by the members of Chesterfield Federal.

     The completion of the offering, however, will depend on market conditions and other factors beyond Chesterfield Federal's control. No assurance can be given as to the length of time after approval of the plan of conversion at the special meeting that will be required to complete the community or syndicated community offerings or other sale of the common stock.

     Orders for shares of common stock will not be filled until at least 2,635,000 shares of common stock have been subscribed for or sold and the Office of Thrift Supervision approves the final valuation and the conversion closes. If the conversion is not completed within 45 days after the expiration date of the subscription offering and the Office of Thrift Supervision consents to an extension of time to complete the conversion, subscribers will be given the right to maintain, modify or rescind their subscriptions. Unless an affirmative indication is received from subscribers that they wish to continue to subscribe for shares, the funds will be returned promptly, together with accrued interest at Chesterfield Federal's passbook rate from the date payment is received until the funds are returned to the subscriber. If the period is not extended, or, in any event, if the conversion is not completed, all withdrawal authorizations will be terminated and all funds held will be promptly returned together with accrued interest at Chesterfield Federal's passbook rate from the date payment is received until the conversion is terminated.

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

Purposes of Conversion

     The Board of Directors and management believe that the conversion is in the best interests of Chesterfield Federal, its members and the communities it serves. Chesterfield Federal's Board of Directors has formed Chesterfield Financial to serve as a holding company, with Chesterfield Federal as its subsidiary, after the conversion. By converting to the stock form of organization, Chesterfield Financial and Chesterfield Federal will be structured in the form used by holding companies of commercial banks, most business entities and by a growing number of savings institutions. Management of Chesterfield Federal believes that the conversion offers a number of advantages which will be important to the future growth and performance of Chesterfield Federal. The capital raised in the conversion is intended to support Chesterfield Federal's current lending and investment activities and may also support possible future expansion and diversification of operations, although there are no current specific plans, arrangements or understandings, written or oral, regarding any expansion or diversification. The conversion is also expected to afford Chesterfield Federal's management, members and others the opportunity to become stockholders of Chesterfield Financial and participate more directly in, and contribute to, any future growth of Chesterfield Financial and Chesterfield Federal. The conversion will also enable Chesterfield Financial and Chesterfield Federal to raise additional capital in the public equity or debt markets should the need arise, although there are no current specific plans, arrangements or understandings, written or oral, regarding any financing activities.

Effects of Conversion to Stock Form on Depositors and Borrowers of Chesterfield Federal

     Voting Rights. Upon conversion, neither deposit account holders nor borrowers will have voting rights in Chesterfield Federal or Chesterfield Financial and will therefore not be able to elect directors of either entity or to control their affairs. These rights are currently accorded to deposit account holders and certain borrowers with regard to Chesterfield Federal. Subsequent to conversion, voting rights will be vested exclusively in Chesterfield Financial as the sole stockholder of Chesterfield Federal. Voting rights as to Chesterfield Financial will be held exclusively by its stockholders. Each purchaser of Chesterfield Financial common stock shall be entitled to vote on any matters to be considered by Chesterfield Financial stockholders. A stockholder will be entitled to one vote for each share of common stock owned, subject to certain limitations applicable to holders of 10% or more of the shares of the common stock. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions." Chesterfield Financial intends to supply each stockholder with annual reports and proxy statements.

     Deposit Accounts and Loans. The terms of Chesterfield Federal's deposit accounts, the balances of the individual accounts and the existing FDIC insurance coverage will not be affected by the conversion. Furthermore, the conversion will not affect the loan accounts, the balances of these accounts, or the obligations of the borrowers under their individual contractual arrangements with Chesterfield Federal.

     Tax Effects. Chesterfield Federal has received an opinion from Luse Lehman Gorman Pomerenk & Schick, P.C. with regard to federal income taxation, and an opinion of Crowe, Chizek and Company LLP, with regard to Illinois taxation, to the effect that the adoption and implementation of the plan of conversion set forth herein will not be taxable for federal or Illinois tax purposes to Chesterfield Federal or Chesterfield Financial. See "--Income Tax Consequences."

     Liquidation Rights in Present Mutual Association. In addition to the protection of FDIC insurance up to applicable limits, in the event of a complete liquidation each holder of a deposit account in Chesterfield Federal in its present mutual form would receive his pro rata share of any assets of Chesterfield Federal remaining after payment of claims of all creditors, including the claims of all depositors in the amount of the withdrawal value of their accounts. Each depositor's pro rata share of the remaining assets, would be in the same proportion as the balance in his or her deposit account to the aggregate balance in all deposit accounts in Chesterfield Federal at the time of liquidation.

     Liquidation Rights in Proposed Converted Association.   After conversion
each deposit account holder, in the event of a complete liquidation, would have a claim of the same general priority as the claims of all other general creditors of Chesterfield Federal in addition to the protection of FDIC insurance up to applicable limits. Except as described below, the deposit account holder's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest and the holder would have no interest in the value of Chesterfield Federal above that amount.

     The plan of conversion provides that there shall be established, upon the completion of the conversion, a special "liquidation account" for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to the net worth of Chesterfield Federal as of the date of its latest consolidated statement of financial condition contained in the final prospectus relating to the conversion. Each eligible account holder and supplemental eligible account holder would have an initial interest in the liquidation account for each qualifying deposit account held in Chesterfield Federal on the qualifying date. An eligible account holder's or supplemental eligible account holder's interest as to each deposit account would be in the same proportion as the balance in his or her account on the applicable eligibility date, was to the aggregate balance in all qualifying deposit accounts on such date. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in the accounts on the record dates. However, if an eligible account holder or supplemental eligible account holder should reduce the amount in the qualifying deposit account on any annual closing date of Chesterfield Federal to a level less than the lowest amount in such account on the applicable eligibility date, and on any subsequent closing date, then the account holder's interest in this special liquidation account would be reduced by an amount proportionate to any such reduction, and the account holder's interest would cease to exist if such qualifying deposit account were closed.

     The interest in the special liquidation account would never be increased despite any increase in the balance of the account holders' related accounts after conversion.

     Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders were satisfied would be distributed to Chesterfield Financial as the sole stockholder of Chesterfield Federal.

     No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transaction, whether Chesterfield Federal, or another federally-insured institution is the surviving institution, is deemed to be a complete liquidation for purposes of distribution of the liquidation account. In any such transaction, the liquidation account would be assumed by the surviving institution. The OTS has stated that the consummation of a transaction of the type described in the preceding sentence in which the surviving entity is not a federally-insured institution would be reviewed on a case-by-case basis to determine whether the transaction should constitute a "complete liquidation" requiring distribution of any then remaining balance in the liquidation account.

     Common Stock. For information as to the characteristics of the common stock to be issued under the plan of conversion, see "Dividend Policy" and "Description of Capital Stock."

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

Common stock issued under the plan of conversion cannot, and will not, be insured by the FDIC or any other government agency.

Offering of Common Stock

     Under the plan of conversion, up to 3,565,000 shares of Chesterfield Financial common stock will be offered for sale, subject to certain restrictions described below through a subscription and community offering.

     Subscription Offering. The subscription offering will expire at 12:00 noon, central time, on April __, 2001 unless otherwise extended by Chesterfield Federal and Chesterfield Financial. Regulations of the OTS require that all shares to be offered in the conversion be sold within a period ending not more than 45 days after the expiration date of the subscription offering or such longer period as may be approved by the OTS or, despite approval of the plan of conversion by members, the conversion will not be effected. This period expires on ________, 2001, unless extended with the approval of the OTS. If the conversion is not completed by ________, 2001, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of such an extension, all subscribers will be notified in writing of the time period within which subscribers must notify Chesterfield Federal of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Chesterfield Federal's notice, the funds submitted will be refunded to the subscriber with interest at Chesterfield Federal's current passbook savings rate, and/or the subscriber's withdrawal authorizations will be terminated. In the event that the conversion is not effected, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at Chesterfield Federal's current passbook savings rate, and all withdrawal authorizations will be terminated.

     Subscription Rights. Under the plan of conversion, nontransferable subscription rights to purchase the common stock have been issued to persons and entities entitled to purchase the common stock in the subscription offering. The amount of the common stock which these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of conversion. Subscription priorities have been established for the allocation of stock to the extent that the common stock is available. These priorities are as follows:

     Category 1: Eligible Account Holders. Each depositor with $50.00 or more on deposit at Chesterfield Federal as of June 30, 1999 will receive nontransferable subscription rights to subscribe for up to the greater of $300,000 of common stock, one-tenth of one percent of the total offering of common stock or 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person's total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in Chesterfield Federal in the one year period preceding June 30, 1999 are subordinated to the subscription rights of other eligible account holders.

     Category 2: Tax-Qualified Employee Plans. The plan of conversion provides that tax-qualified employee plans of Chesterfield Federal, such as the employee stock ownership plan, shall receive nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the conversion. The employee stock ownership plan intends to purchase 8% of the shares of common stock issued in the conversion. In the event the number of shares offered in the conversion is increased above the maximum of the valuation range, the plan shall have a priority right to purchase any shares exceeding that amount up to 8% of the common stock. If the plan's subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from the holding company.

     Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by eligible account holders and the employee stock ownership plan, each depositor with $50.00 or more on deposit as of December 31, 2000 will receive nontransferable subscription rights to subscribe for up to the greater of $300,000 of common stock, one-tenth of one percent of the total offering of common stock or 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders proportionately, based on the amount of their respective qualifying deposits as compared to total qualifying deposits of all subscribing supplemental eligible account holders.

     Category 4: Other Members. Each depositor of Chesterfield Federal as of ___________, 2001 and each borrower with a loan outstanding on ___________, 2001 will receive nontransferable subscription rights to purchase up to the greater of $300,000 of common stock or one-tenth of one percent of the total offering of common stock, in the conversion to the extent shares are available following subscriptions by eligible account holders, Chesterfield Federal's employee stock ownership plan and supplemental eligible account holders. If there is an oversubscription in this category, the available shares will be allocated proportionately based on the amount of the other members number of votes as compared to the total number of votes of all subscribing other members.

     Chesterfield Federal and Chesterfield Financial will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares pursuant to the plan of conversion reside. However, no shares will be offered or sold under the plan of conversion to any such person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside or as to which Chesterfield Federal and Chesterfield Financial determine that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that Chesterfield Federal or Chesterfield Financial or any of their officers, directors or employees register, under the securities laws of such state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any such person.

     Community Offering. Any shares of common stock which remain unsubscribed for in the subscription offering will be offered by Chesterfield Financial in a community offering to members of the general public to whom Chesterfield Financial delivers a copy of this prospectus and a stock order form, with preference given to natural persons residing in Cook and Will Counties, Illinois. Such persons, together with associates of and persons acting in concert with such persons, may purchase up to $300,000 of common stock. The community offering, if any, may be concurrent with, during or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than ___________, 2001, unless extended with the approval of the OTS. Subject to any required regulatory approvals, Chesterfield Financial will determine the advisability of a community offering, the commencement and termination dates of any such offering, and the methods of finding potential purchasers in such offering, in its discretion based upon market conditions. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of Chesterfield Financial and Chesterfield Federal, in their sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

     If there are not sufficient shares available to fill orders in the community offering, such stock will be allocated first to each natural person residing in Cook or Will Counties whose order is accepted by Chesterfield Federal, in an amount equal to the lesser of 1,000 shares or the number of shares subscribed for by each such subscriber residing in Cook or Will Counties, if possible. Thereafter, unallocated shares will be allocated among the subscribers residing in Cook or Will Counties, whose orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all subscribers residing in Cook or Will Counties whose subscription remains unsatisfied. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for subscribers residing in Cook or Will Counties.

     Syndicated Community Offering. All shares of common stock not purchased in the subscription and community offerings, if any, may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Trident Securities, a division of McDonald Investments, Inc. Chesterfield Financial and Chesterfield Federal expect to market any shares which remain unsubscribed after the subscription and community offerings through a syndicated community offering. Chesterfield Financial and Chesterfield Federal have the right to reject orders in whole or part in their sole discretion in the syndicated community offering. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Trident Securities has agreed to use its best efforts in the sale of shares in the syndicated community offering.

     The price at which common stock is sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to overall purchase limitations, no person will be permitted to subscribe in the syndicated community offering for more than $300,000 or 30,000 shares of common stock.

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     Trident Securities may enter into agreements with selected dealers to assist in the sale of the shares in the syndicated community offering. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Trident Securities will instruct selected dealers as to the number of shares to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription and community offerings, selected dealers may only solicit indications of interest from their customers to place orders with Chesterfield Financial as of a certain order date for the purchase of shares of common stock. When and if Trident Securities and Chesterfield Financial believe that enough indications of interest and orders have not been received in the subscription and community offerings to consummate the conversion, Trident Securities will request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will remit funds to the account established by Chesterfield Federal for each selected dealer. Each customer's funds so forwarded to Chesterfield Federal, along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable FDIC regulations. After payment has been received by Chesterfield Federal from selected dealers, funds will earn interest at Chesterfield Federal's passbook rate until the consummation or termination of the conversion. Funds will be promptly returned, with interest, in the event the conversion is not consummated as described above.

     The syndicated community offering will terminate no more than 45 days following the subscription expiration date, unless extended by Chesterfield Financial and Chesterfield Federal with the approval of the OTS.

     Limitations on Purchase of Shares. The plan also provides for certain additional limitations to be placed upon the purchase of shares in the conversion. Specifically, the maximum purchase of common stock in the Subscription Offering by a person or group of persons acting through a single account is $300,000, and no person, other than Chesterfield Federal's employee stock ownership plan, by himself or herself or with an associate, and no group of persons acting in concert, may subscribe for or purchase more than $400,000 of common stock offered in the conversion. Officers and directors and their associates may not purchase, in the aggregate, more than 29% of the shares to be sold in the conversion. For purposes of the plan, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their Board membership. Moreover, any shares attributable to the officers and directors and their associates, but held by a tax-qualified employee plan other than that portion of a plan which is self-directed, shall not be included in calculating the number of shares which may be purchased under the limitations in this
paragraph.   Shares purchased by employees who are not officers or directors of
Chesterfield Federal, or their associates, are not subject to this limitation. The term "associate" is used above to indicate any of the following relationships with a person:

     . any corporation or organization, other than Chesterfield Financial or Chesterfield Federal or a majority-owned subsidiary of Chesterfield Financial or Chesterfield Federal, of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security;

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     .    any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

     . any relative or spouse of such person or any relative of such spouse who has the same home as such person or who is a director or officer of Chesterfield Financial or Chesterfield Federal or any subsidiary of Chesterfield Financial or Chesterfield Federal.

     As used above, the term "acting in concert" means:

     . knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement;

     . a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or

     . a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Persons or companies who file jointly a Form 13-D or Form 13-G with any regulatory agency will be deemed to be acting in concert.

     The Boards of Directors of Chesterfield Financial and Chesterfield Federal may, in their sole discretion, decrease the maximum purchase limitation referred to above or increase the maximum purchase limitation up to 9.99% of the shares being offered in the conversion, provided that orders for shares exceeding 5.0% of the shares being offered in the conversion shall not exceed, in the aggregate, 10% of the shares being offered in the conversion. Requests to purchase additional shares of Chesterfield Financial common stock under this provision will be allocated by the Boards of Directors on a pro rata basis giving priority in accordance with the priority rights set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the Boards of Directors of Chesterfield Financial and Chesterfield Federal, with the approval of the OTS and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares to be allocated, all numbers will be rounded down to the next whole number.

     Common stock purchased in the conversion will be freely transferable except for shares purchased by executive officers and directors of Chesterfield Federal or Chesterfield Financial and except as described below. See "- Restrictions on Transferability." In addition, under National Association of Securities Dealers, Inc. ("NASD") guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

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Restrictions on Transferability of Subscription Rights

     Subscription rights are nontransferable. Chesterfield Federal may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for common stock in the subscription offering or subscribing for common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. Chesterfield Federal and Chesterfield Financial will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares. Once tendered, subscription orders cannot be revoked without the consent of Chesterfield Federal and Chesterfield Financial.

Marketing Arrangements

     Chesterfield Financial and Chesterfield Federal have engaged Trident Securities, a Division of McDonald Investments, as a financial advisor and marketing agent in connection with the offering of the common stock, and Trident Securities has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of common stock in the offerings. Trident Securities is a member of the NASD and an SEC-registered broker-dealer. Trident Securities will assist Chesterfield Federal in the conversion by acting as marketing advisor with respect to the subscription offering and will represent Chesterfield Federal as placement agent on a best efforts basis in the sale of the common stock in the community offering if one is held; conducting training sessions with directors, officers and employees of Chesterfield Federal regarding the conversion process; and assisting in the establishment and supervision of Chesterfield Federal's stock information center and, with management's input, will train Chesterfield Federal's staff to record properly and tabulate orders for the purchase of common stock and to respond appropriately to customer inquiries.

     Based upon negotiations between Trident Securities and Chesterfield Federal concerning fee structure, Trident Securities will receive a management fee of $20,000, plus a commission of 1.6% of the aggregate dollar amount of stock sold in the subscription and community offering, excluding any shares of stock sold to Chesterfield Federal's directors and executive officers, their associates and Chesterfield Federal's employee benefit plans. Trident Securities will receive no commission for shares sold in excess of the midpoint of the offering range. In the event that a selected dealers agreement is entered into in connection with a syndicated community offering, Chesterfield Federal will pay a fee to be determined to such selected dealers, for shares sold by an NASD member firm pursuant to a selected dealers agreement. Fees to Trident Securities and to any other broker-dealer may be deemed to be underwriting fees, and Trident Securities and such broker-dealers may be deemed to be underwriters. Trident Securities will also be reimbursed for its reasonable out of pocket expenses in an amount not to exceed $50,000, including legal fees and expenses, unless a resolicitation occurs or the offering is otherwise extended. Trident Securities has been paid $10,000 as an advance against these expenses. Chesterfield Financial and Chesterfield Federal have agreed to indemnify Trident Securities for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act.

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Description of Sales Activities

     Directors and executive officers of Chesterfield Financial and Chesterfield Federal, may to a limited extent and subject to applicable state law, participate in the solicitation of offers to purchase common stock. Other employees of Chesterfield Federal may participate in the subscription and community offering in administrative capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser provided that the content of the employee's responses is limited to information contained in the prospectus or other offering document. Other questions of prospective purchasers will be directed to registered representatives of Trident Securities. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Sales of common stock by directors, executive officers and registered representatives will be made from the stock information center. Chesterfield Financial will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock except in some states where only registered broker-dealers may sell. No officer, director or employee of Chesterfield Financial or Chesterfield Federal will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Stock Pricing and Number of Shares to be Issued

     Federal regulations require that the aggregate purchase price of the securities sold in a conversion must be based on an appraised aggregate market value of the institution as converted, as determined by an independent valuation. FinPro, which is experienced in the valuation and appraisal of business entities, including thrift institutions involved in the conversion process, was retained by Chesterfield Federal to prepare an appraisal of the estimated pro forma market value of the common stock.

     FinPro will receive a fee of $16,000 for its appraisal, and $18,000 for its assistance in preparation of Chesterfield Federal's business plan plus reasonable out-of-pocket expenses. Chesterfield Financial has agreed to indemnify FinPro under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the conversion.

     FinPro has prepared an appraisal of the estimated pro forma market value of Chesterfield Financial and Chesterfield Federal as converted taking into account the formation of Chesterfield Financial as the holding company for Chesterfield Federal. For its analysis, FinPro undertook substantial investigations to learn about Chesterfield Federal's business and operations. Management supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, FinPro reviewed Chesterfield Federal's Form AC Application for Approval of Conversion and Chesterfield Financial's Form S-1 Registration Statement. Furthermore, FinPro visited Chesterfield Federal's facilities and had discussions with Chesterfield Federal's management and its special conversion legal counsel, Luse Lehman Gorman Pomerenk & Schick, P.C. No detailed individual analysis of the separate components of Chesterfield Financial's or Chesterfield Federal's assets and liabilities was performed in connection with the evaluation.

     In estimating the pro forma market value of Chesterfield Financial and Chesterfield Federal as converted, FinPro's analysis utilized three selected valuation procedures, the Price/Book method, the Price/Earnings method, and the Price/Assets method, all of which are

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

described in its report. FinPro placed the greatest emphasis on the Price/Earnings and the Price/Book methods in estimating pro forma market value. In applying these procedures, FinPro reviewed, among other factors, the economic make-up of Chesterfield Federal's primary market area, Chesterfield Federal's financial performance and condition in relation to publicly traded institutions that FinPro deemed comparable to Chesterfield Federal, the specific terms of the offering of Chesterfield Financial's common stock, the pro forma impact of the additional capital raised in the conversion, conditions of securities markets in general, and the market for thrift institution common stock in particular. FinPro's analysis provides an approximation of the pro forma market value of Chesterfield Financial and Chesterfield Federal as converted based on the valuation methods applied and the assumptions outlined in its report. Included in its report were certain assumptions as to the pro forma earnings of Chesterfield Financial after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses and an assumed after-tax rate of return on the net conversion proceeds as described under "Pro Forma Data," purchases by the employee stock ownership plan of 8% of the common stock issued in the conversion and purchases in the open market by the recognition and retention plan of a number of shares equal to 4% of the common stock issued in the conversion at the $10.00 purchase price. See "Pro Forma Data" for additional information concerning these assumptions. The use of different assumptions may yield different results.

     On the basis of the foregoing, FinPro has advised Chesterfield Financial and Chesterfield Federal that, in its opinion, as of January 18, 2001, the aggregate estimated pro forma market value of Chesterfield Financial and Chesterfield Federal, as converted was within the valuation range of $26,350,000 to $35,650,000 with a midpoint of $31,000,000. After reviewing the methodology and the assumptions used by FinPro in the preparation of the appraisal, the Board of Directors established the estimated valuation range which is equal to the valuation range of $26,350,000 to $35,650,000 with a midpoint of $31,000,000. Assuming that the shares are sold at $10.00 per share in the conversion, the estimated number of shares would be between 2,635,000 and 3,565,000 with a midpoint of 3,100,000. The purchase price of $10.00 was determined by discussion among the Boards of Directors of Chesterfield Federal and Chesterfield Financial and Trident Securities, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock subsequent to the conversion. Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by Chesterfield Financial at this time. The estimated valuation range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, the financial condition or operating results of Chesterfield Federal, regulatory guidelines or national or local economic conditions.

     FinPro's appraisal report is filed as an exhibit to the registration statement that Chesterfield Financial has filed with the Securities and Exchange Commission. See "Where You Can Find More Information."

     If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, FinPro, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of the pro forma market value of Chesterfield Financial and Chesterfield Federal as converted, as of the close of the subscription offering.

     No sale of the shares will take place unless prior thereto FinPro confirms to the Office of Thrift Supervision that, to the best of FinPro's knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price on an

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

aggregate basis was incompatible with its estimate of the total pro forma market value of Chesterfield Financial and Chesterfield Federal as converted at the time of the sale. If, however, the facts do not justify that statement, the offering or other sale may be canceled, a new estimated valuation range and price per share set and new subscription, direct community and syndicated community offerings held. Under such circumstances, subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest and holds on funds authorized for withdrawal from deposit accounts would be released or reduced.

     Depending upon market and financial conditions, the number of shares sold may be more than 4,099,750 shares or less than 2,635,000 shares. If the total amount of shares sold is less than 2,635,000 or more than 4,099,750 (15% above the maximum of the estimated valuation range), for aggregate gross proceeds of less than $26,350,000 or more than $40,997,500, subscription funds will be returned promptly with interest to each subscriber unless he or she indicates otherwise. If FinPro establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

     If purchasers cannot be found for an insignificant residue of unsubscribed shares from the general public, other purchase arrangements will be made by the Boards of Directors of Chesterfield Federal and Chesterfield Financial, if possible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, the plan of conversion will terminate.

     In formulating its appraisal, FinPro relied upon the truthfulness, accuracy and completeness of all documents Chesterfield Federal furnished to it. FinPro also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While FinPro believes this information to be reliable, FinPro does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by Chesterfield Federal and Chesterfield Financial or independently value the assets or liabilities of Chesterfield Financial and Chesterfield Federal. The appraisal by FinPro is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the plan of conversion or of purchasing shares of common stock. Moreover, because the appraisal is necessarily based on many factors which change from time to time, there is no assurance that persons who purchase shares in the conversion will later be able to sell shares thereafter at prices at or above the purchase price.

Procedure for Purchasing Shares in the Subscription and Community Offerings

     To purchase shares in the subscription offering, an executed order form with the required full payment for each share subscribed for, or with appropriate authorization indicated on the stock order form for withdrawal of full payment from the subscriber's deposit account with Chesterfield Federal, must be received by Chesterfield Federal by 12:00 noon, Central time, on April ______, 2001. Order forms that are not received by that time or are executed defectively or are received without full payment or without appropriate withdrawal instructions will not be accepted. Chesterfield Financial and Chesterfield Federal have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that they will do so. Under the plan of conversion, the interpretation by Chesterfield Financial and Chesterfield Federal of the terms and conditions of the plan of conversion and of the order form will be final.

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In order to purchase shares in the direct community offering, the order form, accompanied by the required payment for each share subscribed for, must be received by Chesterfield Federal prior to the time the direct community offering terminates, which may be on or at any time subsequent to the expiration date. Once received, an executed order form may not be modified, amended or rescinded without the consent of Chesterfield Federal unless the conversion has not been completed within 45 days after the end of the subscription offering, unless extended.

     In order to ensure that persons with subscription rights are properly identified as to their stock purchase priorities, they must list all accounts on the order form giving all names on each account, the account number and the approximate account balance as of the appropriate eligibility date. Failure to list an account could result in fewer shares allocated if there is an oversubscription than if all accounts had been disclosed.

     Full payment for subscriptions may be made in cash if delivered in person at Chesterfield Federal's stock information center; by check, bank draft, or money order; or by authorization of withdrawal from deposit accounts maintained with Chesterfield Federal. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, bank draft or money order at Chesterfield Federal's current passbook savings rate from the date payment is received at the stock information center until the completion or termination of the conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion, unless the certificate matures after the date of receipt of the order form but prior to closing, in which case funds will earn interest at the passbook rate from the date of maturity until the conversion is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the conversion. When the conversion is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the conversion cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the conversion is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

     If a subscriber authorizes Chesterfield Federal to withdraw the amount of the aggregate purchase price from his or her deposit account, Chesterfield Federal will do so as of the effective date of conversion, though the account must contain the full amount necessary for payment at the time the subscription order is received. Chesterfield Federal will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at Chesterfield Federal's passbook rate.

     The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for at the $10.00 purchase price after the conversion.

     Individual retirement accounts maintained in Chesterfield Federal do not permit investment in the common stock. A depositor interested in using his or her Individual Retirement Account funds to purchase common stock must do so through a self-directed individual retirement account. Since Chesterfield Federal does not offer those accounts, it will allow a depositor to make a trustee-to-trustee transfer of the individual retirement account funds to a

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trustee offering a self-directed individual retirement account program with the agreement that the funds will be used to purchase Chesterfield Financial's common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for transfers. The new trustee would hold the common stock in a self-directed account in the same manner as Chesterfield Federal now holds the depositor's Individual Retirement Account funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an individual retirement account at Chesterfield Federal to purchase common stock should contact the stock information center no later than ________, 2001 so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% shareholders who use self-directed individual retirement account funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of individual retirement accounts.

     Certificates representing shares of common stock purchased, and any refund due, will be mailed to purchasers at the address as may be specified in properly completed order forms or to the last address of the persons appearing on the records of Chesterfield Federal as soon as practicable following the sale of all shares of common stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law. Purchasers may not be able to sell the shares of common stock which they purchased until certificates for the common stock are available and delivered to them, even though trading of the common stock may have begun.

     To ensure that each purchaser receives a prospectus at least 48 hours prior to the expiration date on April ____, 2001, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to that date or hand delivered any later than two days prior to that date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus. Chesterfield Federal will accept for processing only orders submitted on original order forms. Chesterfield Federal is not obligated to accept orders submitted on photocopied or telecopied order forms. Orders cannot and will not be accepted without the execution of the certification appearing on the reverse side of the order form.

Risk of Delayed Offering

     In the event that all shares of the common stock are not sold in the subscription offering and concurrent community offering, Chesterfield Federal and Chesterfield Financial may extend the community offering for a period of up to 45 days from the date of the expiration of the subscription offering.
Further extensions are subject to OTS approval and may be granted for successive periods, but not beyond 24 months from the date of the special meeting.

     A material delay in the completion of the sale of all unsubscribed shares in the community offering may result in a significant increase in the costs in completing the conversion. Significant changes in Chesterfield Federal's operations and financial condition, the aggregate market value of the shares to be issued in the conversion and general market conditions may occur during such material delay. In the event the conversion is not consummated within 24 months after the date of the special meeting, Chesterfield Federal would charge accrued conversion costs to then current period operations.



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Approval, Interpretation, Amendment and Termination

     All interpretations of the plan of conversion, as well as the completeness and validity of order forms, will be made by Chesterfield Federal and Chesterfield Financial and will be final, subject to the authority of the OTS and the requirements of applicable law. The plan of conversion provides that, if deemed necessary or desirable by the Boards of Directors of Chesterfield Federal and Chesterfield Financial, the plan of conversion may be substantively amended by the Boards of Directors of Chesterfield Federal and Chesterfield Financial, as a result of comments from regulatory authorities or otherwise, at any time but only with the concurrence of the OTS. Moreover, if the plan of conversion is amended, subscriptions which have been received prior to such amendment will not be refunded if such amendment is not material to the transaction or otherwise required by the OTS.

     The plan of conversion will terminate if the sale of all shares is not completed within 24 months after the date of the special meeting. The plan of conversion may be terminated by the Board of Directors of Chesterfield Federal with the concurrence of the OTS at any time. A specific resolution approved by a two-thirds vote of the Board of Directors would be required to terminate the plan of conversion prior to the end of such 24-month period.

Restrictions on Repurchase of Stock

     Under Office of Thrift Supervision regulations, savings associations and their holding companies may not for a period of one year from the date of an institution's mutual-to-stock conversion repurchase any of its common stock from any person, except in an offer made to all of its stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, or the repurchase of qualifying shares of a director. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of a savings association's or its holding company's capital stock during the first year following the conversion. To receive such approval, the savings association must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchase of any common stock are prohibited if they would cause the association's regulatory capital to be reduced below the amount required for the liquidation account or the regulatory capital requirements imposed by the Office of Thrift Supervision.

     Shares of common stock purchased in the offering by directors and officers of Chesterfield Financial may not be sold for a period of one year following the conversion, except upon the death of the stockholder or in any exchange of the common stock in connection with a merger or acquisition of Chesterfield Financial. Shares of common stock received by directors or officers through the employee stock ownership plan or the recognition and retention plan or upon exercise of options issued under the stock option plan or purchased subsequent to the conversion are free of this restriction. Accordingly, shares of common stock issued by Chesterfield Financial to directors and officers shall bear a legend giving appropriate notice of the restriction and, in addition, Chesterfield Financial will give appropriate instructions to the transfer agent for Chesterfield Financial's common stock with respect to the restriction on transfers. Any shares issued to directors and officers as a stock dividend, stock split or otherwise with respect to restricted common stock shall also be restricted.

     Purchases of outstanding shares of common stock of Chesterfield Financial by directors, executive officers, or any person who was an executive officer or director of Chesterfield Federal after adoption of the plan of conversion, and their associates during the three-year period following the conversion may be made only through a broker or dealer registered with the SEC,



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except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of Chesterfield Financial's outstanding common stock or to the purchase of stock under the stock option plan.

     Chesterfield Financial has filed with the SEC a registration statement under the Securities Act of 1933, as amended, for the registration of the common stock to be issued in the conversion. The registration under the Securities Act of shares of the common stock to be issued in the conversion does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of Chesterfield Financial may be resold without registration. Shares purchased by an affiliate of Chesterfield Financial will have resale restrictions under Rule 144 of the Securities Act. If Chesterfield Financial meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of Chesterfield Financial who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Chesterfield Financial or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by Chesterfield Financial to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

     Under guidelines of the NASD, members of the NASD and their associates face certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of the securities.

Income Tax Consequences

     Consummation of the conversion is expressly conditioned upon prior receipt by Chesterfield Federal of either a ruling from the Internal Revenue Service or an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. with respect to federal taxation, and a ruling of the Illinois taxation authorities or an opinion with respect to Illinois taxation, to the effect that consummation of the conversion will not be taxable to the converted association or Chesterfield Financial.

     Luse Lehman Gorman Pomerenk & Schick, P.C. has issued an opinion with respect to the proposed conversion of Chesterfield Federal to the effect that:

     1. no gain or loss will be recognized by Chesterfield Federal in its mutual or stock form by reason of the conversion;

     2. no gain or loss will be recognized by Chesterfield Federal or Chesterfield Financial on the receipt by Chesterfield Federal of money from Chesterfield Financial in exchange for shares of Chesterfield Financial's capital stock or by Chesterfield Financial upon the receipt of money from the sale of its common stock;

     3. the basis of the assets of Chesterfield Federal in the stock form will be the same as immediately prior to the conversion;

     4. the holding period of the assets of Chesterfield Federal in the stock form will include the holding period of Chesterfield Federal in the mutual form;

     5. no gain or loss will be recognized to Chesterfield Federal's account holders upon the issuance to them of accounts in Chesterfield Federal immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at Chesterfield Federal in its mutual form, plus interest in the liquidation account;

     6. no gain or loss will be recognized to account holders upon the receipt or exercise of subscription rights in the conversion, except if subscription rights are deemed to have value as discussed below;

     7. the tax basis of account holders' accounts in Chesterfield Federal immediately after the conversion will be the same as the tax basis of their accounts immediately before conversion;

     8. the tax basis of each account holder's interest in the liquidation account will be zero; and

     9. the tax basis of the common stock purchased in the conversion will be the amount paid and the holding period for the stock will begin on the date of purchase.

     The opinion from Luse Lehman Gorman Pomerenk & Schick, P.C. is based, among other things, on certain assumptions, including the assumptions that the exercise price of the subscription rights to purchase Chesterfield Financial common stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed conversion. Chesterfield Financial and Chesterfield Federal have received an opinion from FinPro stating that pursuant to FinPro's valuation, subscription rights issued in connection with the conversion will have no value. The opinion of FinPro and the federal and state tax opinions, respectively, referred to herein are filed as exhibits to the Registration Statement. See "Where You Can Find More Information."

     If it is subsequently established that the subscription rights received by such persons have an ascertainable fair market value, then, in such event, the subscription rights will be taxable to the recipient in the amount of their fair market value. In this regard, the subscription rights may be taxed partially or entirely at ordinary income tax rates.

     With respect to Illinois taxation, Chesterfield Federal has received an opinion from Crowe, Chizek and Company LLP to the effect that, assuming the conversion does not result in any federal taxable income, gain or loss to Chesterfield Federal in its mutual or stock form, Chesterfield Financial, the account holders, borrowers, officers, directors and employees and tax-qualified employee plans of Chesterfield Federal, the conversion should not result in any Illinois income tax liability to such entities or persons.

     Unlike a private letter ruling, the opinions of Luse Lehman Gorman Pomerenk & Schick, P.C., Crowe, Chizek and Company LLP and FinPro have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Illinois tax authorities.

                   RESTRICTIONS ON ACQUISITIONS OF STOCK AND
                     RELATED TAKEOVER DEFENSIVE PROVISIONS

     Although the Boards of Directors of Chesterfield Federal and Chesterfield Financial are not aware of any effort that might be made to obtain control of Chesterfield Financial after conversion, the Boards of Directors, as discussed below, believe that it is appropriate to include certain provisions as part of Chesterfield Financial's articles of incorporation to protect the interests of Chesterfield Financial and its stockholders from takeovers which the Board of Directors of Chesterfield Financial might conclude are not in the best interests of Chesterfield Federal, Chesterfield Financial or Chesterfield Financial's stockholders.

     The following discussion is a general summary of the material provisions of Chesterfield Financial's certificate of incorporation and bylaws, Chesterfield Federal's charter and bylaws and certain other regulatory provisions which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Chesterfield Financial's certificate of incorporation and bylaws and Chesterfield Federal's proposed stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Chesterfield Federal's application to the OTS and Chesterfield Financial's Registration Statement filed with the SEC. See "Where You Can Find Additional Information."

Provisions of Chesterfield Financial's Certificate of Incorporation and Bylaws

     Restrictions on Call of Special Meetings. The certificate of incorporation provides that a special meeting of stockholders may be called by the Chairman of the Board of Chesterfield Financial or pursuant to a resolution adopted by a majority of the board of directors. Stockholders are not authorized to call a special meeting of stockholders.

     Absence of Cumulative Voting. The certificate of incorporation provides that there shall be no cumulative voting rights in the election of directors.

     Authorization of Preferred Stock. The certificate of incorporation authorizes 1,000,000 shares of preferred stock, par value $0.01 per share. Chesterfield Financial is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law; and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be a multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Chesterfield Financial that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The board of directors has no present plans or understandings for the issuance of any preferred stock but it may issue any preferred stock on terms which the board deems to be in the best interests of Chesterfield Financial and its stockholders.

     Limitation on Voting Rights. The certificate of incorporation provides that (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Chesterfield Financial; and that (ii) shares beneficially owned in violation of the stock ownership restriction described above shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to a vote of stockholders. For these purposes, a person (including management) who has obtained the right to vote shares of the common stock pursuant to revocable proxies shall not be deemed to be the "beneficial owner" of those shares if that person is not otherwise deemed to be a beneficial owner of those shares.

     Amendments to Certificate of Incorporation and Bylaws. Amendments to the certificate of incorporation must be approved by Chesterfield Financial's board of directors and also by a majority of the outstanding shares of Chesterfield Financial's voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to the call of special stockholder meetings, cumulative voting, limitation on voting rights and director liability).

     The bylaws may be amended by the affirmative vote of the total number of directors of Chesterfield Financial or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

Restrictions in Chesterfield Federal's Federal Stock Charter and Bylaws

     Although the Board of Directors of Chesterfield Federal is not aware of any effort that might be made to obtain control of Chesterfield Federal after the conversion, the Board of Directors believes that it is appropriate to adopt provisions permitted by federal regulation to protect the interests of the converted association and its stockholders from any hostile takeover. These provisions may, indirectly, inhibit a change in control of Chesterfield Financial, as Chesterfield Federal's sole stockholder.

     Chesterfield Federal's federal stock charter will contain a provision whereby the acquisition of beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of Chesterfield Federal by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or through an affiliate, will be prohibited for a period of five years following the date of completion of the conversion. If shares are acquired in violation of this provision of Chesterfield Federal's federal stock charter, all shares beneficially owned by any person in excess of 10% will be considered "excess shares" and will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote. If holders of revocable proxies for more than 10% of the shares of the common stock of Chesterfield Financial seek, among other things, to elect one-third or more of Chesterfield Financial's Board of Directors, to cause Chesterfield Financial's stockholders to approve the acquisition or corporate reorganization of Chesterfield Financial or to exert a continuing influence on a material aspect of the business operations of Chesterfield Financial, which actions could indirectly result in a change in control of Chesterfield Federal, the Board of Directors of Chesterfield Federal will be able to assert this provision of Chesterfield Federal's federal stock charter against such holders. Although the Board of Directors of Chesterfield Federal is not currently able to determine when and if it would assert this provision of Chesterfield Federal's federal stock charter, the Board, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of Chesterfield Federal, Chesterfield Financial and its stockholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of Chesterfield Federal indirectly through a change in control of Chesterfield Financial.

     In addition, stockholders will not be permitted to cumulate their votes in the election of Directors. Furthermore, Chesterfield Federal's Bylaws provide for the election of three classes of directors to staggered terms.

     Finally, the federal stock charter provides for the issuance of shares of preferred stock on terms, including conversion and voting rights, as may be determined by Chesterfield Federal's Board of Directors without stockholder approval. Although Chesterfield Federal has no arrangements, understandings or plans at the present time for the issuance or use of the shares of undesignated preferred stock proposed to be authorized, the Board believes that the availability of such shares will provide Chesterfield Federal with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. If a proposed merger, tender offer or other attempt to gain control of Chesterfield Federal occurs of which management does not approve, the Board can authorize the issuance of one or more series of preferred stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such preferred stock, therefore, may be to deter a future takeover attempt. The Board does not intend to issue any preferred stock except on terms which the Board deems to be in the best interest of Chesterfield Federal and its then existing stockholders.

Federal Regulations

     A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, this regulation prohibits any person, without the prior approval of the OTS, from acquiring or making an offer, if opposed by the institution, to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

     Federal law provides that no company "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings and loan association at any time without the prior approval of the OTS. "Acting in concert" is defined very broadly. In addition, federal regulations require that, prior to obtaining control of a savings and loan association, a person, other than a company, must give 60 days' prior notice to the OTS and have received no OTS objection to such acquisition of control. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Under federal law, as well as the regulations referred to below, the term "savings and loan association" includes state and federally chartered institutions whose accounts are insured by the Savings Association Insurance Fund and federally chartered savings banks whose accounts are insured by the FDIC's Bank Insurance Fund and holding companies thereof.

     Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings and loan association's directors, or a determination by the OTS that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan association's voting stock, if the acquirer also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings and loan association's stock must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.


                         DESCRIPTION OF CAPITAL STOCK

General

     Chesterfield Financial is authorized to issue 5,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of preferred stock. Chesterfield Financial currently expects to issue in the conversion up to 3,565,000, subject to adjustment, shares of common stock in the offering. Chesterfield Financial does not intend to issue shares of preferred stock in the conversion. Each share of Chesterfield Financial common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the $10.00 per share subscription price for the common stock, in accordance with the plan of conversion, all of the common stock will be duly authorized, fully paid and nonassessable.

     The common stock of Chesterfield Financial will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

     Dividends. Chesterfield Financial can pay dividends out of statutory surplus or from net profits if, as and when declared by its Board of Directors. The payment of dividends by Chesterfield Financial is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Chesterfield Financial will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of Chesterfield Financial out of funds legally available therefor. If Chesterfield Financial issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. Upon the conversion, the holders of common stock of Chesterfield Financial will possess exclusive voting rights in Chesterfield Financial. They will elect Chesterfield Financial's Board of Directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of Directors. If Chesterfield Financial issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

     As a federal stock savings association, corporate powers and control of Chesterfield Federal are vested in its Board of Directors, who elect the officers of Chesterfield Federal and who fill any vacancies on the Board of Directors as it exists upon the conversion. Voting rights of Chesterfield Federal are vested exclusively in the owners of the shares of capital stock of Chesterfield Federal, which will be Chesterfield Financial, and voted at the direction of Chesterfield Financial's Board of Directors. Consequently, the holders of the common stock will not have direct control of Chesterfield Federal.

     Liquidation. In the event of any liquidation, dissolution or winding up of Chesterfield Financial, Chesterfield Financial, as holder of Chesterfield Federal's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Chesterfield Federal, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of Chesterfield Federal available for distribution. In the event of liquidation, dissolution or winding up of Chesterfield Financial, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Chesterfield Financial available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of the common stock of Chesterfield Financial will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock is not subject to redemption.

Preferred Stock

     None of the shares of Chesterfield Financial's authorized preferred stock will be issued in the conversion. Preferred stock may be issued with preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.


                             LEGAL AND TAX MATTERS

     The legality of the common stock and the federal income tax consequences of the conversion will be passed upon for Chesterfield Federal and Chesterfield Financial by the firm of Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C. The Illinois state income tax consequences of the conversion will be passed upon for Chesterfield Federal and Chesterfield Financial by Crowe, Chizek and Company LLP, Oak Brook, Illinois. Luse Lehman Gorman Pomerenk & Schick, P.C. and Crowe, Chizek and Company LLP have consented to the references herein to their opinions. Certain legal matters regarding the conversion will be passed upon for Trident Securities by Silver, Freedman & Taff, L.L.P.


                             CHANGE IN ACCOUNTANTS

     On August 17, 2000, Chesterfield Federal's Board of Directors appointed Crowe, Chizek and Company LLP as Chesterfield Federal's independent auditors and determined not to reappoint Ernst & Young LLP. The report of Ernst & Young LLP on the financial statements as of and for the two fiscal years ended June 30, 1999 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During Chesterfield Federal's two most recent fiscal years preceding such change in accountants and any subsequent interim period preceding such change in accountants, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, nor were there any other events that required reporting under SEC regulations.

                                     EXPERTS

     The consolidated financial statements of Chesterfield Federal at June 30, 2000 and for the year then ended, appearing in this Prospectus and registration statement have been audited by Crowe, Chizek and Company LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Chesterfield Federal at June 30, 1999, and for each of the two years in the period ended June 30, 1999, appearing in this Prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     FinPro has consented to the publication herein of the summary of its report to Chesterfield Federal and Chesterfield Financial setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the conversion and its valuation with respect to subscription rights.


                      WHERE CAN YOU FIND MORE INFORMATION

     Chesterfield Financial has filed with the SEC a registration statement under the Securities Act, with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, NW, Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The registration statement also is available through the SEC's world wide web site on the internet at http://www.sec.gov. The statements contained herein as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding such documents; each such statement is qualified by reference to such contract or document.

     Chesterfield Federal has filed an Application for Conversion with the OTS with respect to the conversion. Pursuant to the rules and regulations of the OTS, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Central Regional Office of the OTS located at 200 West Madison Street, Suite 1300, Chicago, Illinois 60606.

     In connection with the conversion, Chesterfield Financial will register the common stock with the SEC under Section 12(g) of the Exchange Act; and, upon such registration, Chesterfield Financial and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the plan, Chesterfield Financial has undertaken that it will not terminate such registration for a period of at least three years following the conversion.

     A copy of the certificate of incorporation and bylaws of Chesterfield Financial are available without charge from Chesterfield Federal.

                          CHESTERFIELD FEDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                               Chicago, Illinois

                             FINANCIAL STATEMENTS


                                   CONTENTS


REPORT OF INDEPENDENT AUDITORS........................................      F-2

CONSOLIDATED BALANCE SHEETS...........................................      F-4

CONSOLIDATED STATEMENTS OF INCOME.....................................      F-5

CONSOLIDATED STATEMENTS OF RETAINED INCOME............................      F-6

CONSOLIDATED STATEMENTS OF CASH FLOWS.................................      F-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS............................      F-9

                 [Letterhead of Crowe, Chizek and Company LLP]

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
Chesterfield Federal Savings and
 Loan Association of Chicago
Chicago, Illinois


We have audited the consolidated balance sheet of Chesterfield Federal Savings and Loan Association of Chicago as of June 30, 2000 and the related consolidated statements of income, retained income, and cash flows for the year then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Chesterfield Federal Savings and Loan Association of Chicago as of June 30, 2000 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                    /s/ Crowe, Chizek and Company LLP
                                    Crowe, Chizek and Company LLP
Oak Brook, Illinois
December 5, 2000

                        Report of Independent Auditors
                        ------------------------------


Board of Directors
Chesterfield Federal Savings & Loan Association of Chicago


We have audited the accompanying consolidated balance sheet of Chesterfield Federal Savings and Loan Association of Chicago as of June 30, 1999, and the related consolidated statements of income, retained income, and cash flows for each of the two years in the period ended June 30, 1999. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chesterfield Federal Savings and Loan Association of Chicago as of June 30, 1999, and the consolidated results of its operations and its cash flows for each of the two years in the period ended June 30, 1999, in conformity with accounting principles generally accepted in the United States.


                             \s\ Ernst & Young LLP

Chicago, Illinois
August 24, 1999

                        CHESETERFIELD FEDDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                          CONSOLIDATED BALANCE SHEETS

________________________________________________________________________________

                                               October 31,
                                                   2000     -------- June 30,--------
                                                                     --------
                                               [Unaudited)      2000          1999
                                                ---------       ----          ----
ASSETS
Cash and due from financial
  institutions                               $  3,627,876   $  4,322,043  $  2,951,674
Interest-bearing deposits                      47,773,395     59,932,660    77,672,841
Federal funds sold                              1,800,000      2,700,000     2,800,000
                                             ------------   ------------  ------------
    Cash and cash equivalents                  53,201,271     66,954,703    83,424,515
Securities held-to-maturity (fair value:
  October 31, 2000 - $82,787,814;
  June 30, 2000 - $72,630,683;
  June 30, 1999 - $55,961,119)                 82,997,474     73,686,770    56,570,871
Loans, net                                    154,771,961    157,276,256   156,917,137
Federal Home Loan Bank stock                    1,670,000      1,609,800     1,540,300
Premises and equipment, net                     2,666,220      2,769,739     2,723,243
Accrued interest receivable and other
  assets                                        3,541,981      3,182,708     2,931,324
                                             ------------   ------------  ------------

    Total assets                             $298,848,907   $305,479,976  $304,107,390
                                             ============   ============  ============


LIABILITIES AND RETAINED
  INCOME
Deposits                                     $255,819,767   $263,349,988  $259,130,516
Advance payments by borrowers for
  taxes and insurance                           1,476,760      2,835,261     2,838,636
Accrued expenses and other liabilities          5,489,927      4,139,706     9,316,694
                                             ------------   ------------  ------------
    Total liabilities                         262,786,454    270,324,955   271,285,846

Retained income                                36,062,453     35,155,021    32,821,544
                                             ------------   ------------  ------------

    Total liabilities and retained income    $298,848,907   $305,479,976  $304,107,390
                                             ============   ============  ============


________________________________________________________________________________

          See accompanying notes to consolidated financial statements

                        CHESETERFIELD FEDDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                       CONSOLIDATED STATEMENTS OF INCOME

________________________________________________________________________________

                                  Four Months Ended                  Years Ended
                               ----- October 31, ----- -------------- June 30, --------------
                                     -----------                      --------
                                  2000        1999         2000         1999         1998
                                  ----        ----         ----         ----         ----
                                     (Unaudited)
Interest and dividend income
 Loans, including fees         $ 3,960,592 $ 3,953,857 $ 11,916,860 $ 11,608,837 $ 11,161,239
 Securities                      1,580,487   1,019,176    3,511,688    2,437,980    5,298,179
 Interest-bearing deposits       1,204,409   1,280,394    3,795,864    4,477,961    2,897,289
 Other                             110,167      92,485      338,743      323,537      289,239
                                ----------  ----------  -----------  -----------  -----------
                                 6,855,655   6,345,912   19,563,155   18,848,315   19,645,946

Interest expense on deposits     3,739,901   3,496,757   10,746,121   10,646,140   11,290,315
                                ----------  ----------  -----------  -----------  -----------

Net interest income              3,115,754   2,849,155    8,817,034    8,202,175    8,355,631

Provision for loan losses           26,000      40,000       83,000      150,000      202,000
                                ----------  ----------  -----------  -----------  -----------

Net interest income after
  provision for loan losses      3,089,754   2,809,155    8,734,034    8,052,175    8,153,631

Noninterest income
 Insurance commissions             601,207     556,239    1,705,376    1,114,850      702,147
 Service charges on
  deposit accounts                  99,442      93,427      280,853      266,155      230,627
 Other                              39,737      44,649      153,814      150,322      131,358
                                ----------  ----------  -----------  -----------  -----------
                                   740,386     694,315    2,140,043    1,531,327    1,064,132
Noninterest expense
 Salaries and employee
  benefits                       1,428,832   1,322,262    4,149,079    4,077,817    3,637,874
 Occupancy                         251,548     237,492      716,088      695,496      706,909
 Equipment                         174,405     143,120      473,118      396,167      295,185
 Data processing                   102,597      98,298      310,433      419,322      281,725
 Federal deposit insurance          40,731      72,439      170,613      220,266      236,975
 Other                             452,695     460,832    1,400,368    1,197,305      956,629
                                ----------  ----------  -----------  -----------  -----------
                                 2,450,808   2,334,443    7,219,699    7,006,373    6,115,297
                                ----------  ----------  -----------  -----------  -----------

Income before income taxes       1,379,332   1,169,027    3,654,378    2,577,129    3,102,466

Income tax expense                 471,900     409,300    1,320,901      919,102    1,111,070
                                ----------  ----------  -----------  -----------  -----------

Net income                     $   907,432 $   759,727 $  2,333,477 $  1,658,027 $  1,991,396
                                ==========  ==========  ===========  ===========  ===========


________________________________________________________________________________

          See accompanying notes to consolidated financial statements

                         CHESTERFIELD FEDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                   CONSOLIDATED STATEMENTS OF RETAINED INCOME

________________________________________________________________________________

                             Four Months Ended                      Years Ended
                                October 31,                           June 30,
                         -------------------------   -------------------------------------
                            2000          1999         2000         1999         1998
                            ----          ----         ----         ----         ----
                         (Unaudited)
Retained income at
  beginning of period    $35,155,021   $32,821,544  $32,821,544  $31,163,517  $29,172,121

Net income                   907,432       759,727    2,333,477    1,658,027    1,991,396
                         -----------   -----------  -----------  -----------  -----------

Retained income at
  end of period          $36,062,453   $33,581,271  $35,155,021  $32,821,544  $31,163,517
                         ===========   ===========  ===========  ===========  ===========

________________________________________________________________________________

         See accompanying notes to consolidated financial statements.

                         CHESTERFIELD FEDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

________________________________________________________________________________

                                              Four Months Ended                        Years Ended
                                                 October 31,                             June 30,
                                        ----------------------------    -------------------------------------------
                                              2000           1999           2000           1999           1998
                                              ----           ----           ----           ----           ----
                                                (Unaudited)
Cash flows from operating
  activities
    Net income                          $    907,432   $    759,727   $  2,333,477   $  1,658,027   $  1,991,396
    Adjustments to reconcile
      net income to net cash
      provided by operating
      activities
    Provision for loan losses                 26,000         40,000         83,000        150,000        202,000
    Depreciation and
      amortization                           148,710        148,117        451,325        388,884        301,215
    Deferred income tax
      benefit                               (103,194)      (120,636)      (391,908)      (154,191)      (443,374)
    Net amortization of
      securities                                (834)        (1,900)        (3,869)        (9,870)       (44,191)
    Amortization of
      intangibles                             29,815         24,395        104,548         39,146              -
    Net change in:
        Deferred loan
          origination fees                   (34,323)      (104,635)      (108,611)       (90,420)       (55,178)
        Accrued interest
          receivable and
          other assets                      (285,894)      (163,941)        35,976       (264,865)     1,031,039
        Accrued expenses
          and other liabilities            1,350,221        785,758       (176,988)       499,002        265,658
                                        ------------   ------------   ------------   ------------   ------------
            Net cash from
              operating activities         2,037,933      1,366,885      2,326,950      2,215,713      3,248,565

Cash flows from investing activities
    Activity in held-to-maturity
      securities:
        Maturities and
          prepayments                        690,130      2,120,943      2,887,970     59,754,573     57,008,556
        Purchases                        (10,000,000)   (10,000,000)   (25,000,000)   (65,000,000)   (30,500,000)
    Purchase of Federal
      Home Loan Bank stock                   (60,200)             -        (69,500)       (78,300)             -
    Loan originations and
      payments, net                        2,512,618     (3,019,235)      (333,508)   (10,035,249)   (13,825,192)
    Additions to premises
      and equipment                          (45,191)       (67,402)      (497,821)      (434,320)      (558,195)
    Purchase of insurance
      agencies                                     -              -              -       (655,858)      (225,000)
                                        ------------   ------------   ------------   ------------   ------------
        Net cash from
          investing activities            (6,902,643)   (10,965,694)   (23,012,859)   (16,449,154)    11,900,269

________________________________________________________________________________

                                  (Continued)

                         CHESTERFIELD FEDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------

                                       Four Months Ended                       Years Ended
                                          October 31,                           June 30,
                                  -------------------------    -----------------------------------------
                                       2000        1999           2000           1999          1998
                                       ----        ----           ----           ----          ----
                                         (Unaudited)
Cash flows from financing
 activities
  Net change in deposits          $ (7,530,221)  $   578,843   $  4,219,472   $  1,445,009   $ 1,415,233
  Net change in advance
   payments by borrowers
   for taxes and insurance          (1,358,501)    1,741,494         (3,375)          (879)       98,603
                                  ------------   -----------   ------------   ------------   -----------
    Net cash from
     financing activities            8,888,722     2,320,337      4,216,097      1,444,130     1,513,836
                                  ------------   -----------   ------------   ------------   -----------

Net change in cash and
 cash equivalents                  (13,753,432)   (7,278,472)   (16,469,812)   (12,789,311)   16,662,570

Beginning cash and
 cash equivalents                   66,954,703    83,424,515     83,424,515     96,213,826    79,551,256
                                  ------------   -----------   ------------   ------------   -----------

Ending cash and
 cash equivalents                 $ 53,201,271   $76,146,043   $ 66,954,703   $ 83,424,515   $96,213,826
                                  ============   ===========   ============   ============   ===========

Supplemental cash flow
 information:
  Interest paid                   $  3,322,684   $ 3,078,025   $ 10,683,738   $ 10,656,892   $11,296,332
  Income taxes paid                    300,000       250,000      1,740,000      1,062,029     1,428,712

Supplemental noncash
 disclosures:
  Due to/from broker for
   securities transactions        $          -   $(5,000,000)  $ (5,000,000)  $  5,000,000   $(5,000,000)

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements

                         CHESTERFIELD FEDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation:  The consolidated
----------------------------------------------------
financial statements include Chesterfield Federal Savings and Loan Association of Chicago ("the Association") and its wholly owned subsidiary, Chesterfield Insurance Services, LLC ("CIS"). Intercompany transactions and balances are eliminated in consolidation.

The Association provides financial services through its three full-service offices located on the southwest side of Chicago, Palos Hills, and Frankfort, Illinois. The Association is principally engaged in the business of attracting savings deposits from the general public and investing these funds to originate one-to-four-family residential real estate loans. Other financial instruments that potentially represent concentrations of credit risk include deposit accounts in other financial institutions. CIS sells commercial and personal lines of insurance, including mortgage, life, and disability insurance.

Use of Estimates:  To prepare financial statements in conformity with generally
----------------
accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

Cash Flows:  Cash and cash equivalents include cash, deposits with other
----------
financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Securities:  Securities are classified as held-to-maturity and carried at
----------
amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available-for-sale when they might be sold before maturity. Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost. Securities are written down to fair value when a decline in fair value is not temporary.

Loans:  Loans that management has the intent and ability to hold for the
-----
foreseeable future or until maturity or payoffs are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses. Loan origination fees, net of loan origination costs, are deferred and recognized as interest income over the contractual life of the loan using the interest method.

Loans are placed on nonaccrual or charged off if collection of principal and interest is doubtful. Interest accrued but not collected is reversed against interest income. Interest received is recognized on the cash basis or cost recovery method, until qualifying for return to accrual

--------------------------------------------------------------------------------

                                  (Continued)

                         CHESTERFIELD FEDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses:  The allowance for loan losses is established as
-------------------------
losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated quarterly based on management's periodic review of loan collectibility in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. The Association did not have any loans that were deemed impaired as of October 31, 2000 (unaudited) or June 30, 2000 or 1999.

Foreclosed Assets:  Assets acquired through or instead of loan foreclosure are
-----------------
initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment:  Land is carried at cost.  Premises and equipment are
----------------------
stated at cost less accumulated depreciation. Depreciation is computed over the assets useful lives using the straight-line method. The cost of leasehold improvements is amortized using the straight-line method over the term of the lease.

Intangibles:  Purchased intangibles, primarily goodwill and a non-compete
-----------
agreement related to CIS acquisitions, are recorded at cost and amortized over the estimated life. Goodwill amortization is straight-line over ten years, and the non-compete agreement is straight-line over seven years.

Long-Term Assets:  Premises and equipment and other long-term assets are
----------------
reviewed for impairment when events indicate that their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

Income Taxes:  Income tax expense is the total of the current year income tax
------------
due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax

--------------------------------------------------------------------------------

                                  (Continued)

                         CHESTERFIELD FEDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Financial Instruments:  Financial instruments include off-balance-sheet credit
---------------------
instruments, such as commitments to make loans and unused lines of credit, issued to meet customer-financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

New Accounting Pronouncements:  Beginning July 1, 2000, a new accounting
------------------------------
standard requires all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This pronouncement did not have any effect on the financial statements.

Loss Contingencies:  Loss contingencies, including claims and legal actions
------------------
arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the consolidated financial statements.

Restrictions on Cash:  The Association was required to have $446,000
---------------------
(unaudited), $487,000, and $429,000 of cash on hand to meet regulatory reserve requirements at October 31, 2000 and June 30, 2000 and 1999.

Fair Value of Financial Instruments:  Fair values of financial instruments are
-----------------------------------
estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications:  Some items in prior years' financial statements were
-----------------
reclassified to conform to the current presentation.

--------------------------------------------------------------------------------

                                  (Continued)

                         CHESTERFIELD FEDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES

Securities, all classified as held-to-maturity, were as follows:

                                                        Gross       Gross
                                         Amortized   Unrealized  Unrealized     Fair
                                           Cost        Gains       Losses       Value
                                        -----------  ----------  ----------  -----------
October 31, 2000 (Unaudited)
----------------------------
    U.S. federal agency                 $75,000,000  $   68,024  $  316,104  $74,751,920
    FHLMC mortgage-backed                 7,507,088      40,845       2,425    7,545,508
    Tax increment allocation note           490,386           -           -      490,386
                                        -----------  ----------  ----------  -----------

           Total                        $82,997,474  $  108,869  $  318,529  $82,787,814
                                        ===========  ==========  ==========  ===========

June 30, 2000
-------------
    U.S. federal agency                 $70,000,000  $        -  $1,039,008  $68,960,992
    FHLMC mortgage-backed                 3,196,384           -      17,079    3,179,305
    Tax increment allocation note           490,386           -           -      490,386
                                        -----------  ----------  ----------  -----------

           Total                        $73,686,770  $        -  $1,056,087  $72,630,683
                                        ===========  ==========  ==========  ===========

June 30, 1999
-------------
    U.S. federal agency                 $50,000,000  $        -  $  587,970  $49,412,030
    FHLMC mortgage-backed                 6,074,716           -      21,782    6,052,934
    Tax increment allocation note           496,155           -           -      496,155
                                        -----------  ----------  ----------  -----------

           Total                        $56,570,871  $        -  $  609,752  $55,961,119
                                        ===========  ==========  ==========  ===========

Contractual maturities of debt securities were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.


                                  October 31, 2000           June 30, 2000
                              ------------------------  ------------------------
                               Amortized      Fair       Amortized      Fair
                                 Cost         Value        Cost         Value
                              -----------  -----------  -----------  -----------
                                     (Unaudited)
Due in one year or less       $40,017,308  $39,692,905  $25,017,308  $24,726,541
Due from one to five years     35,111,539   35,187,862   45,111,539   44,363,298
Due from five to ten years        198,077      198,077      198,077      198,077
Due after ten years               163,462      163,462      163,462      163,462
Mortgage-backed                 7,507,088    7,545,508    3,196,384    3,179,305
                              -----------  -----------  -----------  -----------

  Total                       $82,997,474  $82,787,814  $73,686,770  $72,630,683
                              ===========  ===========  ===========  ===========

--------------------------------------------------------------------------------

                                  (Continued)

                         CHESTERFIELD FEDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

A security was pledged to a depositor at June 30, 2000 and October 31, 2000 (unaudited) with a carrying amount of $1,000,000.

At October 31, 2000 (unaudited) and year end 2000 and 1999, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of retained income.

NOTE 3 - LOANS

Loans were as follows:

                                                     October 31,             June 30,
                                                                    --------------------------
                                                         2000           2000          1999
                                                     ------------   ------------  ------------
                                                     (Unaudited)
       Mortgage loans                                $142,872,710   $145,813,058  $146,409,227
       Home equity loans                               10,720,169     11,002,422    11,412,859
       Consumer                                         3,305,502      3,003,060     2,612,543
                                                     ------------   ------------  ------------
          Subtotal                                    156,898,381    159,818,540   160,434,629
       Less: Allowance for loan losses                  1,528,479      1,508,020     1,432,360
             Net deferred loan fees                       519,941        554,264       662,875
             Undisbursed loan funds                        78,000        480,000     1,422,257
                                                     ------------   ------------  ------------

          Loans, net                                 $154,771,961   $157,276,256  $156,917,137
                                                     ============   ============  ============

The Association's lending activities have concentrated primarily on the southwest side of Chicago, Illinois in the Association's immediate geographic area. The largest portion of the Association's loans are originated for the purpose of enabling borrowers to purchase residential real estate property secured by first liens on such property and generally maintain loan-to-value ratios of greater than 80%. At October 31, 2000 (unaudited) and June 30, 2000, approximately 88% of the Association's mortgage loans were secured by owner-occupied, one-to-four-family residential property.

--------------------------------------------------------------------------------

                                  (Continued)

                         CHESTERFIELD FEDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

Activity in the allowance for loan losses for the year was as follows.

                                           Four Months Ended                    Years Ended
                                              October 31,                         June 30,
                                        -----------------------    -------------------------------------
                                           2000         1999          2000          1999         1998
                                        ----------   ----------    ----------    ----------   ----------
                                              (Unaudited)
     Beginning balance                  $1,508,020   $1,432,360    $1,432,360    $1,283,525   $1,087,142
     Provision for loan losses              26,000       40,000        83,000       150,000      202,000
     Loans charged-off                      (5,541)      (3,228)       (7,340)       (1,165)      (5,617)
     Recoveries                                  -            -             -             -            -
                                        ----------   ----------    ----------    ----------   ----------

     Ending balance                     $1,528,479   $1,469,132    $1,508,020    $1,432,360   $1,283,525
                                        ==========   ==========    ==========    ==========   ==========

Nonperforming loans were as follows.

                                                                   October 31,    June 30,     June 30,
                                                                      2000          2000         1999
                                                                   ----------    ----------   ----------
                                                                   (Unaudited)
     Loans past due over 90 days still on accrual                  $        -    $        -   $        -
     Nonaccrual loans                                                   3,394        12,921       90,076

Nonperforming loans includes all smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment.

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment were as follows.

                                               October 31,         June 30,
                                                            ----------------------
                                                  2000         2000       1999
                                               ----------   ----------  ----------
                                               (Unaudited)
     Land                                      $  559,163   $  559,163  $  559,163
     Buildings                                  4,217,571    4,217,571   3,860,204
     Leasehold improvements                       296,354      296,354     296,354
     Parking lot improvements                      86,235       86,235      81,303
     Furniture, fixtures, and equipment         2,799,362    2,754,171   2,638,326
                                               ----------   ----------  ----------
                                                7,958,685    7,913,494   7,435,350
     Less accumulated depreciation and
        amortization                            5,292,465    5,143,755   4,712,107
                                               ----------   ----------  ----------

                                               $2,666,220   $2,769,739  $2,723,243
                                               ==========   ==========  ==========

--------------------------------------------------------------------------------

                                  (Continued)

                         CHESTERFIELD FEDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________


NOTE 4 - PREMISES AND EQUIPMENT (Continued)

Rent commitments under a noncancelable operating lease of premises as of June 30, 2000 were as follows, before considering renewal options that generally are present.

               2001           $   93,456
               2002              100,536
               2003              104,076
               2004              104,076
               2005              112,749
               Thereafter        130,095
                              ----------

                              $  644,988
                              ==========

NOTE 5 - INTANGIBLE ASSETS

CIS has acquired the customer lists, expirations files, customer account records, goodwill, going-concern value, and other intangible assets of various insurance agencies. These acquisitions were all accounted for using the purchase method of accounting and resulted in goodwill being recorded, which is being amortized on a straight-line basis over ten years.

In addition to the goodwill recorded related to the purchase of one of the insurance agencies, a $105,000 intangible was recorded relating to a noncompete agreement with the owner, which is being amortized over seven years.

Goodwill of $740,000 is reported net of accumulated amortization of $153,000 (unaudited), $128,000, and $38,000 at October 31, 2000 and June 30, 2000, and
June 30, 1999. These intangible assets are included in accrued interest receivable and other assets in the consolidated balance sheet.


NOTE 6 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows.

                              October 31,      June 30,        June 30,
                                 2000           2000            1999
                                 ----           ----            ----
                              (Unaudited)

  Investment securities      $  1,162,769   $  1,140,287  $    670,923
  Loans receivable                142,902        142,899       122,622
  Other                            10,000         29,908        24,990
                             ------------   ------------  ------------
                             $  1,315,671   $  1,313,094  $    818,535
                             ============   ============  ============

________________________________________________________________________________

                                  (Continued)

                         CHESTERFIELD FEDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________________________


NOTE 7 - DEPOSITS

Deposits were as follows.
                             October 31,      ------June 30,------
                                                    -------
                                2000           2000          1999
                                -----          ----          ----
                              (Unaudited)

  Passbook savings          $  54,332,465  $  56,760,296 $  58,258,127
  NOW accounts                 22,271,643     23,262,611    21,705,303
  Money market accounts         8,926,090     10,185,482    10,002,321
  Time deposits               170,289,569    173,141,599   169,164,765
                            -------------  ------------- -------------

                            $ 255,819,767  $ 263,349,988 $ 259,130,516
                            =============  ============= =============

Time deposits of $100,000 or more were $45,464,000 (unaudited), $44,901,000, and $43,352,000 at October 31, 2000 and June 30, 2000 and 1999.

Scheduled maturities of time deposits were as follows.
                                                       October 31,     June 30,
                                                          2000          2000
                                                          ----          ----
                                                       (Unaudited)

 2001                                                $ 143,711,553 $ 144,250,222
 2002                                                   12,814,974    13,931,597
 2003                                                    9,583,902     9,335,984
 2004                                                    1,818,870     2,906,511
 2005                                                    2,360,270     2,691,780
 Thereafter                                                      -        25,505
                                                     ------------- -------------

                                                     $ 170,289,569 $ 173,141,599
                                                     ============= =============

Deposits from principal officers, directors, and their affiliates as of October 31 and June 30, 2000 were approximately $1,152,000 (unaudited) and $1,251,000.


NOTE 8 - RETIREMENT PLAN AND OTHER BENEFIT PLANS

The Association has a self-administered Employee Retirement Plan, which covers substantially all employees with one or more years of service. The Association's obligations under the Plan are limited to annual contributions based upon each employee's compensation.

The Association has a Supplemental Benefit Plan for Inside Directors. The Plan is unfunded and provides for fixed amounts plus interest to be credited to participants' accounts over five years, with amounts fully vested at the time they are credited. A participant is entitled to

________________________________________________________________________________

                                  (Continued)

                         CHESTERFIELD FEDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 8 - RETIREMENT PLAN AND OTHER BENEFIT PLANS (Continued)

benefit payments upon their separation from service, as defined. Benefits accrued were $941,000 (unaudited), $887,000, and $734,000 at October 31, 2000 and June 30, 2000 and 1999.

The Association has a Retirement Benefit Plan for Outside Directors. The Plan is unfunded and provides for fixed monthly payments over ten years. A participant is vested upon completion of four years of continuous service, and payments begin upon termination of service with the Board of Directors. Benefits accrued were $281,000 (unaudited), $246,000, and $153,000 at October 31, 2000 and June
30, 2000 and 1999.

The following schedule summarizes expenses recorded related to benefit plans:


                                     Four Months Ended                Years Ended
                                   ------October 31,----     -----------June 30,----------------
                                         -----------                    --------
                                    2000         1999             2000         1999      1998
                                    ----         ----             ----         ----      ----
                                       (Unaudited)
    Employee retirement
      plan                         $121,826     $100,715         $326,286     $280,191  $284,498
    Supplemental Benefit
      Plan for Inside Directors      54,445       50,903          152,708      355,313   354,628
    Retirement Benefit Plan
      for Outside Directors          34,981       30,904           92,713       81,365    71,609
                                   --------     --------         --------     --------  --------

    Total expense                  $211,252     $182,522         $571,707     $716,869  $710,735
                                   ========     ========         ========     ========  ========

Certain members of the Board of Directors have deferred some of their fees in consideration for future payments, including interest. Amounts deferred were approximately $1,755,000 (unaudited), $1,686,000, and $1,592,000 as of October 31, 2000 and June 30, 2000 and 1999.


NOTE 9 - INCOME TAXES

Income tax expense (benefit) was as follows.

                                      Four Months Ended               Years Ended
                                   ------October 31,----     -----------June 30,------------------
                                         -----------                    --------
                                    2000         1999             2000         1999      1998
                                    ----         ----             ----         ----      ----
                                       (Unaudited)
 Current                           $ 575,094   $ 529,936     $1,712,809    $1,073,293   $1,554,444
 Deferred                           (103,194)   (120,636)      (391,908)     (154,191)    (443,374)
                                   ---------   ---------     ----------    ----------   ----------

   Total                           $ 471,900   $ 409,300     $1,320,901    $  919,102   $1,111,070
                                   =========   =========     ==========    ==========   ==========


--------------------------------------------------------------------------------

                                  (Continued)

                         CHESTERFIELD FEDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

Effective tax rates differ from the federal statutory rate of 34% applied to financial statement income due to the following.

                                    Four Months Ended                   Years Ended
                                 ------October 31,----     ---------------June 30,--------------
                                       -----------                        --------
                                    2000         1999             2000      1999      1998
                                    ----         ----             ----      ----      ----
                                       (Unaudited)
 Federal statutory rate
  times income before
  income taxes                     $468,969   $397,469     $1,242,489   $   876,223   $1,054,838
 Effect of:
   Nondeductible life
    insurance premiums                  773      2,567          2,318         7,703        5,903
   State taxes, net of
    federal benefit                  (4,005)     6,347         22,930             -            -
   Other, net                         6,163      2,917         53,164        35,176       50,329
                                   --------   --------     ----------   -----------   ----------

     Total                         $471,900   $409,300     $1,320,901   $   919,102   $1,111,070
                                   ========   ========     ==========   ===========   ==========

Year-end deferred tax assets and liabilities were due to the following.

                                                        October 31,  ---------June 30,------
                                                                              --------
                                                           2000          2000         1999
                                                           ----          ----         ----
                                                        (Unaudited)
 Deferred tax assets:
   Allowance for loan losses                            $  592,132   $   584,207   $   487,002
   Deferred loan fees                                      172,289       182,314       190,555
   Deferred director fees                                  613,430       613,430       508,375
   Inside director nonqualified retirement plan            364,633       343,540       249,587
   Outside director nonqualified retirement plan           108,836        95,284        52,103
   Other                                                    26,479        22,867        12,430
                                                        ----------   -----------   -----------

     Total                                              $1,877,799   $ 1,841,642   $ 1,500,052
                                                        ==========   ===========   ===========



--------------------------------------------------------------------------------

                                  (Continued)

                         CHESTERFIELD FEDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

                                                       October 31,   -------June 30,-----
                                                                            --------
                                                          2000          2000         1999
                                                          ----          ----         ----
                                                       (Unaudited)
 Deferred tax liabilities:
   Loan loss reserve recapture                         $ (278,135)   $ (320,925)  $ (394,322)
   Depreciation                                           (67,630)      (65,112)     (57,145)
   FHLB stock dividend                                   (127,469)     (127,469)     (92,969)
   Post 1994 loan fees                                   (291,391)     (309,599)    (319,745)
   Accrued FHLB dividends                                  (3,874)      (11,272)      (8,487)
   Prepaid FDIC premiums                                        -             -      (12,668)
   Prepaid insurance                                      (15,803)       (8,055)     (27,678)
   Prepaid service contracts                              (22,114)      (33,736)     (18,409)
   Other                                                  (57,408)      (54,693)     (49,756)
                                                       ----------    ----------   ----------

     Total                                             $ (863,824)   $ (930,861)  $ (981,179)
                                                       ==========    ==========   ==========

     Net deferred income tax assets                    $1,013,975    $  910,781   $  518,873
                                                       ==========    ==========   ==========

No valuation allowance for deferred tax assets was necessary as of October 31, 2000 (unaudited) and June 30, 2000 and 1999.

Federal income tax laws provided additional bad debt deductions through 1987, totaling $6,700,000. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $2,300,000 at October 31, 2000 (unaudited) and June 30, 2000. If the Bank were liquidated or otherwise ceased to be a bank or if tax laws were to change, this amount would be charged to earnings.


NOTE 10 - REGULATORY MATTERS

The Association is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.
--------------------------------------------------------------------------------

                                  (Continued)

                         CHESTERFIELD FEDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 10 - REGULATORY MATTERS (Continued)

Actual and required capital amounts (in thousands) and ratios are presented below.

                                                                               To Be Well
                                                                             Capitalized Under
                                                        For Capital         Prompt Corrective
                                           Actual    Adequacy Purposes      Action Provisions
                                           -------   ------------------     ------------------
                                      Amount   Ratio    Amount    Ratio      Amount    Ratio
                                      ------   -----    ------    -----     -------    -----
October 31, 2000  (Unaudited)
-----------------------------
    Total Capital to risk-
      weighted assets                 $36,617   29.39%   $ 9,966      8.0%    $12,458    10.0%
    Tier 1 (Core) Capital to risk-
      weighted assets                  35,162   28.23      4,983      4.0       7,475     6.0
    Tier 1 (Core) Capital to
      adjusted assets                  35,162   11.79     11,934      4.0      14,918     5.0
June 30, 2000
-------------
    Total Capital to risk-
      weighted assets                  35,747   28.34     10,095      8.0      12,619    10.0
    Tier 1 Capital to risk-
      weighted assets                  34,224   27.13      5,047      4.0       7,571     6.0
    Tier 1 Capital to
      adjusted assets                  34,224   11.22     12,209      4.0      15,261     5.0
June 30, 1999
-------------
    Total Capital to risk-
      weighted assets                  33,007   26.06     10,131      8.0      12,664    10.0
    Tier 1 (Core) Capital to risk-
      weighted assets                  31,595   24.95      5,066      4.0       7,598     6.0
    Tier 1 (Core) Capital to
      adjusted assets                  31,595   10.42     12,122      4.0      15,154     5.0

As of October 31, 2000 (unaudited) and June 30, 2000, the most recent notification from regulatory authorities categorized the Association as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

The following is a reconciliation of the Association's equity under generally accepted accounting principles (GAAP) to regulatory capital as of June 30, 2000:


                                                                  (In thousands)
                                                                  --------------

  GAAP equity                                                           $35,155
  Disallowed intangible assets                                             (704)
  Nonqualifying equity instruments                                         (227)
                                                                        -------
     Tier I capital                                                      34,224
  Other equity instruments                                                  227
  General regulatory loan loss reserves                                   1,296
                                                                        -------


--------------------------------------------------------------------------------

                                  (Continued)

                         CHESTERFIELD FEDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 11 - OFF-BALANCE-SHEET ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows.

                         October 31, 2000           June 30, 2000            June 30, 1999
                         ----------------           -------------            -------------
                     (Unaudited)
                        Fixed      Variable      Fixed      Variable      Fixed      Variable
                        Rate         Rate         Rate        Rate         Rate        Rate
                        ----         -----        ----        ----         ----        -----
  Commitments
    to make loans    $3,435,200   $    37,000  $2,225,100  $   356,800  $4,461,300  $   271,000
  Unused lines
    of credit                 -    15,578,974           -   16,533,095           -   17,743,135

Commitments to make loans are generally made for periods of 60 days or less. As of October 31, 2000 (unaudited), fixed rate loan commitments had interest rates ranging from 7.25% to 8.70% and maturities ranging from 7 years to 30 years. As of June 30, 2000 fixed rate loan commitments had interest rates ranging from 7.65% to 8.45% and maturities ranging from 10 years to 30 years. As of June 30, 1999, fixed rate loan commitments had interest rates ranging from 6.00% to 7.50% and maturities ranging from 7 years to 30 years.

--------------------------------------------------------------------------------

                                  (Continued)

                         CHESTERFIELD FEDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows.

                               October 31, 2000              June 30, 2000                June 30, 1999
                         ---------------------------  ---------------------------  ---------------------------
                                 (Unaudited)
                           Carrying        Fair         Carrying        Fair         Carrying        Fair
                             Value         Value         Amount         Value         Amount         Value
                         -------------  ------------  -------------  ------------  -------------  ------------
Financial assets
   Cash and cash
     equivalents         $ 53,201,271   $ 53,201,271   $ 66,954,703  $ 66,954,703   $ 83,424,515  $ 83,424,515
   Securities held-
     to-maturity           82,997,474     82,787,814     73,686,770    72,630,683     56,570,871    55,961,119
   Loans, net             154,771,961    153,834,025    157,276,256   155,429,230    156,917,137   160,109,378
   Federal Home
     Loan Bank stock        1,670,000      1,670,000      1,609,800     1,609,800      1,540,300     1,540,300
   Accrued interest
     receivable             1,315,671      1,315,671      1,313,094     1,313,094        818,535       818,535
Financial liabilities
   Deposits               255,819,767    254,947,677    263,349,988   261,840,993    259,130,516   259,554,727
   Accrued interest
     payable                  788,646        788,646        371,429       371,429        309,046       309,046

The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, deposits with no maturities, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes and, if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements and are not deemed material.

While these estimates of fair value are based on management's judgment of the most appropriate factors as of the balance sheet date, there is no assurance that the estimated fair values would have been realized if the assets were disposed of or the liabilities settled at that date, since market values may differ depending on various circumstances. The estimated fair values would also not apply to subsequent dates.

In addition, other assets and liabilities that are not financial instruments, such as premises and equipment, are not included in the above disclosures. Also, non-financial instruments typically not recognized on the balance sheet may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposits, the trained workforce, customer goodwill, and similar items.
-------------------------------------------------------------------------------
                                  (Continued)

                         CHESTERFIELD FEDERAL SAVINGS
                        AND LOAN ASSOCIATION OF CHICAGO
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 13 - ADOPTION OF PLAN OF CONVERSION

On October 17, 2000, the Board of Directors of the Association adopted a Plan of Conversion to convert from a federal mutual savings bank to a federal stock savings bank with the concurrent formation of a holding company. The conversion will be accomplished through the amendment of the Association's charter and the sale of the proposed holding company's common stock in an amount equal to the consolidated pro forma market value of the holding company and the Association after giving effect to the conversion. A subscription offering of the shares of common stock will be offered initially to the Association's eligible deposit account holders, then to other members of the Association. Any shares of the holding company's common stock not sold in the subscription offering will be offered for sale to the general public, giving preference to the Association's market area.

At the time of conversion, the Association will establish a liquidation account in an amount equal to its total net worth as of the latest statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Association after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account.
In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.

Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. At October 31, 2000 (unaudited), $5,000 has been deferred.

-------------------------------------------------------------------------------

================================================================================

 You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. If the laws of your state or other jurisdiction prohibit us from offering our common stock to you, then this prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of our common stock. Neither the delivery of this prospectus nor any sale hereunder shall imply that there has been no change in our affairs since any of the dates as of which information is furnished herein since the dare hereof.



                             Our Table of Contents
                        is located on the inside of the
                       front cover page of this document.



     Until _________, 2001 or 90 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in our common stock may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.


                               3,565,000 Shares
                             (Anticipated Maximum)
                (Subject to Increase to Up to 4,099,750 Shares)



                          Chesterfield Financial Corp.

                         (Proposed Holding Company for
                         Chesterfield Federal and Loan
                            Association of Chicago)


                                  COMMON STOCK

                             ---------------------
                                   PROSPECTUS
                             ---------------------







                               Trident Securities
                    A Division of McDonald Investments, Inc.

                                 March __, 2001

================================================================================

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution
                                                                      Amount
                                                                      ------
     *   Legal Fees and Expenses............................       $  120,000
     *   Printing, Postage, Mailing and EDGAR...............          175,000
     *   Appraisal and Business Plan Fees and Expenses......           39,000
     *   Blue Sky Fees and Expenses.........................            5,000
     *   Accounting Fees and Expenses.......................          120,000
     *   Conversion Data Processing.........................           12,500
     **  Marketing Agent Fees and Expenses..................          500,000
     *   Marketing Agent Counsel Fees.......................           40,000
     *   Filing Fees (NASD, OTS and SEC)....................           30,000
     *   Nasdaq Listing Fees................................           55,000
     *   Other Expenses.....................................           53,000
                                                                   ----------
     *   Total..............................................       $1,150,000
                                                                   ==========
---------------
*    Estimated
** Chesterfield Federal Savings and Loan Association of Chicago and Chesterfield Financial Corp. have retained Trident Securities ("Trident") to assist in the sale of common stock on a best efforts basis in the Subscription and Community Offerings. For purposes of computing estimated expenses, it has been assumed that Trident will receive fees of approximately $500,000, exclusive of expenses (including attorneys' fees) of $50,000.

Item 14.  Indemnification of Directors and Officers

Indemnification of Directors and Officers of Chesterfield Financial Corp.

     Article NINTH of the Certificate of Incorporation of Chesterfield Financial Corp. (the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

     NINTH:
     -----

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article NINTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article NINTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article NINTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

Item 15.  Recent Sales of Unregistered Securities.     Not Applicable.

Item 16.  Exhibits and Financial Statement Schedules:

     The exhibits and financial statement schedules filed as part of this registration statement are as follows:

          (a)  List of Exhibits

1.1  Engagement Letter between Chesterfield Financial Corp. and Trident
     Securities

1.2 Form of Agency Agreement among Chesterfield Financial Corp, Chesterfield Federal Savings and Loan Association of Chicago and Trident Securities*

2    Plan of Conversion and Reorganization

3.1  Certificate of Incorporation of Chesterfield Financial Corp.

3.2  Bylaws of Chesterfield Financial Corp.

4    Form of Common Stock Certificate of Chesterfield Financial Corp.

5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered

8.1  Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.*

8.2  State Tax Opinion of Crowe, Chizek and Company LLP*

8.3  Letter from FinPro, Inc. with respect to Subscription Rights

10.1 Form of Employment Agreement*

10.2 Form of Severance Agreement*

16   Letter Regarding Certified Public Accountants

21   Subsidiaries of the Registrant

23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in opinion filed as Exhibit 5)

23.2 Consent of Crowe, Chizek and Company LLP

23.3   Consent of Ernst & Young, LLP

23.4 Consent of FinPro, Inc.

24   Power of Attorney (set forth on Signature Page)

99.1 Appraisal and Business Plan Agreement between Chesterfield Financial Corp. and FinPro, Inc.

99.2 Appraisal Report of FinPro, Inc.**

99.3 Marketing Materials

99.4 Order and Acknowledgment Form*

99.5 Proxy Statement

99.6 Prospectus Supplement*

____________________________
*    To be filed supplementally or by amendment.

** To be filed supplementally or by amendment; supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.

          (b)  Financial Statement Schedules

          No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.  Undertakings

          The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois on January 16, 2001.

                                    CHESTERFIELD FINANCIAL CORP.


                              By:   \s\ Michael E. DeHaan
                                    ---------------------
                                    Michael E. DeHaan
                                    President and Chief Executive Officer
                                    (Duly Authorized Representative)

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Chesterfield Financial Corp. (the "Company") hereby severally constitute and appoint Michael E. DeHaan as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Michael E. DeHaan may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Michael E. DeHaan shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated.


Signatures                    Title                             Date
----------                    -----                             ----


\s\ Michael E. DeHaan         President, Chief Executive        January 16, 2001
------------------------      Officer and Director (Principal
Michael E. DeHaan             Executive Officer)



\s\ Karen M. Wirth            Treasurer                         January 16, 2001
------------------------      (Principal Financial and
Karen M. Wirth                Accounting Officer)



\s\ C. C. DeHaan              Director                          January 16, 2001
------------------------
C. C. DeHaan


\s\ Robert T. Mangan          Director                          January 16, 2001
------------------------
Robert T. Mangan

\s\ David M. Steadman         Director                          January 16, 2001
------------------------
David M. Steadman


                              Vice President, Secretary and     January 16, 2001
\s\ Richard E. Urchell        Director
------------------------
Richard E. Urchell


\s\ Donald D. Walters          Director                         January 16, 2001
------------------------
Donald D. Walters

    As filed with the Securities and Exchange Commission on January 18, 2001
                                                           Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                               ---------------


                                   EXHIBITS
                                      TO
                            REGISTRATION STATEMENT
                                      ON
                                   FORM S-1


                               ---------------






                         CHESTERFIELD FINANCIAL CORP.




================================================================================

                                 EXHIBIT INDEX
                                 =============

1.1    Engagement Letter between Chesterfield Financial Corp. and Trident
       Securities

1.2 Form of Agency Agreement among Chesterfield Financial Corp, Chesterfield Federal Savings and Loan Association of Chicago and Trident Securities*

2      Plan of Conversion and Reorganization

3.1    Certificate of Incorporation of Chesterfield Financial Corp.

3.2    Bylaws of Chesterfield Financial Corp.

4      Form of Common Stock Certificate of Chesterfield Financial Corp.

5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered

8.1    Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.*

8.2    State Tax Opinion of Crowe, Chizek and Company LLP*

8.3    Letter from FinPro, Inc. with respect to Subscription Rights

10.1   Form of Employment Agreement*

10.2   Form of Severance Agreement*

16     Letter Regarding Certified Public Accountants

21     Subsidiaries of the Registrant

23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in opinion filed as Exhibit 5)

23.2   Consent of Crowe, Chizek and Company LLP

23.3   Consent of Ernst & Young, LLP

23.4   Consent of FinPro, Inc.

24     Power of Attorney (set forth on Signature Page)

99.1 Appraisal and Business Plan Agreement between Chesterfield Financial Corp. and FinPro, Inc.

99.2   Appraisal Report of FinPro, Inc.**

99.3   Marketing Materials

99.4   Order and Acknowledgment Form*

99.5   Proxy Statement

99.6   Prospectus Supplement*

       ____________________
*      To be filed supplementally or by amendment.
** To be filed supplementally or by amendment; supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.